UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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RENAISSANCERE HOLDINGS LTD.

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LETTER TO OUR SHAREHOLDERS

In 2018, we celebrated the 25th anniversary of RenaissanceRe Holdings Ltd.’s founding, and continued to work diligently towards developing new ways of creating value for clients, brokers and shareholders, while aligning these efforts with long-term shareholder value and responsible risk management. Our results in 2018 benefited from solid underwriting, smart portfolio construction and decades of experience.

In another active year for natural catastrophes around the world, our strong financial performance was the result of solid execution, continued investment in strategic imperatives and the application of our gross-to-net strategy and integrated system. Despite the severe industrywide catastrophic losses, in 2018 our book value per common share increased by 4.4%, our tangible book value per common share plus change in accumulated dividends increased by 6.4%, our return on average common equity was 4.7% and our operating return on average common equity was 8.8%. In addition, we reported an operating profit for every quarter of 2018. We were gratified to see that the investments we have made over time to deploy new and enhanced risk management tools and execute our “gross-to-net” strategy bore fruit in 2018, benefiting shareholders and business partners alike.

One of our most significant strategic achievements for 2018 was our agreement to acquire Tokio Marine’s reinsurance business, Tokio Millennium Re. The transaction accelerates our strategy and enhances our global reinsurance leadership, product offerings and access to attractive risk. Taken together with our organic growth initiatives, we have more resources, broader capabilities and a larger global footprint than ever before. Our entire team, including the colleagues we have just welcomed to the RenaissanceRe organization, is committed to delivering the best underwriting and risk management solutions in the business while delivering superior long-term shareholder returns.

Over the previous five years, we more than doubled our gross premiums written, while growing shareholders equity by approximately 30% and holding the sum of operational and corporate expenses approximately flat. We have achieved this by working diligently on your behalf to increase the operating efficiency of our business to what we believe to be industry leading levels, while executing our strategy across our platforms. We plan to continue to focus on enhancing our operational and capital leverage as we integrate Tokio Millennium Re and pursue our organic growth initiatives.

We believe the compensation realized by our executives with respect to 2018 reflects our pay-for-performance philosophy and our goal of designing competitive and fair compensation packages that align the interests of our executives and employees with those of our shareholders. We are proud of our ability to consistently demonstrate that we are good stewards of our shareholders’ capital.

Thank you for your continued support.

April 2, 2019

Sincerely, James L. Gibbons Non-Executive Chair of the Board of Directors	Kevin J. O’Donnell President and Chief Executive Officer

RenaissanceRe Holdings Ltd. Renaissance House 12 Crow Lane Pembroke HM 19, Bermuda Phone +1 (441) 295-4513 www.renre.com

NOTICE OF ANNUAL GENERAL

MEETING OF SHAREHOLDERS

Meeting Agenda:
Date: Time: Place: Record Date:	Wednesday, May 15, 2019 8:30 a.m. Atlantic Time Renaissance House 12 Crow Lane Pembroke HM 19 Bermuda March 13, 2019

◾  Elect four Class III director nominees

◾  Advisory vote on executive compensation

◾  Approve the appointment of our independent registered public accounting firm for fiscal 2019 and the referral of the auditor’s remuneration to the Board of Directors

◾  Any other business that properly comes before the meeting

Please Vote Your Shares	By Telephone	By Internet	By Mail	By Tablet or Smartphone

We encourage shareholders to vote promptly, as this will save the expense of additional proxy solicitation. You may vote in the following ways:	In the United States or Canada you can vote your shares by calling 1-800-690-6903.	You can vote your shares online at www.proxyvote.com. You will need the 12-digit control number on the Notice of Internet Availability or proxy card.	You can vote by mail by marking, dating and signing your proxy card or voting instruction form and returning it in the postage-paid envelope provided.	You can vote your shares online with your tablet or smartphone by scanning the QR code above.

Important Notice of Internet Availability of Proxy Materials

This Notice of Annual General Meeting of Shareholders and related proxy materials are being distributed or made available to shareholders beginning on or about April 2, 2019. This includes instructions on how to access these materials (including our proxy statement and 2018 annual report to shareholders) online.

By Order of the Board of Directors, Stephen H. Weinstein Corporate Secretary

Page

Proxy Summary	1

General Information	4

Proposal 1: Election of Directors	7

Corporate Governance	10

Certain Relationships and Related Transactions	19

Director Compensation	21

Executive Officers	23

Executive Compensation	24

Compensation Discussion and Analysis	24
Compensation Committee Report	40
Summary Compensation Table	41
All Other Compensation Table	42
Grants of Plan-Based Awards Table	43
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table	44
Option Exercises and Stock Vested Table	45
Outstanding Equity Awards at Fiscal Year-End Table	45
Pay Ratio Disclosure	47
Equity Compensation Plan Information	48
Potential Payments Upon Termination or Change in Control	48

Proposal 2: Advisory Vote on Named Executive Officer Compensation	53

Security Ownership	54

Security Ownership of Certain Beneficial Owners and Management	54
Section 16(a) Beneficial Ownership Reporting Compliance	56

Audit Committee Report	57

Proposal 3: Approval of the Appointment of Independent Registered Public Accounting Firm and Referral of the Determination of the Auditor’s Remuneration to the Board of Directors	58

Additional Information	59

Appendix A: Reconciliation of Non-GAAP Financial Measures	A-1

PROXY SUMMARY

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider and you should read the entire proxy statement carefully before voting.

2019 Annual General Meeting of Shareholders

Date and Time May 15, 2019, 8:30 a.m. Atlantic Time	Place Renaissance House, 12 Crow Lane, Pembroke HM 19, Bermuda
Record Date March 13, 2019	Voting Eligibility Owners of our common shares as of the record date are entitled to vote on all matters

Voting Items and Board Recommendations

Item	Proposal	Board Vote Recommendation	Page Reference (for more detail)

1.	Election of four Class III director nominees	FOR each nominee	7

2.	Advisory vote on the compensation of our named executive officers	FOR	53

3.	Approval of the appointment of Ernst & Young Ltd. as our independent registered public accounting firm for the 2019 fiscal year and the referral of the auditor’s remuneration to the Board of Directors	FOR	58

Corporate Governance Highlights

The Board is elected by the shareholders to oversee management and to assure that the long-term interests of the shareholders are being served.

•	10 of our 11 current directors are independent (all except the Chief Executive Officer)

•	Independent Audit, Compensation and Corporate Governance, and Investment and Risk Management Committees

•	Independent Non-Executive Chair of the Board

•	The average tenure of our continuing directors and director nominees is approximately 7 years

•	4 of our 11 current directors and director nominees are women

•	Majority vote standard for uncontested director elections

•	Meaningful share ownership guidelines for all directors and named executive officers
•	No-hedging, no-pledging and insider trading policies

•	Board oversight of enterprise-wide risk management

•	Active stakeholder engagement

•	Rigorous director evaluation and selection criteria, which encourage diversity

•	Robust Code of Ethics and Conduct for all directors and employees

•	Commitment to leadership in environmental sustainability, climate change and risk mitigation

•	Long-standing dedication to community engagement and charitable giving

Proxy Statement 1

PROXY SUMMARY—CONTINUED

Strategic, Financial and Operational Highlights

When reviewing the performance and considering the compensation of our named executive officers, the Compensation and Corporate Governance Committee considers our strategic, operating and financial performance over both the short and long term. We believe that in 2018 we benefited from strong execution of a consistent long-term strategy and that the investments we made in prior years supported our efforts to exceed our clients’ expectations and deliver superior financial results. Highlights of our strategic, financial and operational performance in 2018 and over the last few years are outlined below.

Strong Strategic Plan Performance. We performed very well against our strategic plan in 2018, strengthening our client relationships, executing on our gross-to-net strategy and providing innovative new options to match capital with risk. In particular, we successfully pursued attractive growth opportunities, culminating in our disciplined and successful bid, in October 2018, to acquire Tokio Millennium Re (“TMR”) in a transaction that we believe will result in long-term financial value for our shareholders and accelerate our strategy by providing greater market penetration, increasing our access to risk and enhancing our ability to offer more comprehensive solutions to a larger number of customers. We believe that our planning and efforts relating to strategic, analytical, due diligence, structuring, talent and client retention, negotiation, financial planning and integration efforts associated with our acquisition of TMR were strong. In 2018, we made significant progress on obtaining the approvals necessary to close the transaction, preparing to fund the acquisition while maintaining our capital and liquidity at strong levels, and planning and preparing for the integration of TMR’s business and operations.

Strong Financial Performance. Despite multiple catastrophic events impacting the markets we serve in 2018, for the year ended December 31, 2018, we generated net income available to RenaissanceRe common shareholders of $197.3 million and operating income available to RenaissanceRe common shareholders of $366.6 million; return on average common equity of 4.7% and operating return on average common equity of 8.8%; increases in book value per common share of 4.4% and growth in tangible book value per common share plus the change in accumulated dividends of 6.4%1; a combined ratio, the sum of our loss ratio and underwriting expense ratio, of 87.6%; and total shareholder return of 7.5%. We ended the year with $5.0 billion of total shareholders’ equity, which does not include the capital we manage on behalf of private investors. Our long-term financial performance has also been strong. Over the previous five years, we more than doubled our gross premiums written, while growing shareholders equity by approximately 30% and holding the sum of operational and corporate expenses approximately flat.

Underwriting Accomplishments. Our gross premiums written grew 18.3% in 2018 as we continued to strengthen our customer relationships and helped our clients respond to the catastrophic loss events, even in a challenging market. Our focus on serving our clients with unique coverages positions us to pursue bespoke or large solutions for clients which we expect to be non-recurring. In 2018 these transactions contributed to our growth in gross premiums written and net income. In addition, we continued to see the long-term benefits of our gross-to-net strategy, ceding approximately 70% of the gross losses from the loss events in 2018. Moreover, continued investment in enhanced risk selection, risk management and reporting tools helped us structure a portfolio in 2018 that, when tested by significant catastrophic events impacting both our reportable segments, yielded strong net returns.

Capital Management. In 2018, we maintained our capital and liquidity positions and our financial strength and claims-paying ratings, and increased the quarterly dividend on our common shares for the 23rd consecutive year. We issued $250 million of our common shares to State Farm Mutual Automobile Insurance Company in a private placement and $250 million of our 5.75% Series F Preference Shares, doubled the size of our revolving credit facility to $500 million, and raised in excess of $1.3 billion from third parties in our various managed vehicles. Taken together, these actions reduced our cost of capital and prepared us to fund the acquisition of TMR and meet all of our funding and liquidity needs.

Strong Operational Performance. We also performed well operationally, coordinating across functions to ensure we will be able to effect a smooth integration of TMR, maintain levels of capital adequacy and liquidity in compliance with various laws and regulations, support rating agency capital requirements, pay valid claims quickly, refine our investment portfolio to reflect our larger, more diversified organization, enhance our underwriting and risk management tools and be adequately capitalized to pursue business opportunities as they arise.

[1]

Operating income available to RenaissanceRe common shareholders, operating return on average common equity, and tangible book value per common share plus accumulated dividends are non-GAAP financial measures. A reconciliation of non-GAAP financial measures is included in Appendix A to this proxy statement.

2	Proxy Statement

PROXY SUMMARY—CONTINUED

Compensation Highlights

What We DO:

✓	Tie pay to performance by making a significant portion of target annual compensation for our named executive officers at-risk and performance-based pay (see page 27)

✓	Mitigate risk (see pages 11, 39)

✓	Maintain robust share ownership guidelines (see pages 22, 39)

✓	Have a clawback policy for incentive compensation (see page 38)

✓	Limit the amount of non-employee director compensation (see page 22)

✓	Require minimum vesting periods for equity awards (see pages 26, 35)

✓	Retain an independent compensation consultant (see page 38)

✓	Engage with our shareholders (see page 27)

✓	Have a maximum payout cap for long-term equity-based incentives (see page 36)

✓	Have double-trigger severance and vesting in the event of change in control (see pages 26, 48)

✓	Align executive compensation with shareholder returns through long-term equity-based incentives (see page 35)

✓	Have a fixed share reserve for equity awards (see page 26)

✓	Set rigorous goals for our performance shares and performance-based annual incentive bonuses (see page 35)

What We DO NOT Do:

✗	No vesting of performance shares if threshold performance is not achieved (see pages 26, 35)

✗	No performance share payments at or above target for below median performance or if our absolute total shareholder return is negative (see page 35)

✗	No tax gross-ups for excise taxes (see page 26)

✗	No tax gross-ups on perquisites (see pages 26, 38)

✗	No “liberal” definition of change in control (see page 26)

✗	No repricing of stock options and stock appreciation rights without shareholder approval (see page 26)

✗	No special retirement programs for executive officers (see page 26)

✗	No hedging and no pledging of our shares (see pages 22, 39)

✗	No unapproved trading plans (see page 26)

✗	No payment of dividends or dividend equivalents on unvested performance shares (see page 35)

Advisory Vote on Compensation; Shareholder Engagement

Shareholder support of our programs was reflected in the results of the annual advisory “say on pay” vote at our 2018 Annual General Meeting of Shareholders, where approximately 96% of the votes cast were in support of the compensation of our named executive officers. To ensure that we continue to enjoy the support of our shareholders, we engaged in an extensive shareholder outreach effort in 2018 and early 2019. We contacted shareholders representing almost 70% of our common shares, and spoke to shareholders representing more than 52% of common shares. We are committed to ensuring that our shareholders fully understand our executive compensation programs, including how they align the interests of our named executive officers with those of our shareholders and how they reward the achievement of our strategic objectives. Our shareholders have noted that they generally support our strategy and have consistently expressed support for the structure and design of our compensation plans and programs, particularly our emphasis on long-term equity-based incentive awards. They have said that they appreciate the opportunity to engage in these discussions and our willingness to consider their input in designing our executive compensation program, and have not noted any concerns with our executive compensation program.

Proxy Statement 3

GENERAL INFORMATION

GENERAL INFORMATION

We are making this proxy statement and proxy available to you in connection with the solicitation of proxies by the board of directors (the “Board”) of RenaissanceRe Holdings Ltd. (“RenaissanceRe,” the “Company,” “we,” “us,” or “our”) for our 2019 Annual General Meeting of Shareholders (the “Annual Meeting”) to be held at Renaissance House, 12 Crow Lane, Pembroke HM 19, Bermuda on May 15, 2019, at 8:30 a.m. Atlantic Time, or any postponement or adjournment thereof.

This proxy statement summarizes the information you need to know to vote at the Annual Meeting. The notice regarding the availability of proxy materials, this proxy statement, the Notice of Annual General Meeting of Shareholders and the proxy card are first being made available to shareholders on or about April 2, 2019, concurrently with the distribution of our 2018 Annual Report to Shareholders. Our Annual Report shall not be deemed to be part of this proxy statement.

Record Date

The Board has set March 13, 2019 as the record date for the Annual Meeting. On the record date, there were 42,247,927 shares of our common stock outstanding and entitled to vote.

Shareholders Entitled to Vote

If you were the beneficial owner of common shares held in street name, or a shareholder of record with respect to our common shares at the close of business on the record date, you are entitled to notice of, and may vote at, the Annual Meeting. The common shares are our only class of equity securities outstanding and entitled to vote at the Annual Meeting.

Each of our common shares entitles its holder to one vote on each matter that is voted upon at the Annual Meeting or any postponements or adjournments thereof, subject to certain provisions of our Amended and Restated Bye-laws (our “Bye-laws”) that reduce the total voting power of any shareholder owning, directly or indirectly, beneficially or otherwise, as described in our Bye-laws, more than 9.9% of the common shares to not more than 9.9% of the total voting power of our capital stock unless otherwise waived at the discretion of the Board. In addition, the Board may limit a shareholder’s voting rights where the Board deems it necessary to do so to avoid adverse tax, legal or regulatory consequences. The reduction of such voting power may have the effect of increasing another shareholder’s voting power to more than 9.9%, thereby requiring a corresponding reduction in such other shareholder’s voting power.

Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, we request that any holder of common shares with reason to believe that it is a shareholder whose common shares carry more than 9.9% of the voting power of RenaissanceRe contact us promptly so that we may determine whether the voting power of such holder’s common shares should be reduced. The Board is empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of common shares, the names of persons having beneficial ownership of the shareholder’s common shares, relationships with other shareholders or any other facts the directors may consider relevant to the determination of the number of common shares attributable to any person. The Board may disregard the votes attached to common shares of any holder who fails to respond to such a request or who, in the Board’s judgment, submits incomplete or inaccurate information. The Board retains the discretion to make such final adjustments that it considers fair and reasonable in all circumstances as to the aggregate number of votes attaching to the common shares of any shareholder to ensure that no shareholder’s voting power is more than 9.9% of the total voting power of our capital stock at any time.

These voting power restrictions may be waived by the Board in its sole discretion. To date, the Board has consistently enforced these voting power restrictions.

Quorum

Two persons present in person and throughout the Annual Meeting representing in person or by proxy more than 50% of the issued common shares entitled to vote on the matters to be considered at the Annual Meeting form a quorum for the transaction of business at the Annual Meeting. Withheld votes for the election of directors, abstentions and “broker non-votes” (shares held by a broker or nominee that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client) will be counted for purposes of determining whether a quorum is present.

Vote Required

The Board has adopted a majority vote standard in uncontested director elections, which means that director nominees for whom the number of votes cast FOR that director’s election exceeds the number of votes cast AGAINST that director’s election (with abstentions and broker non-votes not counted as a vote cast either FOR or AGAINST a director’s election) will be elected as directors at the Annual Meeting. In the event that a nominee for election fails to receive a majority of votes cast at an election which is uncontested, such nominee will tender an irrevocable resignation, and the Board will decide whether to accept or reject the resignation no later than ninety (90) days following certification of the election results. Because we did not receive proper advance notice in accordance with our Bye-laws of any shareholder nominees for director, the election of directors solicited hereby is an uncontested election.

Your bank, broker or other nominee is not permitted to vote your shares on any proposal that is considered to be non-routine under the rules of the New York Stock Exchange (the “NYSE”) unless it has received your specific voting instructions with respect to that proposal. For routine matters, unless your proxy indicates otherwise, the persons named as your proxies will vote your shares according to the recommendation of the Board.

A hand vote will be taken unless a poll is requested pursuant to the Bye-laws.

4	Proxy Statement

GENERAL INFORMATION—CONTINUED

The following table summarizes the voting options, vote required for approval and effect of abstentions and broker non-votes for each proposal to be considered at the Annual Meeting:

Proposal	Board Recommendation	Voting Options	Voting Approval Standard	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
Election of four Class III director nominees	FOR each nominee	FOR, AGAINST or ABSTAIN for each director nominee	The number of votes cast FOR that director’s election exceeds the number of votes cast AGAINST that director’s election as a director at the Annual Meeting	No effect	No	No effect
Advisory vote on the compensation of our named executive officers	FOR	FOR, AGAINST or ABSTAIN	Majority of the votes cast at the Annual Meeting	No effect	No	No effect
Approval of the appointment of Ernst & Young Ltd. as our independent registered public accounting firm for the 2019 fiscal year and the referral of the auditor’s remuneration to the Board	FOR	FOR, AGAINST or ABSTAIN	Majority of the votes cast at the Annual Meeting	No effect	Yes	Not applicable

How to Vote

Shareholder of Record. If your common shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and the notice regarding the availability of proxy materials was sent directly to you by Broadridge Financial Solutions, Inc., our tabulation agent and inspector of election.

If you are a shareholder of record, you may vote in person at the Annual Meeting, in which case we will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote (1) by proxy over the Internet by following the instructions provided in the notice; or (2), if you requested printed copies of the proxy materials by mail, you must either (a) fill out the enclosed proxy card, date and sign it and return it in the enclosed postage paid envelope; or (b) vote using the Internet (instructions are on the proxy card).

Beneficial Owner of Common Shares Held in Street Name. If your common shares are held in an account at a brokerage firm, bank, broker-dealer or similar organization, then you are the beneficial owner of common shares held in street name, and the notice regarding the availability of proxy materials should have been forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner of common shares held in street name, you have the right to direct that organization on how to vote the common shares held in your account.

If you are a beneficial owner of common shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain and produce at the Annual Meeting a valid proxy from the organization that holds your common shares along with valid identification. We will give you a ballot when you arrive.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you have the right to direct your brokerage firm, bank, broker-dealer or similar organization on how to vote the common shares held in your account. Please refer to the voting instructions provided by such organization for directions as to how to vote the common shares that you beneficially own.

Revoking Your Proxy

You may change your vote or revoke your proxy at any time before your proxy is voted at the Annual Meeting. You may vote again on a later date by following the same procedures by which you submitted your original vote, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked. Your latest vote or proxy, however submitted, will be counted. If you wish to change your vote or revoke your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

Effect of Not Voting

Shareholder of Record. If you are a shareholder of record and you indicate when voting on the Internet that you wish to vote as recommended by our Board or sign and return a proxy card without giving specific voting instructions, then the proxies will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement and as the proxies may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. Withheld votes for election of directors and proxies marked as abstentions to a proposal will not be counted except for purposes of determining whether a quorum is present.

Proxy Statement 5

GENERAL INFORMATION—CONTINUED

Beneficial Owner of Common Shares Held in Street Name. If you are a beneficial owner of common shares held in street name and the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter at least 10 days before the Annual Meeting, the organization that holds your shares will inform our inspector of election that it does not have the authority to vote on this matter with respect to your shares. When our inspector of election tabulates the votes for any particular non-routine matter, broker non-votes (like abstentions) will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided by that organization.

Proxy Solicitation

Your proxy is being solicited by the Board. We have engaged the firm of MacKenzie Partners to act as the solicitation agent on behalf of the Board to assist in the solicitation of proxies for a fee of $15,000, plus the reimbursement of certain expenses. The persons named in the proxy card have been designated as proxies by the Board and are officers of RenaissanceRe.

Further solicitation may be made by our directors, officers and employees personally, by telephone, Internet or otherwise, but such persons will not be specifically compensated for such services. We may also solicit, through bankers, brokers, or other persons, proxies from beneficial holders of the common shares. Upon request, we will reimburse brokers, dealers, banks, or similar entities for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of common shares that such persons hold of record.

Notice and Access

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) and applicable

Bermuda law, we are providing access to our proxy materials over the Internet, which will save costs and paper. On or about April 2, 2019, we mailed a notice regarding the availability of proxy materials, which contains basic information about the Annual Meeting and instructions on how to view all proxy materials on a website referred to in the notice or to request to receive a printed set of the proxy materials.

The notice regarding availability of proxy materials will also provide you with instructions on how to request that we send our future proxy materials to you electronically by e-mail or to request to receive printed copies of future proxy materials by mail.

Multiple Notices or Sets of Printed Proxy Materials

If you receive multiple notices or sets of printed proxy materials, it generally means that you hold common shares registered in more than one account. To ensure that all of your shares are voted, please vote in the manner described above with respect to each notice or in the proxy card accompanying the proxy materials.

Appraisal Rights

The Board has not proposed for consideration at the Annual Meeting any transaction for which the laws of Bermuda grant appraisal rights to shareholders.

Voting Results

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by our inspector of election and filed with the SEC on a Current Report on Form 8-K within four business days following the Annual Meeting.

6	Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

PROPOSAL 1: ELECTION OF DIRECTORS

Our Bye-laws provide that the number of directors shall be determined by our Board and shall be between eight and eleven members. Currently, that number has been fixed by the Board at eleven. The Board consists of three classes, with directors of one class elected each year for terms extending to the annual general meeting of shareholders held in the third year following their election.

Director Nominees

The terms of our Class III directors will expire at the Annual Meeting. Edward J. Zore, who is currently a Class III director, will retire effective as of the date of the Annual Meeting. The Board, upon the recommendation of the Compensation and Corporate Governance Committee (the “Compensation Committee”), has nominated Henry Klehm III, Valerie Rahmani, Carol P. Sanders and Cynthia Trudell for election as Class III directors. Mr. Klehm and Ms. Sanders were last elected to the Board at our 2016 Annual General Meeting of Shareholders and Ms. Rahmani was last elected to the Board at our 2018 Annual General Meeting of Shareholders. Ms. Trudell has been nominated to fill the vacancy that will be created by Mr. Zore’s retirement. If elected at the Annual Meeting, the nominees to serve as Class III directors will serve until the expiration of their term in 2022, or until their earlier resignation or removal.

Ms. Trudell was identified as a potential director candidate by Egon Zehnder, a third-party search firm which was engaged by the

Compensation Committee during 2018 to assist it in identifying and evaluating potential candidates. The Compensation Committee determined that Ms. Trudell was qualified under the Compensation Committee’s criteria.

Each nominee has extensive business experience, education and personal skills that qualify him or her to serve as an effective Board member. The specific experience and qualifications of the nominees are set forth below.

We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if a nominee becomes unable or unwilling to accept a nomination or election, the Board may select a substitute nominee and the common shares represented by proxies may be voted for such nominee unless shareholders indicate otherwise.

Class III Director Nominees (whose terms, if elected, expire in 2022)

Henry Klehm III Age: 60 Director Since: 2006 Chair of the Compensation and Corporate Governance Committee

Mr. Klehm has been a partner at the law firm Jones Day since 2008 and has been the Practice Leader of the firm’s Securities Litigation and SEC Enforcement Practice since January 2017. From 2002 to 2007, Mr. Klehm served as Global Head of Compliance for Deutsche Bank, AG. Prior to joining Deutsche Bank, AG, Mr. Klehm served as Chief Regulatory Officer and Deputy General Counsel at Prudential Financial from 1999 to 2002. Prior to joining Prudential, Mr. Klehm served in various positions with the SEC, including as Senior Associate Director of the Northeast Regional Office.

Valerie Rahmani Age: 61 Director Since: 2017 Member of the Audit Committee

Dr. Rahmani has served as the part-time head of the Innovation Panel at Standard Life Aberdeen plc, a UK-based Financial Times Stock Exchange (“FTSE”) 100 global investment company, since 2017. She has more than 30 years of experience in the technology industry, including more than 25 years at IBM serving in roles of increasing seniority across multiple global business segments from 1981 to 2009, most recently as General Manager of Internet Security Systems. Subsequent to her tenure at IBM, Dr. Rahmani was Chief Executive Officer at Damballa, Inc., a privately held Internet security software company, from 2009 to 2012. She has served on the Board of Directors of Computer Task Group, Incorporated, a publicly traded information technology solutions and software company, since 2015, where she currently serves as Chair of the Compensation Committee and as a member of the Audit Committee and the Nominating and Corporate Governance Committee. In 2017, she joined the Board of the London Stock Exchange, where she is a member of the Risk Committee and the Remuneration Committee. Dr. Rahmani also served on the board of Aberdeen Asset Management PLC, a UK-based FTSE 250 global investment management group, from 2015 to 2017.

Proxy Statement 7

PROPOSAL 1: ELECTION OF DIRECTORS—CONTINUED

Carol P. Sanders Age: 52 Director Since: 2016 Member of the Audit Committee

Ms. Sanders has served as the President of Carol P. Sanders Consulting, LLC, providing consulting services to the insurance and technology industries, since June 2015. From June 2013 until June 2015, she served as Executive Vice President, Chief Financial Officer and Treasurer of Sentry Insurance a Mutual Company. Previously she served as the Executive Vice President and Chief Operating Officer of Jewelers Mutual Insurance Company from November 2012 until June 2013, where she also served as Senior Vice President, Chief Financial Officer and Treasurer from May 2011 until November 2012 and as Chief Financial Officer and Treasurer from 2004 until May 2011, after holding a series of positions of increasing responsibility in finance, accounting, treasury and tax. Ms. Sanders has served on the Board of Directors of Alliant Energy Corporation, a publicly traded public utility holding company, since 2005, where she currently serves as Chair of the Audit Committee and serves as a member of the Nominating and Governance Committee and the Executive Committee. In 2016, she joined the Board of Directors of First Business Financial Services, Inc., a publicly traded registered bank holding company, where she is Chair of the Audit Committee.

Cynthia Trudell Age: 65 Director Nominee

From 2011 until her retirement in September 2017, Ms. Trudell served as Executive Vice President and Chief Human Resources Officer of PepsiCo, Inc. (“PepsiCo”). From 2007 through 2011, she served as Senior Vice President and Chief Personnel Officer of PepsiCo. Prior to her tenure at PepsiCo, Ms. Trudell held a number of executive operating and general management positions with General Motors Corporation from 1981 to 2001, and Brunswick Corporation from 2001 to 2006, including chairwoman and president of Saturn Corporation, president of IBC Vehicles and president of Sea Ray Group. Since 2015, Ms. Trudell has served on the board of ISS A/S, a global facility services provider based in Denmark and publicly traded on the NASDAQ OMX Copenhagen, where she currently serves as a member of the Remuneration Committee and the Nomination Committee. Since 2013, she has served as a member of the Defense Business Board, which provides business advice to the U.S. Department of Defense. She also served on the boards of PepsiCo from 2000 to 2007, Canadian Imperial Bank of Commerce from 2005 to 2008 and The Pepsi Bottling Group, Inc. from 2008 to 2010.

Recommendation and Vote

Each nominee for election to serve as a Class III director who receives a majority of the votes cast at the Annual Meeting will be elected as a director. However, in the event that a nominee for election fails to receive a majority of votes cast at the Annual Meeting, such nominee will tender an irrevocable resignation that will be effective upon the

Board’s acceptance of such resignation. Upon the submission of such resignation, the Compensation Committee will promptly consider the resignation and make a recommendation to the Board, and the Board will consider any relevant factors in deciding whether to accept or reject the director’s resignation.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF MR. KLEHM, DR. RAHMANI, MS. SANDERS AND MS. TRUDELL.

Continuing Directors

The members of the Board whose terms do not expire at the Annual Meeting and who are not standing for election at this year’s Annual Meeting are set forth below. Each of the directors has extensive business experience, education and personal skills in their respective fields that qualify them to serve as an effective Board member. The specific experience and qualifications of each director is set forth below.

Class I Directors (whose terms expire in 2020)

David C. Bushnell Age: 64 Director Since: 2008 Chair of the Audit Committee

Mr. Bushnell has served as the principal of Bushnell Consulting, a financial services consulting firm, since 2008. Mr. Bushnell retired from Citigroup Inc. (“Citigroup”) in 2007, after 22 years of service. Mr. Bushnell served as the Senior Risk Officer of Citigroup from 2003 through 2007 and retired as Chief Administrative Officer in 2007. Following his retirement from Citigroup, Mr. Bushnell served as a consultant to Citigroup until December 31, 2008. Previously, Mr. Bushnell worked for Salomon Smith Barney Inc. (later acquired by Citigroup) and its predecessors in a variety of positions, including as a managing director and Chief Risk Officer. Mr. Bushnell served on the Board of Directors and as Chief Risk Officer of Cordia Bancorp Inc. (“Cordia”), a public bank holding company, and its wholly owned subsidiary, Bank of Virginia, from 2011 until Cordia was acquired in September 2016.

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PROPOSAL 1: ELECTION OF DIRECTORS—CONTINUED

James L. Gibbons Age: 55 Director Since: 2008 Non-Executive Chair of the Board Member of the Transaction and Offerings Committees

Mr. Gibbons, a Bermudian citizen, is Chairman of Harbour International Trust Company Limited and the Treasurer and a Director of Edmund Gibbons Limited (“EGL”). Mr. Gibbons also serves as a Director of Clarien Group Limited (“Clarien”), an international financial company. He was also Non-Executive President of Bermuda Air Conditioning Limited (“BACL”) through March 2019 and currently serves as a Director of BACL. From June 2013 to June 2016, Mr. Gibbons served as a member of the Board of Directors of Nordic American Tankers Limited, a publicly held company. Mr. Gibbons served as Chair of Capital G Bank Limited from 1999 to 2013 and as President and Chief Executive Officer of Capital G Limited from 1999 to 2010, prior to the change of name to Clarien from Capital G in 2014.

Jean D. Hamilton Age: 72 Director Since: 2005 Member of the Compensation and Corporate Governance Committee

Ms. Hamilton is an independent consultant and private investor and a Member of Brock Capital Group LLC. Previously, she held various positions with Prudential Financial, Inc., including Executive Vice President, and was Chief Executive Officer of Prudential Institutional from 1998 through 2002. Prior to joining Prudential, she held several positions with The First National Bank of Chicago, including Senior Vice President and Head of the Northeastern Corporate Banking Department. She is currently a Trustee, a member of the Audit Committee and Deferred Compensation Committee, and Chair of the Board Valuation and Liquidity Committee, of First Eagle Funds and First Eagle Variable Funds.

Anthony M. Santomero Age: 72 Director Since: 2008 Chair of the Investment and Risk Management Committee

Mr. Santomero served as Senior Advisor at McKinsey & Company from 2006 to 2008. From 2000 to 2006, Mr. Santomero was President and Chief Executive Officer of the Federal Reserve Bank of Philadelphia. Prior to joining the Federal Reserve, Mr. Santomero was the Richard K. Mellon Professor of Finance at the University of Pennsylvania’s Wharton School and held various positions there, including Director of the Financial Institutions Center and Deputy Dean. Mr. Santomero serves on the Boards of Directors of Penn Mutual Life Insurance Company, Citigroup, Citibank, N.A. and Columbia Funds. Mr. Santomero currently serves as the Chair of the Risk Management Committee and a member of the Audit Committee and Executive Committee of Citigroup and Chairman of the Board of Directors of Citibank, N.A. In addition, Mr. Santomero served on the Board of Directors of B of A Fund Series Trust from 2008 until 2011.

Class II Directors (whose terms expire in 2021)

Brian G. J. Gray Age: 56 Director Since: 2013 Member of the Investment and Risk Management, Transaction and Offerings Committees

From 2008 until his retirement in 2012, Mr. Gray served as Group Chief Underwriting Officer of Swiss Reinsurance Company Ltd. (“Swiss Re”) and was a member of Swiss Re’s Group Executive Committee. From 2005 through 2008, he was a member of the Group Executive Board, responsible for underwriting Property and Specialty Product Lines on a global basis for Swiss Re. Mr. Gray joined Swiss Re in Canada (“Swiss Re Canada”) in 1985, and served in a variety of roles, including President and Chief Executive Officer of Swiss Re Canada from 2001 to 2005 and Senior Vice President of Swiss Re Canada from 1997 to 2001.

Duncan P. Hennes Age: 62 Director Since: 2017 Member of the Compensation and Corporate Governance Committee

Mr. Hennes has served as the Co-Founder and Managing Member of Atrevida Partners, LLC (“Atrevida”) since 2007. Prior to co-founding Atrevida, he served as Co-Founder and Partner of Promontory Financial Group from 1999 to 2006. Prior to that, Mr. Hennes served in a number of senior executive positions at Bankers Trust Corporation, including Executive Vice President in charge of Trading, Sales and Derivatives, and as the Chairman of the Board of Oversight Partners I, the consortium that took control of Long Term Capital Management, from 1987 to 1998. From 1998 to 1999 he was the Chief Executive Officer at Soros Fund Management, LLC. Mr. Hennes has served on the Boards of Directors of Citigroup and Citibank, N.A. since 2013, where he currently serves as the Chair of the Personnel and Compensation Committee and as a member of the Risk Management Committee and the Executive Committee.

Kevin J. O’Donnell Age: 52 Director Since: 2013 Chair of the Transaction and Offerings Committees

Mr. O’Donnell has served as our Chief Executive Officer since July 2013 and as our President since November 2012. Mr. O’Donnell previously served in a number of roles since joining the Company in 1996, including Global Chief Underwriting Officer, Executive Vice President, Senior Vice President, Vice President and Assistant Vice President. Mr. O’Donnell also serves as the Chair of the Global Reinsurance Forum and served as the Chair of the Association of Bermuda Insurers and Reinsurers in 2017 and 2018.

Our Board regularly reviews the biographical backgrounds and particular skills of its current members and potential nominees in connection with its ongoing evaluation of Board composition. Please see “Corporate Governance—Committees of the Board—

Compensation and Corporate Governance Committee—Director Qualifications” and “Corporate Governance—Committees of the Board—Compensation and Corporate Governance Committee—Director Nomination Process” below for a detailed discussion.

Proxy Statement 9

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Our Commitment to Corporate Governance

Our Board and management have a strong commitment to effective corporate governance. We believe we have a comprehensive corporate governance framework which takes into account applicable regulatory requirements and best practices. The key components of this framework are set forth in the following documents:

•	our Bye-laws;

•	our Guidelines on Significant Corporate Governance Issues (our “Corporate Governance Guidelines”);

•	our Code of Ethics and Conduct (our “Code of Ethics”);

•	our Audit Committee Charter; and

•	our Compensation and Corporate Governance Committee Charter.

A copy of each of these documents is published on our website at www.renre.com under “Investor Information—Corporate Governance,” except our Bye-laws, which are filed with the SEC and can be found on the SEC website at www.sec.gov. Each of these documents is available in print to any shareholder upon request. The Board regularly reviews corporate governance developments and modifies our Corporate Governance Guidelines, Code of Ethics, committee charters and key Board practices as the Board believes to be warranted.

Director Independence

The NYSE listing standards require that a majority of our directors be independent. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with us either directly or as a partner, shareholder or officer of an organization that has a relationship with us. Our Corporate Governance Guidelines provide that a majority of our directors will meet the NYSE’s independence criteria and set forth additional parameters that the Board uses to determine director independence, which we believe are more stringent than the independence requirements in the NYSE listing standards. In addition, the Board considers all relevant facts and circumstances known or reported to it in making independence determinations.

The Compensation Committee has reviewed the independence of each of our current directors and affirmatively determined that each of Mses. Hamilton and Sanders, Dr. Rahmani and Messrs. Bushnell, Gibbons, Gray, Hennes, Klehm, Santomero and Zore are independent and that, if elected, Ms. Trudell would be independent. Mr. O’Donnell is not independent because of his employment as our President and Chief Executive Officer.

In particular, when making its independence determinations, the Compensation Committee considered the following relationships and determined that none of the directors involved had a material relationship with us as a result of these relationships. Mr. Santomero and Mr. Hennes both serve as directors of Citigroup. We have current and historical financial relationships with Citigroup and its subsidiaries and affiliates, including Citigroup acting as one of the joint lead managers of our underwritten offerings of $300 million aggregate principal amount of 3.70% Senior Notes due 2025 in March 2015 and $300 million aggregate principal amount of 3.45% Senior Notes due 2027 in June 2017, acting as a co-manager of our underwritten offering of depositary shares representing our 5.750% Series F Preference Shares in June 2018, being a party to letter of credit facilities with us, and having roles in other past offerings of our securities. Mr. Gibbons is the Treasurer and a director of EGL, the parent company of a number of varied businesses in Bermuda, including Colonial Group International (“Colonial”), and the Non-Executive President and a director of BACL. We have entered into reinsurance contracts with Colonial pursuant to which we received premiums from Colonial of approximately $331,000 in 2016, $296,000 in 2017 and $278,000 in 2018, and paid claims to Colonial of approximately $620,155 in 2017 and $341,000 in 2018. We renewed certain of these reinsurance contracts in December 2018 and expect to receive premiums of approximately $289,000 from Colonial in 2019 as a result of those renewals. To date in 2019, we have paid approximately $2,672 of claims to Colonial. Colonial also provided health insurance plans to Platinum Underwriters Holdings, Ltd. which expired in June 2017 and for which we paid a total of approximately $6,929 in 2017 and $15,742 in 2016. We have other immaterial business relationships with a variety of the other businesses owned by EGL and BACL relating primarily to local services and procurement in Bermuda, for which we paid these entities a total of approximately $30,500 in 2018. Mr. Gibbons is not directly involved in the management of Colonial or any of the other businesses owned by EGL or BACL with which we do business, and all of the transactions were entered into in the ordinary course of business on terms available to similarly situated parties. Furthermore, EGL and BACL entities did not make payments to or receive payments from us in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of EGL’s or BACL’s consolidated gross revenues. The reinsurance transactions with Colonial are also discussed under “Certain Relationships and Related Transactions—Relationship with Colonial Group International.”

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CORPORATE GOVERNANCE—CONTINUED

Board Leadership Structure

Role of the Non-Executive Chair of the Board

Pursuant to our Corporate Governance Guidelines, the Chair of the Board may be an officer and director or an outside director and may or may not be the Chief Executive Officer, at the option of the Board. The Board believes it should be free to make these determinations depending on what it believes is best for our shareholders in light of all the circumstances. At this time, the Board has determined that it is appropriate to separate the roles of Chair and Chief Executive Officer. The Board believes that having an independent director serve as Non-Executive Chair of the Board is in the best interest of shareholders at this time and that this structure currently assists the independent directors in the oversight of the Company and facilitates participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.

Currently, Mr. Gibbons serves as the Non-Executive Chair of the Board.

In addition to chairing each meeting of the Board, the Non-Executive Chair of the Board has significant additional responsibilities, including: (i) having the authority to call meetings of the Board; (ii) setting the agendas for the Board meetings and executive sessions to ensure that the Board members receive the information necessary to fulfill the Board’s primary responsibilities; (iii) chairing executive sessions of the independent directors; (iv) briefing the Chief Executive Officer on issues arising in the executive sessions, as appropriate; (v) facilitating discussion among the independent directors on key issues and concerns outside of a Board meeting and serving as a non-exclusive conduit to the Chief Executive Officer of the views, concerns and issues of the independent directors; (vi) interviewing candidates for directorship; (vii) facilitating the assessment of the Board’s effectiveness, at the direction of the Compensation Committee; and (viii) together or in coordination with the Chief Executive Officer, representing the organization in external interactions with shareholders, employees and other stakeholders.

The Non-Executive Chair of the Board does not serve as a member of the Audit Committee, the Compensation Committee or the Investment and Risk Management Committee, but rather attends such meetings and other functions of the committees on an ex officio basis as the facts and circumstances warrant. The Non-Executive Chair of the Board serves as a member of the Transaction Committee and Offerings Committee, which meet on an as-needed basis.

Executive Sessions

Separate executive sessions of our non-management directors are held in conjunction with each regular quarterly Board meeting. The Non-Executive Chair of the Board presides at these executive sessions of the Board. The standing committees of the Board also conduct regular executive sessions, which are chaired by the respective chairpersons of the committees.

Board Role in Risk Oversight

We consider enterprise-wide risk management to be a key strategic objective and believe that our enterprise-wide risk management processes and practices help to identify potential events that may affect us, quantify, evaluate and manage the risks to which we are exposed, and provide reasonable assurance regarding the achievement of corporate objectives. The Board is responsible for overseeing enterprise-wide risk management and is actively involved in the monitoring of risks that could affect us. The members of the Board have regular, direct access to the senior executives and other officers responsible for coordinating enterprise-wide risk management, including our Chief Financial Officer, Group Chief Risk Officer, and Group General Counsel and Chief Compliance Officer, each of whom reports directly to our Chief Executive Officer, as well as other senior personnel such as our Chief Accounting Officer, Head of Internal Audit, Chief Technology Officer, Corporate Information Security Officer and Corporate Actuary.

The Board delegates certain of its risk management responsibilities to its committees as set forth in the committee charters and described under “Committees of the Board” below. Each committee regularly receives and discusses materials from the other committees, and we believe this allows the directors to be cognizant of the various risks across the Company. Each committee performs a comprehensive annual self-assessment as part of the Board’s overall governance effectiveness review and assessment, which reflects the committees’ evaluation of our corporate risk management practices and, if applicable, the identification of potential new oversight needs in light of changes in our strategy, operations or business environment. The Non-Executive Chair of the Board participates in meetings of each committee from time to time on an ex officio basis and seeks to monitor the identification of risks or other matters that might require cross-committee coordination and collaboration or the attention of the full Board. In addition, management representatives from our risk, administrative, legal, accounting and internal audit functions separately meet with, and are interviewed by, the Audit Committee in executive sessions. Our Group Chief Risk Officer separately meets with the Investment and Risk Management Committee in executive session.

Our Compensation Committee reviews our compensation programs for consistency with our risk management practices and to assist us in ensuring that our programs align our executives and employees with the long-term interests of shareholders in light of the market cycles and earnings volatility that characterizes our industry. For a discussion regarding our compensation policies and practices as they relate to our risk management see “Executive Compensation—Compensation Discussion and Analysis—Compensation Governance—Compensation and Risk Management” below.

Proxy Statement 11

CORPORATE GOVERNANCE—CONTINUED

Committees of the Board

The Board maintains five standing committees: the Audit Committee, the Compensation Committee, the Investment and Risk Management

Committee, the Transaction Committee and the Offerings Committee. The current members of each committee are as follows:

	Audit Committee	Compensation and Corporate Governance Committee	Investment and Risk Management Committee	Transaction Committee	Offerings Committee
David C. Bushnell	Chair
James L. Gibbons				x	x
Brian G. J. Gray			x	x	x
Jean D. Hamilton		x		x	x
Duncan P. Hennes			x
Henry Klehm III		Chair
Kevin J. O’Donnell				Chair	Chair
Valerie Rahmani	x
Carol P. Sanders	x
Anthony M. Santomero			Chair
Edward J. Zore		x

Audit Committee

The Audit Committee presently consists of Mr. Bushnell (Chair), Dr. Rahmani and Ms. Sanders. The Board has determined that each member of the Audit Committee meets the independence standards of the Commission and the NYSE. The Board has also determined that each member of the Audit Committee is financially literate and has accounting or related financial management expertise as required by NYSE rules and is an “audit committee financial expert” under the Commission’s rules in each case given his or her experience as set forth in his or her biography under “Proposal 1: Election of Directors” above.

The Audit Committee’s primary purposes are to assist the Board with oversight of: (i) the integrity, quality and accuracy of our financial statements, including internal controls; (ii) our compliance with legal and regulatory requirements; (iii) our independent auditor’s qualifications, independence and performance; and (iv) the performance of our internal audit function. The Audit Committee’s responsibilities and duties, as more fully described in its charter, are to:

•

Financial Reporting. Review and discuss our annual and quarterly financial statements and related matters, accounting principles, judgments, regulatory developments relating to financial statements or accounting policies, earnings press releases and guidance provided to analysts and rating agencies, and other financial reporting matters with management, the independent auditor and the internal auditor, as appropriate;

•

Independent Auditor. Be directly responsible for the appointment, compensation, retention and oversight of the independent auditor and oversee the relationship, including reviewing and approving the annual engagement, pre-approving all audit and permitted non-audit services and fees, evaluating the independent auditor’s independence, receiving all required communications and reviewing the scope of the independent auditor’s work and any issues they may have encountered;

•

Financial Reporting Processes. Review our financial reporting processes in consultation with our independent auditor, internal auditor and management, including discussing the internal control report required to be included in our Annual Report on Form 10-K and any major changes to auditing and accounting principles;

•

Compliance Oversight Responsibilities. Oversee compliance-related matters, including reviewing and approving changes to the Code of Ethics, receiving reports from the Chief Compliance Officer, advising the Board on compliance, establishing procedures for the receipt of complaints regarding accounting and related matters, and overseeing and receiving reports from our management-based Controls and Compliance Committee, which is responsible for implementing and reviewing policies, procedures and practices relating to accounting, financial reporting, internal controls, regulatory, legal, compliance and related matters, for ensuring our compliance with applicable laws, regulations and other relevant standards and for reviewing and approving structured or complex transactions and products that may pose accounting, regulatory, financial reporting, compliance, legal, reputation, tax or other risks to the Company;

•

Internal Audit Function. Ensure that we maintain an internal audit function to provide management and the Audit Committee with ongoing assessments of our risk management processes, system of internal control and governance processes and oversee our internal audit function;

•

Cyber Risk Oversight. Oversee our cybersecurity program, including reviewing compliance with applicable laws, regulations and standards related to cybersecurity and receiving reports from management on cyber risks and information security; and

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CORPORATE GOVERNANCE—CONTINUED

•

Other Responsibilities. Assist with evaluation of financial reporting and operational risks, report to the Board on issues related to financial statement integrity, legal or regulatory compliance and other matters, and facilitate communications between the Board, independent auditor, internal auditor and management.

Compensation and Corporate Governance Committee

The Compensation Committee presently consists of Ms. Hamilton, Mr. Klehm (Chair) and Mr. Zore. Following the Annual Meeting, Ms. Trudell, if elected, will be appointed to the Compensation Committee, and the Compensation Committee will consist of Ms. Hamilton, Mr. Klehm (Chair) and Ms. Trudell. The Board has determined that each member and prospective member of the Compensation Committee meets the independence standards of the Commission and the NYSE.

The Compensation Committee’s primary purposes are to assist the Board in carrying out its responsibilities with respect to (a) Board and key executive compensation; (b) Board nomination and evaluation matters; and (c) corporate governance matters. The Compensation Committee’s responsibilities and duties, as more fully described in its charter, are to:

•

Compensation. Be primarily responsible for overseeing Chief Executive Officer compensation and performance, key executive officer compensation, executive compensation policies, programs and shareholdings levels, Board compensation policies, programs and shareholdings levels, benefits plans for officers and other employees, personnel policies, and Chief Executive Officer and key executive officer succession planning and organizational development planning, including:

•	Establishing and overseeing our executive compensation philosophy and reviewing its competitiveness;

•	Determining all aspects of Chief Executive Officer compensation, including setting corporate and individual performance goals and objectives and evaluating the Chief Executive Officer’s performance;

•	Discussing the Chief Executive Officer’s evaluation of and reviewing and approving his compensation recommendations for other key executives;

•

Approving new and amended incentive-compensation and equity-based plans, approving the terms and payouts of incentive plan awards for the Chief Executive Officer and other key executives, administering all stock-based compensation plans and approving grants under such plans;

•	Approving and reviewing non-employee director compensation;

•	Reviewing and approving policies related to executive perquisites, including the use of our corporate aircraft;

•	Reviewing and approving employment, consulting, severance and other similar agreements with the Chief Executive Officer and other key executives;
•	Reviewing and advising on executive succession planning;

•	Establishing stock ownership policies for executives and directors;

•	Overseeing and approving, where appropriate, matters related to executive compensation, say on pay and other compensation disclosures included in our proxy statements; and

•	Reviewing and analyzing risks associated with our compensation programs.

•	Board Nomination Matters. Be primarily responsible for overseeing and supervising the nominating process for prospective members of the Board, including:

•	Establishing the criteria and procedures for the identification, selection and recommendation of new directors; and

•	Leading the director selection process, including retaining a search firm, if desired, developing a list of potential candidates, evaluating candidates and recommending nominees to the Board.

•

Corporate Governance Matters. Be primarily responsible for developing our corporate governance principles, overseeing the Board’s overall effectiveness reviews, review of individual director performance and similar matters and overseeing the establishment of criteria for the directors and policies regarding the structure of the Board and its committees, including:

•	Reviewing the skills and competencies the Board needs;

•	Reviewing the performance of directors and recommending directors to the Board for re-election;

•	Reviewing and recommending changes to committee chairpersons, composition and functions and reviewing committee self-evaluations;

•

Evaluating the overall effectiveness of the Board, including compliance with legal and regulatory requirements such as the independence requirements of the NYSE and qualifications of the Audit Committee members, and recommending any changes in the Board’s practices or personnel;

•	Overseeing the new director orientation process and director continuing education policies;

•	Reviewing any properly submitted shareholder proposals; and

•	Developing, overseeing compliance with and recommending changes to our Corporate Governance Guidelines.

•

Outside Advisors. Select, retain and dismiss compensation consultants, financial and other advisors and independent legal counsel as it deems necessary in accordance with the procedures set forth in the charter and considering independence and potential conflicts of interest.

Proxy Statement 13

CORPORATE GOVERNANCE—CONTINUED

Director Qualifications

As discussed in our Corporate Governance Guidelines, we do not set specific criteria for directors but believe that candidates should show evidence of leadership in their particular field and have broad experience and the ability to exercise sound business judgment. The Board considers the diversity, skills and experience of candidates in the context of the needs of the Board as a whole. In selecting directors, the Board generally seeks a combination of qualities and experience that will contribute to the exercise of the duties of the Board, including active or former chief executive or senior officers of major complex businesses, leading academics and entrepreneurs.

Our Compensation Committee takes a holistic approach to identifying and considering potential director nominees and evaluating the current composition of our Board, focusing on the composition and competencies of our Board as a whole, how the traits possessed by individual director nominees complement one another, the ability of the current and proposed members to operate collegially and effectively, and the intersection of these factors with our current strategy, operational plans and oversight requirements. Accordingly, when evaluating individual director nominees the Compensation Committee considers, among others, the following factors:

•	the personal and professional ethics, integrity and values of the candidate;

•

the independence of the candidate under legal, regulatory and other applicable standards, including the ability of the candidate to represent all of our shareholders without any conflicting relationship with any particular constituency;

•	the business acumen, leadership qualities and record of accomplishment of the candidate;

•

the professional experience and industry expertise of the candidate and whether this will add to or complement that of the existing Board, in light of our evolving strategic and operational plans over time;

•	the compatibility of the candidate with the existing Board;

•	the ability and willingness of the candidate to devote sufficient time to carrying out Board duties and responsibilities fully and effectively, in particular in light of our Bermuda location;

•

the commitment of the candidate to serve on our Board for a potentially extended period of time, given the benefits our Board ascribes to continuity and a breadth of experience with our strategies and risk management processes, and with a view toward effective oversight of management’s efforts to attempt to ensure the safety and soundness of our Company in light of the market cycles and earnings volatility that characterize our industry, as well as other matters;

•	maintaining a diversity of skills, experience and viewpoints represented on the Board as a whole; and

•	other attributes of the candidate, our business and strategic conditions and external factors that the Compensation Committee deems appropriate.

The Compensation Committee has the discretion to weigh these factors as it deems appropriate. The importance of these factors may vary from candidate to candidate, depending on our evolving circumstances, and no particular criterion is necessarily applicable to all prospective nominees.

Board Diversity

Our Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of skills, viewpoints, experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities, taking into account our evolving strategic direction and needs. The Compensation Committee evaluates and discusses diversity at both the Board and the committee levels when carrying out its director selection, recruitment and nomination obligations and also when assessing the performance of current directors. This assessment is undertaken by the Compensation Committee at least annually.

Director Nomination Process

The Compensation Committee is responsible for identifying and recommending to the Board qualified candidates for nomination to the Board. It regularly assesses the appropriate size and composition of the Board and whether any vacancies are expected due to retirement or other reasons. Candidates may come to the attention of the Compensation Committee through our current Board members or executive officers, professional search firms, shareholders or other persons. From time to time, the Compensation Committee engages executive recruiters to identify potential nominees to the Board and to provide related services such as background checks and other due diligence.

Candidates recommended by shareholders for nomination to the Board will be considered and evaluated by the Compensation Committee using the same process and criteria that we use to evaluate other candidates, assuming the proper procedures for shareholder nominations are followed. The Compensation Committee will consider nominees to the Board recommended by no fewer than 20 shareholders holding in the aggregate not less than 10% of the outstanding paid-up share capital of RenaissanceRe. Any shareholder recommendation must be sent to our Corporate Secretary not less than 60 days prior to the scheduled date of the annual general meeting of shareholders and must set forth for each nominee: (i) the name, age, business address and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the class or series and number of shares of capital stock of RenaissanceRe that are owned beneficially or of record by the nominee; and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder. The written notice must also include the following information with regard to the shareholders giving the notice:

•	the name and record address of such shareholders;

•	the class or series and number of shares of capital stock of RenaissanceRe that are owned beneficially or of record by such shareholders;

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CORPORATE GOVERNANCE—CONTINUED

•

a description of all arrangements or understandings between such shareholders and each proposed nominee and any other person (including his or her name and address) pursuant to which the nomination(s) are to be made by such shareholders;

•	a representation that such shareholder intends to appear in person or by proxy at the annual general meeting of shareholders to nominate the persons named in its notice; and

•	any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filing.

Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. The Compensation Committee may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Compensation Processes and Procedures

The Compensation Committee charter provisions set forth above outline the scope of the authority of the Compensation Committee. Pursuant to its charter, the Compensation Committee may form and delegate any of its responsibilities to a subcommittee composed of one or more members of the committee.

Our executive officers and key members of our human resources function help support the Compensation Committee’s executive compensation process and the Chief Executive Officer and Group General Counsel regularly attend and participate in portions of the Compensation Committee’s meetings. Our Chief Executive Officer provides the Compensation Committee with strategic context regarding our products, underwriting and operational risks, strategy and performance and shareholder value-creation over time. He also advises the Compensation Committee on matters such as the alignment of our incentive plan performance measures with our overall strategy and the impact of the design of our equity incentive awards on our ability to attract, motivate and retain highly talented executive officers. The Chief Executive Officer also makes recommendations to the Compensation Committee regarding the compensation of key executive officers who report to him, including our named executive officers, and reports to the Compensation Committee regarding his evaluation of the performance of our named executive officers (other than the Chief Executive Officer). Our Group General Counsel provides input on the Board’s and the Compensation Committee’s governance and legal obligations and analyses of developments relating to the legal and regulatory environment applicable to us. In addition, our executive officers collaborate on the development of our strategic plans, which the Compensation Committee uses as the basis for setting the goals and targets for our performance-based compensation.

The Compensation Committee has the authority to retain and terminate outside advisors, including compensation consultants and counsel, to assist it with its responsibilities, including its evaluation of our compensation plans and programs and determination of the actual and proposed compensation for executive officers and directors. The Compensation Committee also has the authority to approve any such consultant’s fees, which are paid by the Company. Mercer (U.S.) Inc. (“Mercer”), the Compensation Committee’s independent compensation consultant, and counsel to the Board regularly attend Compensation Committee meetings, both with and without management present. The Compensation Committee’s current utilization of outside compensation consultants on executive compensation matters is summarized below under “Executive Compensation—Compensation Discussion and Analysis—The Compensation Process—Role of the Independent Compensation Consultant.”

The Compensation Committee reviews director compensation annually with the assistance of Mercer. The Chief Executive Officer is not involved in making decisions regarding director compensation.

Succession Planning

On behalf of the Board, our Compensation Committee collaborates with our Chief Executive Officer in the development and monitoring of our programs for emergency and long-term executive succession. The Compensation Committee generally reviews these matters with our Chief Executive Officer quarterly. Individuals who are identified as having potential for senior executive positions are identified to the Compensation Committee, in part utilizing the results of the Company’s internal review and feedback processes. The careers of these individuals are monitored to ensure that over time they have appropriate exposure both to the Board and to our businesses. These individuals interact with our Board in various ways, including through participation in Board meetings and other Board-related activities and meetings with individual directors. The Compensation Committee regularly briefs the full Board on these matters.

Investment and Risk Management Committee

The Investment and Risk Management Committee presently consists of Messrs. Gray, Hennes and Santomero (Chair).

The Investment and Risk Management Committee has adopted a written charter, which is reviewed and assessed annually.

The Investment and Risk Management Committee’s primary purpose is to assist the Board with oversight of our investment activities and financial risk management. The Investment and Risk Management Committee’s responsibilities and duties, as more fully described in its charter, are to:

•

Investment Oversight. Discuss investment strategies, performance and risk management with our Chief Investment Officer and other senior officers; review management’s procedures regarding development and compliance with investment strategies, risk limits, guidelines and objectives; ensure adequate procedures to monitor adherence to our investment guidelines and limits; oversee and review performance measurement systems we use to monitor the performance of our investment portfolio and evaluate our performance; review and evaluate the performance of our investment managers; and oversee the means and process by which we discharge our fiduciary duties with respect to investment matters to minority investors in our managed joint ventures.

•

Financial Risk Management Oversight. Assist the Board in assessing and providing oversight to management relating to the identification and evaluation of our financial, non-operational risks, in coordination with the Audit Committee; oversee the

Proxy Statement 15

CORPORATE GOVERNANCE—CONTINUED

establishment and maintenance of regular reporting systems by management to the Investment and Risk Management Committee of current and projected financial, non-operational risks, and assess the adequacy of management’s risk assessments and the appropriateness of any significant judgments made by management in such assessments; oversee management’s processes for establishing and monitoring risk and capital limits, guidelines and other non-binding controls, including advising the Board as to its reviews and reviewing the work of our internal audit function as it relates to relevant non-operational risks; oversee the processes we use to identify, manage and evaluate key financial risks, including risks related to liquidity, solvency margins, reinsurance program limits, third-party credit risk and foreign exchange exposure; inquire of management about significant financial, non-operational risks or exposures and assess the steps management has taken or plans to take to minimize, offset or tolerate such risks; and review and report to the Board regarding risks in our liability portfolios.

Cross-Committee Risk and Strategy Oversight Collaboration

Our Audit, Compensation and Investment and Risk Management Committees coordinate their oversight of our financial and operating risks and routinely collaborate to address specific matters requiring coordination and cross-committee oversight. At their quarterly meetings, each committee reviews and discusses its current agenda and future agendas in the context of our strategic plan and any new Company, industry or market information communicated to the Board and identifies matters that should be discussed with other committees or the full Board. In addition, each standing committee reports to the full Board at each quarterly Board meeting.

We believe that these and other collaborative efforts support our efforts to sustain high levels of enterprise-wide risk management and facilitate sound corporate governance. For example, as described under “Executive Compensation–Compensation Discussion and Analysis–Principal Components of Our Executive Compensation Program–Performance-Based Annual Incentive Bonus” below, this year the Compensation Committee decided to defer a portion of the performance-based annual incentive bonus payable to our named executive officers and tie payment of that portion to the successful achievement of key performance metrics related to the TMR acquisition. This determination reflected discussions amongst the committees and the Board as whole in respect of overseeing attainment of the strategic goals of the transaction and successful mitigation of potential related risks.

Transaction Committee

The Transaction Committee presently consists of Messrs. Gibbons, Gray and O’Donnell (Chair) and Ms. Hamilton. The Transaction Committee has the authority of the Board to consider and approve, on behalf of the full Board, certain strategic investments and other possible transactions.

Offerings Committee

The Offerings Committee presently consists of Messrs. Gibbons, Gray and O’Donnell (Chair) and Ms. Hamilton. The Offerings Committee has the authority to consider and approve, on behalf of the full Board, transactions pursuant to our shelf registration program, including setting the terms, amount and price of any such offering.

Meetings and Attendance

During 2018, the Board met five times, and the Audit Committee, Compensation Committee and Investment and Risk Management Committee each met four times. The Transaction Committee and Offerings Committee meet on an as needed basis, and each met one time during 2018. Each incumbent director attended 75% or more of the aggregate of the meetings of the Board and committees of the

Board on which he or she served during 2018 (during the periods that he or she served).

The members of the Board are expected to attend our annual general meetings of shareholders. All of our continuing directors attended our 2018 Annual General Meeting of Shareholders, which was held on May 14, 2018 in Bermuda.

Compensation Committee Interlocks and Insider Participation

Ms. Hamilton, Mr. Hennes, Mr. Klehm and Mr. Zore served on the Compensation Committee during the 2018 fiscal year. No member of the Compensation Committee during fiscal year 2018 was an officer or employee of the Company during the 2018 fiscal year or was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a transaction with a related person under Item 404 of Regulation S-K. No executive officer of the Company served on any board of directors or compensation committee of any other company for which any of our directors served as an executive officer at any time during fiscal year 2018.

16	Proxy Statement

CORPORATE GOVERNANCE—CONTINUED

Sustainability and Corporate Social Responsibility

Corporate social responsibility and sustainability have always been important to us, and are integral components of our corporate culture. We believe that our commitment to these values benefits all of our stakeholders, including our shareholders, communities and environment. Recently, shareholder interest in companies’ involvement in these matters has increased. Highlights of our long-standing commitment to corporate social responsibility and environmental sustainability programs are discussed below.

Risk Mitigation, Environmental Sustainability and Climate Change

We are known for our strengths in financial protection and services related to meteorologically derived disaster risks such as hurricanes, storms and floods, and we prioritize the assessment of risks related to disaster risk coverages and seek opportunities to help homeowners and businesses adapt to manage those risks. Our principal economic exposures arise from our coverages for natural disasters and catastrophes. We believe, and believe the consensus view of current scientific studies substantiates, that changes in climate conditions, primarily global temperatures and expected sea levels, are likely to increase the severity, and possibly the frequency, of weather-related natural disasters and catastrophes relative to the historical experience over the past 100 years. We believe that this expected increase in severe weather, coupled with currently projected demographic trends in catastrophe-exposed regions, contributes to factors that will increase the average economic value of expected losses, increase the number of people exposed per year to natural disasters and in general exacerbate disaster risk, including risks to infrastructure, global supply chains and agricultural production. For more than two decades, RenaissanceRe has taken a leadership role in researching and modeling atmospheric hazards and the economic impact of catastrophic storms and proactively engaging with stakeholders to promote resiliency and adaptation to climate-related events.

•

We established RenaissanceRe Risk Sciences Foundation, Inc. (the “Foundation”) in 2008 to support advanced scientific research of natural catastrophes, the development of risk mitigation and adaptive techniques to safeguard communities, efforts that reduce the economic turmoil following disasters, and organizations that preserve coastal and other risk-exposed habitats. The Foundation promotes education, preparation, adaptation and mitigation of catastrophic risks.

•

Among other things, under the aegis of the Foundation we have conceived, organized and hosted an award-winning series of Risk Mitigation Leadership Forums, focused on promoting improved understanding of, preparation for and recovery from natural disasters and other severe risks. Since 2008, we have hosted more than 4,000 attendees and almost 300 expert speakers over 13 award-winning forums. The events are free of charge to attendees, and the Foundation has published the content presented to the public on its website at www.mitigationleadership.com.

•	Most recently, in 2018, we hosted “The Community Recovery and Resilience Leadership Forum” in Kansas City, Missouri, at

which, in the context of successive years of devastating natural catastrophes, insurance industry experts, policymakers, scientists and environmentalists from across the country gathered to discuss community-focused strategies for improving natural disaster resilience and closing the protection coverage gap. The forum covered a number of important issues raised by the increasing risks that communities across the country face from disasters, including examining the importance of preventative measures to prepare communities for future disasters and keep people safe, as well as exploring how governments and community leaders can collaborate to close the protection gap for earthquake and flood risk, and to advance best practices for risk mitigation and reduction.

•

In 2017, we sponsored the “Improving Natural Catastrophe Resiliency: Insurance vs. Intervention” forum at Lloyd’s of London to discuss strategies for improving natural catastrophe resiliency and closing the protection coverage gap in the context of the record-setting large catastrophe events in 2017.

•

In 2016, we hosted the New York Recovery & Resiliency Leadership Forum, a post-Superstorm Sandy gathering of leading environmentalists, policy makers, scientists and insurance industry experts, held at the NYSE.

•

Previous events have focused on issues ranging from the special needs of lower income populations to prepare for natural disasters, seismic risk and preparation and regional climate risk and preparedness in Florida, the Gulf Coast and New England.

•

We have made significant commitments to reducing the natural disaster protection gap and mitigating the impact of natural disasters on populations and economies in the developing world through the work of the Foundation and the forums it hosts. We also play leading roles in industry initiatives formed to develop solutions that address natural catastrophe risks in emerging and developing economies. These include the Insurance Development Forum, which we were integral in forming and on which we have a leading operational role, and the Lloyd’s Disaster Risk Financing initiative, which we played a leading role in developing.

•

Our executives serve in leadership roles at multiple environmental organizations, including the Insurance Development Forum, the ClimateWise Insurance Advisory Council of the Cambridge Institute for Sustainability Leadership, the National Wildlife Foundation’s President’s Advisory Council and the Bermuda Institute of Ocean Science.

By offering this scientific expertise to policymakers and community leaders to inform decision-making and keep people safer in extreme weather, we have been recognized as a trusted voice in risk mitigation. Recognition of our leadership in these areas includes:

•	2009 Florida Governor’s Hurricane Conference awardee for hurricane mitigation and awareness;

•	2011 recipient of the National Hurricane Conference Outstanding Achievement Award; and

•	2014 National Wildlife Federation Award for Corporate Leadership.

Proxy Statement 17

CORPORATE GOVERNANCE—CONTINUED

Community Engagement and Charitable Giving

We believe it is important to be an engaged member of the communities in which we live and work and that corporate social responsibility is good for our communities, employees and business. We support a broad range of causes and organizations through three core programs: employee matching, global and local community grants and employee volunteer opportunities.

During 2018, our community and charitable activities focused on two core themes: education and research (causes that advance learning opportunities and provide educational assistance) and health and social services (causes that enhance the health and wellbeing of communities and make them more resilient). Highlights of some of our community volunteer and charitable activities in 2018 include:

•	supporting diversity and inclusion through our sponsorship of Women ReBOOT in Dublin, a tech sector initiative for women who have taken a career break, and Dive In, the international festival for diversity and inclusion in insurance;

•

providing opportunities and building interest in our industry through our internship program, with 32 interns globally, including hosting a placement as part of the Lloyd’s Graduate Scheme for the first time;

•	providing educational assistance through our undergraduate scholarship programs, which have been awarded annually since 2007; and

•	sponsoring employee giving and volunteer opportunities across our offices in support of causes such as homelessness, hunger, health, social services and education.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors and employees, including our principal executive officer, principal financial officer and principal accounting officer and all of our employees performing financial or accounting functions. The Code of Ethics is available free of charge on our website, www.renre.com, under “Investor Information—Corporate Governance.” We will also provide a printed version of the Code of Ethics to any shareholder upon request. We intend to disclose any amendments to our Code of Ethics by posting such information on our website. As outlined in the Code of Ethics, any waivers of our Code of Ethics applicable to our directors, principal executive officer, principal financial officer, principal accounting officer, controller and other executive officers who perform similar functions will be disclosed by filing a Form 8-K.

Communicating with the Board of Directors

Any shareholder or other party may communicate directly with the Board, any committee of the Board or our non-management directors as a group by writing to the intended recipient in the care of the Corporate Secretary. Shareholders can send communications electronically through our website at www.renre.com by clicking on “secretary@renre.com” under “Contact Us—Legal or Corporate Information” or by mail to: RenaissanceRe Holdings Ltd., P.O. Box HM 2527, Hamilton HM GX, Bermuda, Attn: Corporate Secretary. If properly addressed, communications will be forwarded to the intended recipient unopened.

The Audit Committee, on behalf of itself and our other non-management directors, has established procedures to enable employees or other parties who may have a concern about our conduct or policies to communicate that concern. Our employees are encouraged and expected to report any conduct which they believe in good faith to be an actual or apparent violation of our Code of Ethics. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures pertaining to receiving, retaining and treating complaints received regarding accounting, internal accounting controls or auditing matters, and with respect to the confidential, anonymous submission by Company employees of concerns regarding, among other things, questionable accounting or auditing matters. These communications may be anonymous, and may be submitted in writing, e-mailed or reported by phone through various internal and external mechanisms as provided on the Company’s internal website. Additional procedures by which internal communications may be made are provided to each employee. Our Code of Ethics prohibits any employee or director from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

18	Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures Dealing with the Review, Approval and Ratification of Transactions with Related Persons

We have adopted a written policy with respect to the review, approval and ratification of transactions with related persons. The policy covers, among other things, transactions between us and any of our executive officers, directors, nominees for director, any of their immediate family members or any other related persons as defined in

Item 404 of Regulation S-K. Each transaction covered by this policy is reviewed to determine whether the transaction is in the best interests of the Company and our shareholders. The transactions described below include certain transactions we have entered into with parties that are, or could be deemed to be, related to us.

Relationship with BlackRock, Inc.

BlackRock, Inc. (“BlackRock”) reported a beneficial ownership interest of more than 5% of our common shares as of December 31, 2018. Affiliates of BlackRock provide investment management, risk analytics and investment accounting services to us. During 2018, we incurred

$3.8 million in fees relating to these services. These fees were at then-prevailing market rates determined pursuant to arm’s-length negotiations between us and such affiliates.

Relationship with Colonial Group International

Mr. Gibbons is the Treasurer of EGL, the parent company of Colonial. We entered into reinsurance contracts with Colonial pursuant to which we received premiums of approximately $278,000 from Colonial in 2018, and paid claims to Colonial of approximately $341,000 in 2018. We renewed certain of these reinsurance contracts in December 2018 and we expect to receive premiums of approximately $289,000 from Colonial in 2019 as a result of those renewals. To date in 2019, we have paid approximately $2,672 of claims to Colonial. Mr. Gibbons is not directly involved in the management of Colonial and all of these transactions with Colonial were entered into in the ordinary course of business on terms available to similarly situated parties.

Use of Company Aircraft

Pursuant to their employment agreements, our named executive officers and certain other officers are permitted business use and a limited amount (currently the equivalent of 15 hours per year of use of the base airplane) of Company-funded personal use of our fractional interest program with NetJets Aviation Inc. (“NetJets”). On occasion, we may allow additional hours of Company-funded personal use of our aircraft interest on a case-by-case basis. The aggregate incremental cost to us of any personal use is included in the Summary Compensation Table below. In addition, Mr. O’Donnell, Robert Qutub, our Chief Financial Officer, and Stephen Weinstein, our Group General Counsel, have each entered into an aircraft use agreement with us which allows them to use our fractional interest program with NetJets for additional travel beyond that which is provided for in their employment arrangements, provided that they pay for such use in advance of any trip at the fully loaded variable rate (which rate represents our aggregate incremental cost of such use within the meaning of Regulation S-K and the rules and other guidance of the Commission). In addition, they must maintain a deposit with us from which we are authorized to withdraw funds in order to satisfy any amounts owed under the agreement. The form of aircraft use agreement was approved by the Compensation Committee. Pursuant to their agreements, Mr. O’Donnell paid $17,290, Mr. Qutub paid $73,917 and Mr. Weinstein paid $18,302 for personal use of the aircraft interest for travel during 2018. Our other executive officers are also approved to enter into aircraft use agreements with us if they wish to do so.

Housing Arrangements with Executive Officers

As discussed under “Executive Compensation—Compensation Discussion and Analysis—Principal Components of Our Executive Compensation Program—Other Benefits and Perquisites” below, we provide housing allowances to certain of our named executive officers, as well as to other employees. The amount of the housing allowance is included in the Summary Compensation Table for each named executive officer (see “Executive Compensation—All Other Compensation Table” below). From time to time, our subsidiaries enter into long-term leases for properties in Bermuda, which we sublease to certain officers, including certain of our named executive officers. In November 2015, one of our subsidiaries entered into a long-term lease of a property in Bermuda and subsequently subleased this property to Mr. O’Donnell for his Bermuda residence. We are not currently the lessee on the lease of residence of any of our other named executive officers.

Proxy Statement 19

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS—CONTINUED

Charitable Donations

RenaissanceRe provides support to various charitable organizations in Bermuda and other communities in which we operate, including organizations that support insurance industry education and training, crime prevention, substance abuse prevention, affordable housing and educational assistance. As part of our efforts, we match donations made by our officers and other employees to appropriately registered charities up to certain maximum amounts and make direct charitable contributions. Certain of our executive officers and directors, and spouses of certain of these persons, serve and have served as directors, officers or trustees of some of these organizations. In 2017, we committed to donating $250,000 to the

Bermuda Zoological Society in support of the science education and experiential learning programs offered through the Trunk Island Living Classroom, $100,000 of which was paid in 2017 and $50,000 of which was paid in 2018. Through 2018, Mr. Gibbons was Chairman of the Bermuda Zoological Society Advisory Committee and Mr. Qutub was a member of the Advisory Committee. They were not directors, officers or trustees of the Bermuda Zoological Society and received no compensation for their roles on the Advisory Committee. Except for this donation, we did not contribute more than $120,000 to any one charity in 2018 for which any of our directors or executive officers served as a director, officer or trustee.

20	Proxy Statement

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

Director Compensation Table

The following table sets forth information concerning compensation paid to each director who served on the Board during 2018, other than Mr. O’Donnell, whose compensation as our President and Chief Executive Officer is set forth under “Executive Compensation—Summary Compensation Table” below:

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Total ($)
David C. Bushnell	120,000	139,892	259,892
James L. Gibbons	170,000	289,967	459,967
Brian G. J. Gray	90,000	139,892	229,892
Jean D. Hamilton	90,000	139,892	229,892
Duncan P. Hennes	90,000	139,892	229,892
Henry Klehm III	120,000	139,892	259,892
Valerie Rahmani	90,000	139,892	229,892
Carol P. Sanders	90,000	139,892	229,892
Anthony M Santomero	120,000	139,892	259,892
Edward J. Zore	90,000	139,892	229,892

(1)	Amounts shown reflect annual retainer and annual committee chair retainer, as described below.

(2)

The amounts in this column represent the aggregate grant date fair value of time-vested restricted shares granted to our non-employee directors in 2018, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, excluding the effect of estimated forfeitures. The assumptions made in the valuation of stock awards are discussed in Note 16 (Stock Incentive Compensation and Employee Benefit Plans) of our Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 Form 10-K”). These values do not represent the actual value the recipient will or has received from the award. On March 1, 2018, each of Messrs. Bushnell, Gray, Hennes, Klehm, Levy, Santomero and Zore, Mses. Hamilton and Sanders and Dr. Rahmani were awarded 1,099 restricted shares and Mr. Gibbons was awarded 2,278 restricted shares. All of the restricted shares awarded to our non-employee directors in 2018 will vest in three equal annual installments beginning on March 1, 2019. The aggregate number of stock awards outstanding as of December 31, 2018 for each director who served on the Board during 2018 was as follows: Mr. Gibbons: 4,189 restricted shares; Messrs. Bushnell, Gray, Klehm, Santomero and Zore and Ms. Hamilton: 2,127 restricted shares each; Ms. Sanders: 2,129 restricted shares; Mr. Hennes and Dr. Rahmani: 1,727 restricted shares each.

Director Compensation Program

The Compensation Committee reviews director compensation annually. While the Compensation Committee does not target specific director pay levels against market data, with the assistance of Mercer, its independent compensation consultant, it analyzes the competitiveness of our director compensation using market data for nonemployee directors of the same group of peer companies used to evaluate executive compensation (see “Executive Compensation—Compensation Discussion and Analysis—The Market for Talent and Our Peer Group” below). The Compensation Committee reviews both the structure of nonemployee director compensation and the amounts paid at these companies. In addition, since the talent market for directors is broader than the market for executives, the Compensation Committee also reviews director compensation among companies in the S&P MidCap 400 and the S&P 500 indices. In 2018, the Compensation Committee did not make changes to any elements of director compensation in connection its annual review.

Annual Cash Retainers. During 2018, each of our non-employee directors other than the Non-Executive Chair of the Board received a cash annual retainer of $90,000 and our Non-Executive Chair of the Board received a cash annual retainer of $170,000 due to the additional responsibilities and duties of his position, which are described above under “Corporate Governance—Board Leadership Structure—Role of the Non-Executive Chair of the Board.” The Chairs of our Audit Committee, Compensation Committee and Investment and Risk Management Committee each received a committee chair cash retainer of $30,000. The cash retainer amounts were consistent with the 2017 amounts. In the event that a non-employee director joins the Board after the start of the fiscal year, the director will be paid a prorated retainer based on the number of regularly scheduled Board meetings anticipated to be attended as director, subject to a minimum of 50% of the annual retainer fee.

Additionally, we reimburse all directors for expenses incurred in connection with service on the Board, including reimbursement of expenses incurred in connection with attending educational seminars. Further, the Non-Executive Chair of the Board is reimbursed for expenses incurred in connection with attendance at certain industry events and functions. Generally, spousal travel on our corporate aircraft in connection with a business-related trip of a director is permitted, with spousal travel added to the director’s reported U.S. federal income, as applicable, based on the standard industry fare level valuation method. There is no incremental cost to us of providing this benefit.

Proxy Statement 21

DIRECTOR COMPENSATION—CONTINUED

Equity Awards. Our Compensation Committee weights directors’ compensation heavily in equity-based incentive awards in order to align their interests with the long-term interests of our shareholders. During 2018, each non-employee director other than the Non-Executive Chair of the Board received a grant of restricted shares valued at approximately $140,000 and the Non-Executive Chair of the Board received a grant of restricted shares valued at approximately $290,000, each consistent with the 2017 grants. Restricted shares granted to our non-employee directors generally vest ratably over three years. These restricted shares generally accelerate and vest on a director’s separation from service from the Board unless a director is requested to depart the Board for cause, in which case such restricted shares are forfeited. Dividends are paid currently on time-vested restricted shares. Non-employee directors who start mid-year will receive a full-value annual restricted stock grant. The date of grant for such awards will be the director’s start date, and the awards will vest on the same dates as the regular director grants.

Limitation on Non-Employee Director Compensation. Pursuant to the RenaissanceRe Holdings Ltd. 2016 Long-Term Incentive Plan (the “2016 LTI Plan”), the maximum value of any awards granted to any non-employee director in any one calendar year, taken together with any cash fees paid to such non-employee director during such calendar year, may not exceed $1,500,000.

Director Equity Ownership Policy; No Hedging or Pledging

Pursuant to our equity ownership policy for independent directors, which furthers our goal of aligning the interests of our directors and shareholders, each of our independent directors is required to hold common shares (including vested and unvested restricted shares) having a value equal to five times his or her then-current annual cash retainer or such lesser amount as the director has been granted to date. Directors generally are not permitted to sell any of the equity granted to them unless they have met their ownership requirements. As of December 31, 2018, all of our independent directors had satisfied their ownership requirements.

In addition, our independent directors are subject to our anti-hedging, anti-pledging and other trading policies, which prohibit transactions in our securities outside of designated “window” periods (except pursuant to previously adopted, approved Rule 10b5-1 plans), hedging the market value of any of our securities, and short sales of, or margin loans on, our securities. We believe that each of our directors is in compliance with our anti-hedging, anti-pledging and other trading policies.

22	Proxy Statement

EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

Our executive officers provide functional oversight of our business units and have primary responsibility for setting Company policy and decision-making authority. Our executive officers, as defined in the Exchange Act, include our Chief Executive Officer, Chief Financial

Officer, Group Chief Underwriting Officer, Group Chief Risk Officer and Group General Counsel, each of whom is also a named executive officer for purposes of this proxy statement, and our Chief Accounting Officer.

Kevin J. O’Donnell Age: 52 President and Chief Executive Officer

Mr. O’Donnell has served as our Chief Executive Officer since July 2013 and as our President since November 2012. Mr. O’Donnell previously served in a number of roles since joining the Company in 1996, including Global Chief Underwriting Officer, Executive Vice President, Senior Vice President, Vice President and Assistant Vice President. Mr. O’Donnell also serves as the Chair of the Global Reinsurance Forum and served as the Chair of the Association of Bermuda Insurers and Reinsurers in 2017 and 2018.

Robert Qutub Age: 57 Executive Vice President and Chief Financial Officer

Mr. Qutub has served as our Executive Vice President and Chief Financial Officer since August 2016. Prior to joining RenaissanceRe, Mr. Qutub served as Chief Financial Officer and Treasurer for MSCI Inc., a leading provider of portfolio construction and risk management tools and services for global investors, from July 2012 to May 2016. Prior to MSCI Inc., Mr. Qutub was with Bank of America from November 1994 to June 2012, where he held several segment Chief Financial Officer roles. He has served on the Board of Directors of USAA Federal Savings Bank since June 2014 and also served in the United States Marine Corps.

Ross A. Curtis Age: 46 Senior Vice President and Group Chief Underwriting Officer

Mr. Curtis has served as our Senior Vice President and Group Chief Underwriting Officer since July 2014. Mr. Curtis has served in a number of roles since joining the Company in 1999 as a Catastrophe Reinsurance Analyst, including Chief Underwriting Officer of European Operations based in London, England from 2010 to 2014 and Senior Vice President of Renaissance Reinsurance Ltd. in Bermuda, primarily responsible for underwriting the international and retrocessional property catastrophe portfolios and assisting in the development of our specialty reinsurance lines, from 2006 to 2010.

Ian D. Branagan Age: 51 Senior Vice President and Group Chief Risk Officer

Mr. Branagan has served as our Senior Vice President and Group Chief Risk Officer since 2009 and as the Head of Group Risk Modeling since 2005. Mr. Branagan joined the Company in 1998 to open our Dublin office, later relocating to Bermuda with additional responsibilities for underwriting risk and modeling across our (re)insurance operations. Mr. Branagan subsequently assumed the responsibility of managing risk globally and, in 2013, relocated to our London office. Prior to joining the Company, Mr. Branagan led the international activities of Applied Insurance Research Inc. (“AIR”), which included the development and marketing of AIR’s catastrophe models and tools.

Stephen H. Weinstein Age: 50 Senior Vice President, Group General Counsel, Corporate Secretary and Chief Compliance Officer

Mr. Weinstein has served as our Group General Counsel and Corporate Secretary since joining the Company in 2002, as Chief Compliance Officer since 2004 and Senior Vice President since 2005. From 2002, Mr. Weinstein also served as a Vice President. Prior to joining RenaissanceRe, Mr. Weinstein specialized in corporate law as an attorney at Willkie Farr & Gallagher LLP.

James C. Fraser Age: 43 Senior Vice President and Chief Accounting Officer

Mr. Fraser has served as our Senior Vice President and Chief Accounting Officer since December 2016. He joined RenaissanceRe in 2009, and served as our Vice President and Head of Internal Audit from 2011 through 2016. Prior to joining the Company, Mr. Fraser worked in finance and risk management positions at XL Capital and Deloitte. Mr. Fraser is a Chartered Professional Accountant and a Certified Internal Auditor.

Proxy Statement 23

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our named executive officers for purposes of this proxy statement are:

•	Kevin J. O’Donnell, our President and Chief Executive Officer;

•	Robert Qutub, our Executive Vice President and Chief Financial Officer;

•	Ross A. Curtis, our Senior Vice President and Group Chief Underwriting Officer;

•	Ian D. Branagan, our Senior Vice President and Group Chief Risk Officer; and

•	Stephen H. Weinstein, our Senior Vice President, Group General Counsel, Corporate Secretary and Chief Compliance Officer.

Executive Summary

Our Strategy and Compensation Philosophy

Our mission is to produce superior returns for our shareholders over the long term. We principally measure our financial success through long-term growth in tangible book value per common share plus the change in accumulated dividends, a metric which we believe is the most appropriate measure of our financial performance and in respect of which we believe we have delivered superior performance over time. We incentivize performance on this key metric through the mix of individual elements that comprise our executive compensation program. For example, our new form of performance share award and the return on equity component of our annual incentive plan directly reflect past period growth in tangible book value per common share plus the change in accumulated dividends, and elements such as the achievement of budgeted gross premiums written, combined ratio and our performance relative to our strategic and tactical plans reflect franchise scale and appropriate growth, and the necessary investments to deliver tangible book value growth in the future.

The following graphs illustrate our GAAP return on equity and growth in book value per common share (compounded annually) compared to our compensation peer group over one-, three-, five- and ten-year periods ending December 31, 2018:

Source: S&P Research Insight (for 2008-2014 peer company data) and S&P Capital IQ (for 2015-2018 peer company data).

(1)	Includes our current compensation peer group except that Third Point Reinsurance Ltd. is excluded from 5- and 10-year calculations due to lack of data prior to 2012.

(2)	“CAGR” means compound annual growth rate.

24	Proxy Statement

EXECUTIVE COMPENSATION—CONTINUED

We have a team-based approach to leading, managing and operating the Company, which means that our named executive officers generally are responsible for developing, implementing, managing and monitoring our overall strategic plan and operations on a Company-wide basis, in addition to being responsible for their specific business units or functions.

Our executive compensation philosophy is to develop compensation programs that:

•	support and are consistent with our strategy and risk-management practices;

•	align the interests of our executives with the long-term interests of our shareholders;

•	encourage operational and financial consistency over the market cycles and earnings volatility that are inherent to and a unique characteristic of our industry; and

•	promote our team-based approach.

We do this by:

•	requiring our named executive officers to own a significant number of our shares and forbidding pledging, hedging and similar transactions in our shares;

•	making a meaningful portion of named executive officer compensation at-risk pay through performance-based annual incentive bonuses and long-term equity-based incentive awards; and

•	rewarding our named executive officers based primarily on our overall performance, rather than the performance of individual business units or functions.

Strategic, Financial and Operating Highlights

When reviewing the performance and considering the compensation of our named executive officers, the Compensation and Corporate Governance Committee considers our strategic, operating and financial performance over both the short and long term. We believe that in 2018 we benefited from strong execution of a consistent long-term strategy and that the investments we made in prior years supported our efforts to exceed our clients’ expectations and deliver superior financial results. Highlights of our strategic, financial and operational performance in 2018 and over the last few years are outlined below.

Strong Strategic Plan Performance. We performed very well against our strategic plan in 2018, strengthening our client relationships, executing on our gross-to-net strategy and providing innovative new options to match capital with risk. In particular, we successfully pursued attractive growth opportunities, culminating in our disciplined and successful bid, in October 2018, to acquire TMR in a transaction that we believe will result in long-term financial value for our shareholders and accelerate our strategy by providing greater market penetration, increasing our access to risk and enhancing our ability to offer more comprehensive solutions to a larger number of customers. We believe that our planning and efforts relating to strategic, analytical, due diligence, structuring, talent and client retention, negotiation, financial planning and integration efforts associated with our acquisition of TMR were strong. In 2018, we made significant progress on obtaining the approvals necessary to close the transaction, preparing to fund the acquisition while maintaining our capital and liquidity at strong levels, and planning and preparing for the integration of TMR’s business and operations.

Strong Financial Performance. Despite multiple catastrophic events impacting the markets we serve in 2018, for the year ended

December 31, 2018, we generated net income available to RenaissanceRe common shareholders of $197.3 million and operating income available to RenaissanceRe common shareholders of $366.6 million; return on average common equity of 4.7% and operating return on average common equity of 8.8%; increases in book value per common share of 4.4% and growth in tangible book value per common share plus the change in accumulated dividends of 6.4%2; a combined ratio, the sum of our loss ratio and underwriting expense ratio, of 87.6%; and total shareholder return of 7.5%. We ended the year with $5.0 billion of total shareholders’ equity, which does not include the capital we manage on behalf of private investors. Our long-term financial performance has also been strong. Over the previous five years, we more than doubled our gross premiums written, while growing shareholders equity by approximately 30% and holding the sum of operational and corporate expenses approximately flat.

Underwriting Accomplishments. Our gross premiums written grew 18.3% in 2018 as we continued to strengthen our customer relationships and helped our clients respond to the catastrophic loss events, even in a challenging market. Our focus on serving our clients with unique coverages positions us to pursue bespoke or large solutions for clients which we expect to be non-recurring. In 2018 these transactions contributed to our growth in gross premiums written and net income. In addition, we continued to see the long-term benefits of our gross-to-net strategy, ceding approximately 70% of the gross losses from the loss events in 2018. Moreover, continued investment in enhanced risk selection, risk management and reporting tools helped us structure a portfolio in 2018 that, when tested by significant catastrophic events impacting both our reportable segments, yielded strong net returns.

Capital Management. In 2018, we maintained our capital and liquidity positions and our financial strength and claims-paying ratings, and increased the quarterly dividend on our common shares for the 23rd consecutive year. We issued $250 million of our common shares to State Farm Mutual Automobile Insurance Company in a private placement and $250 million of our 5.75% Series F Preference Shares, doubled the size of our revolving credit facility to $500 million, and raised in excess of $1.3 billion from third parties in our various managed vehicles. Taken together, these actions reduced our cost of capital and prepared us to fund the acquisition of TMR and meet all of our funding and liquidity needs.

Strong Operational Performance. We also performed well operationally, coordinating across functions to ensure we will be able to effect a smooth integration of TMR, maintain levels of capital adequacy and liquidity in compliance with various laws and regulations, support rating agency capital requirements, pay valid claims quickly, refine our investment portfolio to reflect our larger, more diversified organization, enhance our underwriting and risk management tools and be adequately capitalized to pursue business opportunities as they arise.

Link Between Pay and Performance for 2018

Reflecting our performance in 2018 and our pay-for-performance philosophy, performance-based annual incentive bonuses for 2018 were determined to be 175% of target for all named executive officers, although, as described in detail below under “—Principal Components of Our Executive Compensation Program—Performance-Based Annual Incentive Bonus,” payment of a portion of the bonus has been deferred subject to successful achievement of certain performance metrics tied to the TMR acquisition. Performance shares for the 2018 performance period were earned at between 81.3% and 127.1% of target.

[2]

Operating income available to RenaissanceRe common shareholders, operating return on average common equity, and tangible book value per common share plus accumulated dividends are non-GAAP financial measures. A reconciliation of non-GAAP financial measures is included in Appendix A to this proxy statement.

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EXECUTIVE COMPENSATION—CONTINUED

Highlights of Our Compensation Program

What We DO:

✓

Tie Pay to Performance. A significant portion of target annual compensation for our named executive officers is at-risk pay, including the annual performance-based cash incentive bonus and long-term equity-based incentive awards. For 2018, at-risk pay comprised approximately 87% of target annual compensation for the Chief Executive Officer and, on average, 79% of target annual compensation for our other named executive officers.

✓	Mitigate Risk. Our executive compensation programs are designed in part to manage business and operational risk and to discourage short-term risk taking at the expense of long-term results.

✓

Maintain Robust Share Ownership Guidelines. Our Chief Executive Officer is required to hold Company shares having a value equal to 7.5 times his salary and each of our other named executive officers is required to hold Company shares having a value equal to 4.5 times his salary.

✓

Have a Clawback Policy for Incentive Compensation. Our Board may attempt to recoup incentive compensation payments from our executive officers in the event our financial statements are required to be restated.

✓

Require Minimum Vesting Periods for Equity Awards. Our long-term equity-based incentive awards vest over no less than three years and our 2016 LTI Plan requires awards to have a vesting period of at least one year.

✓	Retain an Independent Compensation Consultant. The Compensation Committee retains its own independent compensation consultant to review our executive compensation program and practices.

✓	Engage with our Shareholders. We engage with our shareholders to discuss and understand their perceptions or concerns regarding our executive compensation programs.

✓

Have a Maximum Payout Cap for Long-Term Equity-Based Incentives. Performance shares will not pay out above a pre-determined maximum. In 2018, for our new form of performance shares, we lowered the maximum from 250% to 200%.

✓

Have Double-Trigger Severance and Vesting in the Event of a Change in Control. In the event of a change in control, cash severance benefits are payable only upon a double trigger. For awards made under our 2016 LTI Plan, vesting may only be accelerated upon a change in control if the awards are not assumed or substituted or if a participant experiences a qualifying termination, and, for performance-based equity awards, vesting will be based on actual performance as of the date of the change in control or at target level if actual performance cannot be measured.

✓

Align Executive Compensation with Shareholder Returns. Our long-term equity-based incentive awards link the compensation of our named executive officers directly to corporate performance over the long term.

✓	Have A Fixed Share Reserve for Equity Awards. Our 2016 LTI Plan has a fixed share reserve approved by shareholders, rather than an evergreen reserve.

✓

Set Rigorous Goals. We have a rigorous goal setting process for our performance shares and performance-based annual incentive bonuses. The Compensation Committee approves the performance share goals and the components of the formula used to determine the business performance factor and the specific targets, thresholds and maximums for the performance-based annual incentive bonuses each year.

What We DO NOT Do:

✗

No Vesting of Performance Shares if Threshold Performance Is Not Achieved. No performance shares vest for a performance period if our relative total shareholder return rank is in the bottom third of our performance share peer group or if growth in tangible book value per common share plus the change in accumulated dividends is less than a pre-determined minimum, as applicable. As a result, for most performance share awards, 100% of the performance shares related to each of 2012, 2013, 2014 and 2017 performance were forfeited.

✗

No Payments At or Above Target for Below Median Performance. Performance shares that pay out based on total shareholder return rank will pay out at target if our relative total shareholder return is at the 53rd percentile of our performance share peer group and will not pay out greater than target if our absolute total shareholder return is negative.

✗

No Tax Gross-ups for Excise Taxes. We do not provide any employees with a gross-up for U.S. excise taxes that may be imposed as a result of severance or other payments made in connection with a change in control.

✗	No Tax Gross-ups on Perquisites. Our named executive officers are not entitled to U.S. federal income tax gross-ups on perquisites.

✗	No “Liberal” Definition of Change in Control. Our 2016 LTI Plan and executive employment agreements do not have a “liberal” definition of change in control.

✗	No Repricing. Stock options and stock appreciation rights cannot be repriced, exchanged or cashed out without shareholder approval.

✗	No Special Retirement Arrangements for Executive Officers. Our named executive officers do not participate in any retirement programs that are not generally available to our employees.

✗	No Hedging and No Pledging. Our employees and directors are prohibited from directly hedging the value of, entering into short sales or margin loans on, or pledging any of our securities.

✗	No Unapproved Trading Plans. Our named executive officers must have pre-approval to establish trading plans pursuant to Exchange Act Rule 10b5-1 and to trade our shares outside of such plans.

✗	No Dividends or Dividend Equivalents on Unvested Performance Shares. We do not pay dividends or dividend equivalents on performance shares unless and until the performance shares are earned and vest.

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EXECUTIVE COMPENSATION—CONTINUED

Advisory Vote on Compensation; Shareholder Engagement

At our 2018 Annual General Meeting of Shareholders, approximately 96% of the votes cast on the annual advisory “say on pay” vote were cast in support of the compensation of our named executive officers. This was in line with the strong support level of approximately 95% in 2017 and 94% in 2016. The results were encouraging, reflecting strong shareholder support of our executive officer compensation programs, including the enhancements we made to our program in 2016.

To ensure that we continue to enjoy the support of our shareholders, we engaged in an extensive shareholder outreach effort in 2018 and early 2019. We contacted shareholders representing almost 70% of our common shares during this period, and spoke to shareholders representing more than 52% of common shares. We are committed to ensuring that our shareholders fully understand our executive compensation programs, including how they align the interests of our named executive officers with those of our shareholders and how they reward the achievement of our strategic objectives. Our shareholders have noted that they generally support our strategy and have consistently expressed support for the structure and design of our compensation plans and programs, particularly our emphasis on long-term equity-based incentive awards. They have said that they appreciate the opportunity to engage in these discussions and our willingness to consider their input in designing our executive compensation program, and have not noted any concerns with our executive compensation program.

The Link Between Pay and Performance

The compensation paid to our named executive officers is greatly impacted by our performance and payout levels vary considerably based on results over both the short and long term. As described in more detail below, our executive compensation program has four main components: (i) salary, (ii) performance-based annual incentive bonus, (iii) long-term equity-based incentive awards in the form of time-based restricted shares and performance shares and (iv) other benefits and perquisites. We consider the performance-based annual incentive bonus and long-term equity-based incentive awards, which represented approximately 87% of our Chief Executive Officer’s target annual compensation in 2018, to be at-risk pay. For our other named executive officers, at-risk pay represented, on average, approximately 79% of their target annual compensation in 2018. Performance-based annual incentive bonus and performance shares, which are earned based on our performance, represented approximately 58.5% of our Chief Executive Officer’s target annual compensation in 2018 and, on average, approximately 45% of the target annual compensation for our other named executive officers in 2018.

Our performance-based annual incentive bonus is paid based on our “business performance factor,” which is determined based on our financial performance and strategic accomplishments during the year, as assessed through the process outlined below. Performance-based annual incentive bonuses for 2018 were determined to be 175% of target for all named executive officers, although payment of a portion of the bonus has been deferred subject to successful achievement of certain performance metrics tied to the TMR acquisition (see “—Principal Components of Our Executive Compensation Program—Performance-Based Annual Incentive Bonus” below).

For performance shares granted prior to May 2018, the number of performance shares that vest for a particular year in a three-year performance cycle is based on a formulaic determination of total shareholder return relative to our performance share peer group (see “—Principal Components of Our Executive Compensation Program—Long-Term Equity-Based Incentives” below). For the 2018 performance period, performance shares granted in 2016 vested at 127.1% of target, performance shares granted in 2017 vested at target, and performance shares granted in 2018 vested at 81.3% of target. Our new performance shares, which we began granting in May 2018, vest for a particular year in a three-year performance cycle based on our growth in tangible book value per common share plus the change in accumulated dividends, which we consider to be the principal measure of our long-term financial success (see “—Principal Components of Our Executive Compensation Program—Long-Term Equity-Based Incentives” below). For the 2018 performance period, these performance shares vested at 83.8% of target.

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EXECUTIVE COMPENSATION—CONTINUED

The alignment of pay with performance is further illustrated by the graphs below, which show the alignment of our Chief Executive Officer’s three-year realizable pay with total shareholder return, return on equity, growth in book value per share and combined ratio over the same period, each based on the most recently available complete compensation peer group proxy data. As shown below, on each of these metrics, our Chief Executive Officer’s realizable pay over the last three years was well aligned with our performance versus our peers: our three-year total shareholder return was at the 60th percentile of our compensation peer group, our three-year average return on equity was at the 50th percentile of our compensation peer group, our three-year growth in book value per share was at the 40th percentile of our compensation peer group and our combined ratio was at the 70th percentile of our compensation peer group, while our Chief Executive Officer’s three-year realizable pay ranked at the 60th percentile of our compensation peer group.

Source:	S&P Capital IQ.

(1)

The financial ratios used above are calculated using the closest GAAP financial measures to the financial metrics used in various components of our executive compensation program. “3-Year Realizable Pay” is defined as the sum of: (i) base salary earned in each fiscal year, (ii) actual bonus payout for each fiscal year (including discretionary, sign-on and special bonuses), (iii) in-the-money value, at December 31, 2018, of all options granted during the three-year period, (iv) full value, at December 31, 2018, of all restricted shares/units granted during the three-year period and (v) full value, at December 31, 2018, of all performance shares/units granted during the three-year period (using the actual shares earned for completed performance cycles and the target number of shares for cycles that are ongoing). Time periods for pay are based on most recent available information (2015-2017 for peers and 2016-2018 for RenaissanceRe). Time periods for performance are based on most recent available information (2016-2018 for peers and RenaissanceRe, unless otherwise noted). For purposes of illustration, our current compensation peer group was used.

In 2018, our Chief Executive Officer’s total compensation as reported in the Summary Compensation Table increased from 2017, driven primarily by an increase in the value of his formulaic performance-based annual incentive bonus due to improved Company performance. For a number of reasons, including fluctuations in stock prices on the grant and vesting dates, differences in equity grant date fair values from year to year and SEC reporting requirements, the amounts reported in the Summary Compensation Table may be different from the actual compensation realized by our named executive officers, may not be realized for a number of years or may never be realized. For example, SEC rules require us to report the grant date fair value of all equity awards in the Summary Compensation Table for the year in which they were granted. For performance shares, grant date fair value is generally determined by a

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EXECUTIVE COMPENSATION—CONTINUED

fair value applied to the target number of shares; however, for many years, including for the 2017 performance period, performance shares eligible to vest have actually been forfeited entirely, reflecting the link between pay and performance. As illustrated in the table below, since the introduction of performance shares as a component of our executive compensation program in 2010, through the 2018 performance period, the named executive officers have forfeited between 31% and 75% of their total target number of performance shares. Over the same time period, our growth in book value per common share was 101.5% and our total shareholder return was 181.3%. At the time of grant, the performance share awards had a potential maximum payout of 200% or 250% of target.

	Performance Shares (2010 to 2018)
Name	Target	Earned	Net Forfeited	% of Target Forfeited	Value of Forfeited(1)
Kevin J. O’Donnell	76,222	52,617	23,605	31%	$3,155,989
Robert Qutub	3,324	837	2,487	75%	$332,512
Ross A. Curtis	23,870	14,819	9,051	38%	$1,210,119
Ian D. Branagan	25,721	17,670	8,051	31%	$1,076,419
Stephen H. Weinstein	26,520	18,028	8,492	32%	$1,135,380

(1)	Based on the closing price of our common shares of $133.70 on December 31, 2018.

The Market for Talent and Our Peer Group

Our ability to attract and retain executive officers with the unique personal and professional qualities that we believe contribute to our ongoing success is critical to achieving our goals. We believe that the pool of candidates that meet our criteria is small and that competition for talent has increased during recent years as a result of, among other things: non-traditional entrants into our industry (such as investment banks, hedge funds and pension funds); new reinsurance companies backed or funded by such other entities entering the market; the proliferation of third-party capital utilization by insurance and reinsurance companies and non-traditional competitors; and the growth in demand for catastrophic and specialty risk coverage in emerging markets.

Compensation Peer Group

While the Compensation Committee does not target specific compensation component levels or total compensation of the named executive officers against market data, it periodically assesses the competitiveness of the compensation levels of our named executive officers and considers the overall competitive market in which our named executive officers operate. With the assistance of management and its independent compensation consultant, Mercer, the Compensation Committee utilizes market data of a peer group of companies to analyze the competitiveness of our named executive officer compensation.

The compensation peer group is developed by management and Mercer and is regularly reviewed, assessed and approved by the Compensation Committee to ensure continued applicability. It includes companies with businesses that are similar to ours, whose results are driven by risk portfolios that are similar to ours, that are in similar jurisdictions to ours and from which we seek to attract qualified executives. Significantly, all except one of the companies in our compensation peer group that disclosed a peer group for compensation purposes in their 2018 proxy statements also listed us as a peer or equivalent. Over the last several years, the (re)insurance industry has experienced an influx of non-traditional entrants, many of which are privately held, and continuing consolidation, resulting in increased competition for both talent and business with strongly resourced and capitalized firms. As a result, it has become increasingly difficult to identify publicly traded companies that we believe are appropriate peers, and the number of companies in our compensation peer group has steadily decreased. In selecting peers, the Compensation Committee seeks to maintain consistency from year to year, to the extent appropriate. It also considers company size—both by revenue and by market capitalization. While our revenue may fall below the compensation peer group median in some years, our market capitalization is regularly above median. Several companies included in our compensation peer group have revenue somewhat higher than the range typically used by proxy advisors to determine peer companies, but we do not believe that reinsurance companies’ revenues are necessarily directly comparable. For example, an excess of loss reinsurance treaty may provide higher limits, and represent a higher estimated margin, than a proportional treaty with higher gross premiums. However, we are comfortable that our market presence and financial position are broadly comparable with our compensation peer group as a whole and with the individual companies that comprise it. Accordingly, we believe it is appropriate to include these companies, regardless of revenue, because these selected peer companies are our primary competitors for both business and executive talent. To ensure that our competitive pay analysis is not unduly influenced by the larger companies in our compensation peer group, we review the competitive pay information for all 11 peer companies individually, rather than relying on average or other summary statistics that may be distorted by outliers.

In February 2018, the Compensation Committee assessed and determined the composition of our compensation peer group for 2018. Two companies that were included in our 2017 compensation peer group, Validus Holdings, Ltd. and White Mountains Insurance Group Ltd., were removed for 2018 because Validus Holdings, Ltd. announced that it would be acquired and no longer would be a publicly traded company, and White Mountains Insurance Group Ltd. sold its (re)insurance operations and the Compensation Committee determined it was no longer an appropriate peer. The Compensation Committee determined to add Alleghany Corporation, Argo Group International Holdings, Ltd., Greenlight Capital Re, Ltd. and Markel Corporation to the compensation peer group because they met the size, business mix and other criteria set forth above. The following 11 companies comprised our compensation peer group for 2018:

Alleghany Corporation	Greenlight Capital Re, Ltd.
Arch Capital Group Ltd.	Markel Corporation
Argo Group International Holdings, Ltd.	Third Point Reinsurance Ltd.
Aspen Insurance Holdings Limited (1)	W. R. Berkley Corporation
Axis Capital Holdings Limited	XL Group Ltd (2)
Everest Re Group, Ltd.

(1)	On August 28, 2018, Aspen Insurance Holdings Limited announced that it would be acquired by affiliates of Apollo Global Management, LLC. The transaction closed on February 15, 2019.

(2)

On March 5, 2018, XL Group Ltd announced that it would be acquired by AXA SA. The transaction closed on September 12, 2018 and XL Group Ltd was removed from the compensation peer group in accordance with the terms of the award agreements.

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EXECUTIVE COMPENSATION—CONTINUED

As discussed below under “—Principal Components of Our Executive Compensation Program,” in addition to using our compensation peer group to set and analyze compensation programs and levels, we also used this peer group of companies to measure certain performance metrics for performance-based annual incentive bonuses for 2018.

Although, as noted above, we also compete for talent with non-traditional entrants into our industry and other companies in a variety of different sectors, we do not include these firms in our compensation peer group. However, we try to monitor their compensation practices where information is available and to be cognizant of competitive pressures from these companies in our program design and determinations. With the assistance of Mercer, the Compensation Committee reviewed broader market data to provide an additional point of reference to consider when setting pay for our named executive officers. The companies in this group represent a pool from which we source (and to which we potentially may lose) talent, and are comprised of companies from a variety of sectors, including U.S. regional banks, asset management companies and a selection of reinsurance and multi-line insurance companies outside of our historical parameters.

Performance Share Peer Group

As discussed below under “—Principal Components of Our Executive Compensation Program,” to determine total shareholder return relative to our peers for the payout of our performance shares granted in March 2018, the Compensation Committee, in consultation with Mercer and management, selected an expanded group of peers that includes all of the companies in the peer group we use to set and analyze compensation programs and levels, plus six additional companies. The Compensation Committee chose to use an expanded peer group for the performance shares because it believes these companies reflect the broader group with whom we compete globally, but may not fit our compensation peer group criteria due to size, jurisdiction or other factors.

The following 17 companies comprised our performance share peer group for 2018:

Alleghany Corporation	Hiscox Ltd
Arch Capital Group Ltd.	Lancashire Holdings Limited
Argo Group International Holdings, Ltd.	Markel Corporation
Aspen Insurance Holdings Limited (1)	SCOR SE
Axis Capital Holdings Limited	Third Point Reinsurance Ltd.
Beazley plc	WMIH Corp. (now known as Mr. Cooper Group Inc.) (2)
Everest Re Group, Ltd.	W. R. Berkley Corporation
Greenlight Capital Re, Ltd.	XL Group Ltd (3)
Hannover Rück SE

(1)	On August 28, 2018, Aspen Insurance Holdings Limited announced that it would be acquired by affiliates of Apollo Global Management, LLC. The transaction closed on February 15, 2019.

(2)	On February 13, 2018, WMIH Corp. announced plans to merge with Nationstar Mortgage Holdings Inc. and change its name to Mr. Cooper Group Inc. The transaction closed on July 31, 2018.

(3)

On March 5, 2018, XL Group Ltd announced that it would be acquired by AXA SA. The transaction closed on September 12, 2018 and XL Group Ltd was removed from the performance share peer group in accordance with the terms of the award agreements.

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Principal Components of Our Executive

Compensation Program

Summary

We believe that our executive compensation program holds our named executive officers accountable for annual and long-term performance, manages compensation-related risk taking within the parameters of our philosophy and supports the guiding principles that drive our overall pay philosophy. The table below describes the components of our pay program and how each supports that philosophy.

Compensation Component	Primary Purpose of Compensation Component	Philosophy Behind Providing Compensation Component

Salary	Provides a fixed component of compensation that reflects expertise and scope of responsibilities

•       Provides a base component of total compensation

•      Provides objective, market-driven and competitive pay

•      Represents a relatively lower contribution to total compensation as responsibilities increase

Performance-Based Annual Incentive Bonus	Provides at-risk pay that reflects annual corporate performance and performance against strategic accomplishments	• Promotes the achievement of financial and performance metrics important to shareholders • Reinforces the importance of pre-established strategic accomplishments and goals • Rewards team success
Long-Term Equity-Based Incentives (Performance Shares and Time-Vested Restricted Shares)	Provides at-risk pay with a long-term focus, subject to both performance- and service-based vesting mechanics

•       Aligns named executive officers’ and long-term shareholders’ interests

•       Reflects long-term performance

•      Retains talent through long-term wealth-creation opportunities

•      Holds executives to significant equity ownership requirements

Other Benefits and Perquisites	Reflects the Bermuda location of our corporate headquarters and expatriate relocation needs as well as specific local market and competitive practices	• Encourages relocation of talented executives to our strategic Bermuda headquarters location • Provides a strong retention element

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EXECUTIVE COMPENSATION—CONTINUED

The Compensation Committee does not mandate a specific allocation among the compensation components, but believes that a majority of total direct compensation paid to our named executive officers should be at-risk, with a substantial portion subject to the achievement of performance objectives as well as service-based criteria.

The charts below show the pay mixes between fixed (base salary) and at-risk (time-vested restricted shares, performance shares and performance-based annual incentive bonus) target pay of our Chief Executive Officer and our other named executive officers (on average) for 2018, which illustrate our emphasis on long-term and at-risk:

(1)	May not add to 100% due to rounding.

Salary

We believe that base salary should provide a fixed component of compensation at a competitive level to attract and retain executives. Salaries for our named executive officers are based on several factors, including the scope of job responsibilities, experience, expertise, performance and competitive market compensation. From time to time, salaries may be adjusted to reflect promotions, increases in responsibilities and competitive considerations.

Each of our named executive officers received a salary increase in connection with the Compensation Committee’s annual compensation review, which was conducted in February and May of 2018. The Compensation Committee’s salary decisions were supported by our annual analysis of the competitiveness of our executive compensation program, which is conducted with the assistance of Mercer. The increases reflect competitive market dynamics and the increasing complexity of our named executive officers’ roles within the expanding organization. The last time the Compensation Committee increased the base salaries of Messrs. O’Donnell, Qutub, Curtis and Weinstein was in 2016. The details of the base salary increases are set forth in the table below.

Name	Prior Base Salary	New Base Salary	Percentage Increase	Effective Date
Kevin J. O’Donnell	$1,060,000	$1,100,000	3.8%	October 1, 2018
Robert Qutub	$ 575,000	$ 635,000	10.4%	June 1, 2018
Ross A. Curtis	$ 625,000	$ 675,000	8.0%	June 1, 2018
Ian D. Branagan	£ 400,000	£ 450,000	12.5%	June 1, 2018
Stephen H. Weinstein	$ 501,000	$ 525,000	4.8%	June 1, 2018

As described below, the new base salaries were used to determine the amounts of performance-based annual incentive bonuses for 2018.

Performance-Based Annual Incentive Bonus

Our performance-based annual incentive bonus is structured to reward our named executive officers based on short-term corporate performance and contributes to the alignment of named executive officer compensation and corporate performance. Amounts are earned based on our attainment of certain financial measures and quantitative and qualitative strategic and operating accomplishments for the relevant fiscal year. The Compensation Committee and management believe that, while quantitative results should be a primary measure of executive performance, they should not be the sole measure. Our business is subject to significant volatility over the short and intermediate term as financial performance in any fiscal period is materially impacted by the occurrence or non-occurrence of catastrophic events, while our prompt payment of valid claims and support of our clients in a catastrophe can build strategic value and contribute to long-term financial success. Therefore, it can be extremely difficult to judge what constitutes “strong performance” in any given short or intermediate time frame purely on a quantitative basis. The Compensation Committee also considers the interplay between the various components of our compensation program and selects metrics that it believes work in tandem with these other components, such as our long-term equity-based incentive awards. We believe that the mix of qualitative and quantitative objectives chosen encourages underwriting discipline, does not reward excessive or inappropriate risk taking and, when considered together with the other components of our compensation program that utilize different performance metrics and time frames, helps ensure that short-term corporate performance is not pursued at the expense of long-term shareholder value creation.

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The quantitative factors chosen by the Compensation Committee to calculate performance-based annual incentive bonuses are considered by the Compensation Committee to be principal drivers in the creation of total shareholder return and growth in tangible book value per common share over time, and the overall success of our business. For 2018, the Compensation Committee chose relative operating return on average common equity, gross premiums written and relative combined ratio as the portfolio of financial performance metrics for the determination of performance-based annual incentive bonuses because it believes that each metric individually represents an important measure of the financial success of our business and together they serve to balance risk and reward and support our goal of growth in tangible book value per common share. Operating return on average common equity, combined ratio rank and gross premiums written were also the financial performance metrics for the 2017 fiscal year.

Performance-Based Annual Incentive Bonus Mechanics

At its regularly scheduled meeting in the first quarter of each year, the Compensation Committee determines the financial objectives and strategic accomplishments that will be used to calculate the “business performance factor” that will be considered when determining the ultimate amount of the bonus following the completion of the fiscal year. The business performance factor equals the aggregate sum of the outcomes for each performance metric, calculated as the percentage achievement multiplied by its relative weight. The potential ranges of these individual components vary, but can result in a final business performance factor of no greater than the maximum set by the Compensation Committee for the year (discussed in more detail below). In conjunction with its annual compensation review, the Compensation Committee also establishes a target performance-based annual incentive bonus for each of our named executive officers.

Following the completion of a fiscal year, in conjunction with the Board’s review of our annual strategic plan, the Compensation Committee determines the business performance factor for the preceding fiscal year. Bonus allocations for all employees, including our named executive officers, are then made from a pool funded by multiplying the aggregate target bonuses by the business performance factor after adjusting for individual performance and contributions. We believe that our performance-based annual incentive bonus process fosters relative internal pay equity and aligns employees with overall corporate results in a manner consistent with our team-based compensation philosophy and organizational culture.

2018 Performance-Based Annual Incentive Bonus Determinations

In connection with the Compensation Committee’s annual compensation review at its February and May 2018 meetings, the Compensation Committee determined the target levels for named executive officers’ 2018 performance-based annual incentive bonuses, expressed as a percentage of base salary. Supported by our annual analysis of the competitiveness of our executive compensation program, which is conducted with the assistance of Mercer, the Compensation Committee determined to increase the target levels for the named executive officers’ performance-based annual incentive bonuses compared to previous years. Mr. O’Donnell’s target level had not been increased since he was promoted to Chief Executive Officer in 2013. The target levels had not been increased since 2012 for Mr. Branagan and Mr. Weinstein and 2014 for Mr. Curtis. Mr. Qutub’s previous target level was set when he joined the company in 2016. The target levels for each of Mr. Qutub, Mr. Curtis, Mr. Branagan and Mr. Weinstein were increased from 110% of base salary to 125% of base salary and the target level for Mr. O’Donnell was increased from 165% of base salary to 225% of base salary. The target amounts established by the Compensation Committee are set forth in the table at the end of this section.

At its February 2018 meeting, the Compensation Committee also approved the financial performance metrics and reviewed the strategic accomplishments that would be considered when determining the ultimate amount of the performance-based annual incentive bonus following the completion of the 2018 fiscal year, including establishing specific targets, thresholds and maximums for each of these performance metrics to be applied when calculating the funding of the performance-based annual incentive bonus program for 2018. Full details of the specific targets, thresholds and maximums for each metric, as well as the outcomes of the formula, are set forth in the graphic below. For each performance metric, an actual result below the set threshold would result in no payout related to that metric. The comprehensive process used by the Compensation Committee in selecting the performance metrics and setting the payout schedule was completed in conjunction with the Board’s approval of our annual strategic plan and assessment of our strategic position.

The performance metrics for the 2018 fiscal year were:

•	ratio of operating return on average common equity to the average of the operating return on average common equity of our pre-established compensation peer group;

•	ratio of actual gross premiums written to budget;

•	combined ratio rank relative to our pre-established compensation peer group; and

•	assessment of strategic accomplishments that were approved by the Board, including, among other things, the following:

•	pursuing articulated tactical plans for our core operations, including in our property, casualty and specialty and Lloyd’s businesses;

•	enhancing our underwriting and risk management tools and generating underwriting performance in line with our quantitative and qualitative goals;

•	deepening relationships with and increasing core client penetration in our existing platforms, particularly through enhanced coordination across platforms;

•	managing expenses while investing in necessary capabilities;

•	executing and analyzing capital management options;

•	attaining goals relating to our investment portfolio structure, analytics, duration benchmarks and other attributes, reflecting the larger, more diversified organization;

•	strengthening third-party capital relationships and growing strategic investments; and

•	identifying and mitigating risks and supporting the pursuit of attractive growth opportunities through our government engagement efforts.

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Consistent with prior years, for 2018, financial performance metrics were given a weighting of 66.7% and strategic accomplishments were given a weighting of 33.3%, and the Compensation Committee determined that the final business performance factor could range from 0% to 200% of target.

In February 2019, the Compensation Committee reviewed the Company’s performance for the 2018 fiscal year. Performance against financial metrics is calculated formulaically based on actual results. To determine the performance against strategic accomplishments, the Compensation Committee reviews detailed information provided by management regarding progress on each of the various pre-established goals and consults with the Audit Committee, the Investment and Risk Management Committee and the Non-Executive Chair, then gives a score to each area and averages the results to determine a final “strategic projects score” that corresponds to a pre-established payout percentage. The Compensation Committee believes that, as discussed above under “—Executive Summary—2018 Strategic, Financial and Operating Highlights,” the Company performed very well against the pre-established strategic accomplishments for the performance-based annual incentive bonuses for 2018. Based on our actual performance achievements, the Compensation Committee established an overall business performance factor of 175% of target for 2018 in accordance with the formula described above and outlined in the graphic below.

The graphic below shows the targets, thresholds and maximums for each performance metric, as well as the outcomes of the formula that the Compensation Committee considered in establishing the overall business performance factor for 2018 and the resulting scores on all measures.

(1)	For the year ended December 31, 2018, our actual combined ratio was 87.6%, our actual operating return on average common equity was 8.8% and our actual gross premiums written were $3.3 billion.

(2)	To calculate, we compared our performance to our compensation peer group for 2018, which is described above.

(3)	Operating return on average common equity is a non-GAAP financial measure. A reconciliation of non-GAAP financial measures is included in Appendix A to this proxy statement.

(4)	Actual payout between levels between threshold and target and target and maximum is determined by straight-line interpolation.

(5)

With input from management and in conjunction with the Board’s annual review of our strategic plan, the Compensation Committee evaluates performance on the pre-established strategic accomplishments, resulting in a score between 0 and 3.0, which translates to a specific payout on the pre-established payout schedule.

As reflected by the business performance factor calculation, we successfully executed against the financial objectives and strategic accomplishments established by the Compensation Committee in early 2018 and, in February 2019, the Compensation Committee determined that the actual performance-based annual incentive bonus for each named executive officer for 2018 would be equal to our business performance factor of 175%, multiplied by his target bonus amount. Upon extensive deliberation, the Compensation Committee also determined to pay the named executive officers 150% of the target bonus amount on schedule in March 2019, and to defer payment of the remaining portion, equal to 25% of the target bonus amount, or approximately 14% of the actual performance-based annual incentive bonus, subject to the attainment of certain measurable strategic goals related to the TMR acquisition, as described below. The Compensation Committee and management recognize that the TMR acquisition, which was announced in October 2018 following the determination of the business performance factor goals for 2018, was one of the most important strategic decisions made by the Company in 2018, that the successful integration of TMR will be critical to our long-term success, and that the announcement of the TMR transaction and related equity issuance were likely to have impacted our share price following the announcement. The Compensation Committee believes that its decision to defer payment of a portion of the formulaic bonus earned for 2018 will further align the named executive officers’ compensation with our long-term strategy, corporate performance and shareholder interests.

The amount of the deferred portion of the 2018 annual bonus that will be actually earned by the named executive officers will be based on

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achievement of the following three goals related to the TMR acquisition within three years of October 30, 2018, the signing date of the transaction:

•	the successful closing of the TMR acquisition within the time frame contemplated by the acquisition agreement;

•	our renewal of at least $700 million of gross premiums written by TMR at terms and conditions acceptable within our own underwriting and risk management frameworks; and

•

our achievement of an estimated run-rate after tax earnings contribution from the acquired TMR operations of at least $100 million (excluding the opportunity cost of cash and one-time integration costs).

The named executive officers will be paid 0% of the deferred amount if none of the goals are achieved, 50% of the deferred amount if one of the three goals is achieved, 75% of the deferred amount if two of the three goals are achieved and 100% of the deferred amount if all three goals are achieved. In addition, the named executive officers will have the ability to earn up to 150% of the total deferred amount if we exceed the performance goals for gross written premium renewals and run-rate by at least 25% each.

Any deferred bonus earned will be determined and paid as soon as reasonably practicable following the earlier of (i) the end of the first fiscal quarter in which all three goals are achieved and (ii) the end of the three-year performance period (the earlier of such dates, the “measurement date”), with any amounts earned in excess of 100% of the deferred amount determined using linear interpolation between target and maximum performance for each of the two financial goals.

If a named executive officer is terminated by us for cause (as defined in his employment agreement) or resigns without good reason (as defined in his employment agreement), in each case, prior to the measurement date, he will forfeit such unpaid portion of the deferred amount. If a named executive officer is terminated by us without cause or resigns for good reason, in each case, prior to the measurement date, the deferred bonus amount will be deemed earned at target.

The target, paid, deferred and total actual performance-based annual incentive bonuses for 2018 for each of our named executive officers, as determined by the Compensation Committee, are set forth in the table below.

Name	Bonus Basis / Base Salary	Target 2018 Bonus as a Percent of Bonus Basis	Target 2018 Bonus	Paid 2018 Bonus (1)	Deferred 2018 Bonus (1)	Total Actual 2018 Bonus (1)
Kevin J. O’Donnell	$1,100,000	225%	$2,475,000	$3,712,500	$618,750	$4,331,250
Robert Qutub	$635,000	125%	$793,750	$1,190,625	$198,438	$1,389,063
Ross A. Curtis	$675,000	125%	$843,750	$1,265,625	$210,938	$1,476,563
Ian D. Branagan (2)	$574,200	125%	$717,750	$1,076,625	$179,438	$1,256,063
Stephen H. Weinstein	$525,000	125%	$656,250	$984,375	$164,063	$1,148,438
(1)

Paid 2018 bonus represents the portion of the performance-based annual incentive bonus paid for 2018, equal to 150% of the target bonus. Deferred 2018 bonus represents the deferred portion of the performance-based annual incentive bonus for 2018, 0% to 150% of which may be earned based on achievement of goals related to the TMR acquisition. Total actual 2018 bonus represents the sum of paid 2018 bonus and deferred 2018 bonus, equal to 175% of the target 2018 bonus.

(2)	Mr. Branagan’s bonus basis is his salary of £450,000 converted into U.S. dollars at the exchange rate of 1.28 on December 31, 2018.

Long-Term Equity-Based Incentives

While our performance-based annual incentive bonuses reward the prior year’s corporate performance, our long-term equity-based incentive awards link the compensation of our named executive officers directly to corporate performance over the long term. Generally, a portion of each named executive officer’s long-term equity-based incentive award is granted in the form of performance shares, which are subject to both service-based and performance-based vesting conditions, and a portion is granted in the form of time-vested restricted shares, which are subject to service-based vesting only. These awards make up a significant component of total direct compensation. We believe that the combination of awards with performance-based and service-based vesting supports our pay-for-performance philosophy by encouraging long-term performance, retention and shareholder value-creation and fostering an ownership culture.

Long-Term Equity-Based Incentive Mechanics

Generally, the Compensation Committee makes annual long-term equity-based incentive awards to the named executive officers in connection with its annual review of compensation at its first regularly scheduled meeting in the first quarter of the year, which is typically held in February. The Compensation Committee may also grant equity awards from time to time to reflect promotions, special achievements, new hires or retention needs. The date of grant for these equity awards will generally be the third business day following the release date of our next quarterly financial results following the later of a new hire’s actual start date or the date on which the award was approved.

As noted above, typically a portion of the awards for named executive officers is in the form of time-vested restricted shares and a portion is in the form of performance shares. Grants of time-vested restricted shares generally vest in four equal annual installments subject to continued service with the Company. Performance shares granted prior to May 2018 typically are earned in three equal annual installments based upon the Company’s total shareholder return relative to our performance share peer group during each calendar year performance period and vest at the end of a three-year service period, subject to continued service with the Company. The Compensation Committee selected relative total shareholder return as

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the performance metric for these performance shares for several reasons, most significantly its likely correlation to long-term growth in tangible book value per common share. In addition, it is simple to calculate, verify and compare and directly correlates with our shareholders’ returns over the performance period. For purposes of these performance share awards, total shareholder return is determined as the increase in the 20-day average share price preceding the end of the performance period, plus the dividends paid with respect to such shares during such period, expressed as a percentage of the 20-day average share price preceding the beginning of the performance period. The performance-based vesting level of one-third of the award is determined at the end of each year of the performance period based on that year’s performance, and earned shares generally remain subject to a service-based vesting requirement through the end of the full three-year service period. In addition, the performance shares will pay out at target if our relative total shareholder return is above the median of our performance share peer group and will not pay out greater than target if our absolute total shareholder return is negative.

The Compensation Committee reviews the terms and conditions of our performance shares at least annually to ensure alignment with our strategic plan, and the Compensation Committee recognizes that, as a result of the execution of our strategic plan, our business has evolved since we first began granting performance shares, including diversification of our assumed risk portfolio, improvement in our operating leverage, organic growth and continued optimization of the duration of our investment portfolio. As a result, in May 2018, in order to re-align the metrics of the performance shares to better reflect the Company’s current business, risk and investment portfolios the Compensation Committee approved a new form of performance share award, with a new performance metric, growth in tangible book value per common share plus the change in accumulated dividends. We have consistently stated that we believe long-term growth in tangible book value per common share plus the change in accumulated dividends is the metric that is the most appropriate measure of our financial performance and, as such, we believe it is an important and appropriate addition to the basket of performance metrics we use to determine executive compensation.

The new performance share awards are earned in three equal annual installments based upon growth in tangible book value per common share plus the change in accumulated dividends during each calendar year in the three-year performance period and vest at the end of a three-year service period, subject to continued service with the Company. In addition, in the event that industry-wide losses during a performance period are greater than a pre-set magnitude determined at the time of grant and growth in tangible book value per common share plus the change in accumulated dividends is below the set threshold, the Compensation Committee may award performance shares to the participant in an amount not to exceed a set percentage (currently 25%) of the “target” payout if our performance against our modeled outcomes for such an event is within the acceptable modeled range.

Dividends are generally payable currently with respect to time-vested restricted shares. Dividends are accrued on unvested performance shares and are paid without interest at the same time as the underlying shares vest. No dividends are paid on forfeited performance shares.

2018 Long-Term Equity-Based Incentive Award Determinations

In February 2018, the Compensation Committee granted each named executive officer an annual long-term equity-based incentive award. Consistent with 2017, the Compensation Committee determined that 50% of the 2018 long-term equity-based incentive award made to our Chief Executive Officer was in the form of performance shares and 35% of the 2018 long-term equity-based incentive award made to each of our other named executive officers was in the form of performance shares. These awards were made on our prior form of performance share award agreement, with vesting based on relative total shareholder return.

The Compensation Committee also determined to set rigorous goals for the performance share awards made in February 2018. Consistent with 2017, the 2018 awards will pay out at target if our relative total shareholder return is at the 53rd percentile of our performance share peer group and will not pay out greater than target if our absolute total shareholder return is negative. The total shareholder return hurdles and corresponding vesting levels for 2018 performance awards are set forth in the following table:

Hurdle	Total Shareholder Return Relative to Peers	Vesting Level (as Percent of Target)
Threshold	35th Percentile	25%
Target	53rd Percentile	100%
Maximum	100th Percentile	250%

If total shareholder return relative to peers falls between threshold and target or between target and maximum, vesting level (as a percent of target) is determined using linear interpolation. If total shareholder return relative to peers is below the 35th percentile, the award will not pay out. The Compensation Committee has the authority to consider downward adjustments in conjunction with any vesting of performance shares but may not effect upward adjustments.

The total target values of the long-term equity-based incentive awards made in February 2018 were based on the named executive officers’ responsibilities, performance and contributions during the previous year. For Mr. Qutub, the target value of the long-term equity-based incentive award was higher in 2018 than in 2017 to recognize his contributions and achievements in 2018. The target values of the awards for Messrs. Curtis, Branagan and Weinstein were consistent with the prior year. The target value of Mr. O’Donnell’s February 2018 award was reduced from 2017 because the Compensation Committee had begun discussing the adoption of the new performance share metric and contemplated making an award of the new performance shares to Mr. O’Donnell upon finalization of the features and terms. In May 2018, following the adoption of the new performance share award agreement and completion of the review of the compensation of Mr. O’Donnell compared to the chief executive officers of our compensation peers, the Compensation Committee determined to make a long-term equity-based incentive award to Mr. O’Donnell, 50% of which was in the form of the new performance shares. The aggregate amount of Mr. O’Donnell’s long-term equity-based incentive awards made in 2018 recognize Mr. O’Donnell’s financial and strategic leadership and accomplishments, including improved operating leverage and strong expense management, as

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well as the increased complexity of our book of business and operating environment and also aligning Mr. O’Donnell’s compensation with the market.

The Compensation Committee set rigorous goals for the performance share award made to Mr. O’Donnell in May 2018, and the maximum payout as a percentage of target was reduced to 200%, from 250% for previous performance shares. The growth in tangible book value per common share plus the change in accumulated dividends and corresponding vesting levels for the May 2018 performance award are set forth in the following table:

Hurdle	Growth in Tangible Book Value per Common Share Plus the Change in Accumulated Dividends	Vesting Level (as Percent of Target)
Below Threshold	< 3.5%	0%
Threshold	3.5%	35%
Target	7%	100%
Maximum	14%	200%

If growth in tangible book value per common share plus the change in accumulated dividends falls between threshold and target or between target and maximum, vesting level (as a percent of target) is determined using linear interpolation. The Compensation Committee has the authority to consider downward adjustments in conjunction with any vesting of performance shares but may not effect upward adjustments.

The annual long-term equity-based incentive awards granted to our named executive officers in 2018 are set forth in the following table:

Name	Performance Shares (1)	Time-Vested Restricted Shares	Total Target Long-Term Equity-Based Incentive Award
Kevin J. O’Donnell (2)	$2,340,000	$2,340,000	$4,680,000
Robert Qutub (3)	$526,225	$977,275	$1,503,500
Ross A. Curtis (3)	$564,375	$1,048,125	$1,612,500
Ian D. Branagan (3)	$500,161	$928,871	$1,429,032
Stephen H. Weinstein (3)	$469,763	$872,417	$1,342,180
(1)

The values of the performance shares are shown at target based on the closing price of our common shares on the date of grant. In accordance with applicable SEC rules, the amounts disclosed in the Summary Compensation Table are based on the grant date fair values, which differ from the amounts set forth herein.

(2)

Mr. O’Donnell’s annual long-term equity based incentive awards consisted of an award granted in February 2018 with a target value of $3,180,000 and an award granted in May 2018 with a target value of $1,500,000, each divided equally between performance shares and time-vested restricted shares.

(3)	The annual long-term equity based incentive awards to Messrs. Qutub, Curtis, Branagan, and Weinstein were made in February 2018.

Performance Share Vesting For 2018

In February 2019, the Compensation Committee reviewed and approved the total shareholder return relative to our performance share peer group for 2018 for purposes of determining the vesting amount for the final tranche of the performance shares granted during 2016, the second tranche of the performance shares granted during 2017 and the first tranche of the performance shares granted during 2018. For 2018, our total shareholder return for purposes of performance share awards was 5.9%, which was in the 62nd percentile relative to our pre-determined performance share peer group for awards made in 2016, the 57th percentile relative to our pre-determined performance share peer group for awards made in 2017 and the 50th percentile relative to our pre-determined performance share peer group for awards made in 2018. The following table illustrates actual performance and shares earned for performance shares granted in 2016, 2017 and 2018, including the complete forfeiture of the performance share tranches related to 2017 for the awards made in 2016 and 2017.

	Percent of Tranche Vested (as Percent of Target)
	2016	2017	2018
Total Shareholder Return for Performance Shares	19.8%	(3.7)%	5.9%
2016-2018 Performance Share Cycle	160.6%	0.0%	127.1%
2017-2019 Performance Share Cycle	—	0.0%	100.0%
2018-2020 Performance Share Cycle	—	—	81.3%

In February 2019, the Compensation Committee also reviewed and approved the growth in tangible book value per common share for 2018 for purposes of determining the vesting amount for the first tranche of the performance shares granted to Mr. O’Donnell in May 2018. For 2018, our growth in tangible book value per common share plus the change in accumulated dividends for purposes of performance share awards was 6.4%, which resulted in a vesting percentage of 83.8% of target for the first tranche.

Managing Dilution

Management and the Compensation Committee balance the goal of aligning the interests of our executives and employees with the long-term interests of shareholders with active monitoring of our equity-based grant practices and potential for shareholder dilution. Among other things, in determining 2018 equity-based grants, the Compensation Committee and the Board considered our prior equity grant practices, currently outstanding restricted share and option awards, and the impact on shareholder dilution of these instruments and of contemplated grants. We are also cognizant of dilution measures and investor dilution parameters in assessing our equity compensation needs and periodically receive analyses of the impact of our equity-based grants on dilution and share plan utilization models used by our institutional shareholders and by third parties who issue proxy voting recommendations.

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Other Benefits and Perquisites

Messrs. O’Donnell, Qutub and Weinstein, our Bermuda-based, expatriate named executive officers, participate in a perquisite and benefit program that we believe furthers our goal of attracting and retaining key talent to our strategic Bermuda headquarters. Given the unique challenges of the Bermuda market, including travel to and from the island and the cost of living and maintaining a residence, we provide benefits and perquisites, such as personal travel and housing allowances, that are consistent with our competitors operating in this market and which we believe are necessary for recruitment and retention purposes.

Our named executive officers are also permitted Company-funded personal use of the corporate aircraft up to the equivalent of 15 hours per year of use of the base airplane. On occasion, we may allow additional hours of Company-funded personal use of our aircraft interest on a case-by-case basis. See “Certain Relationships and Related Transactions—Use of Company Aircraft” above for additional information. Messrs. O’Donnell, Qutub and Weinstein are also entitled to the value of four round trips per year on commercial airlines for themselves and each member of their respective immediate families.

We do not pay tax gross-ups on perquisites for our named executive officers.

Change in Control and Post-Termination Payments

Our named executive officers may be entitled to vesting of equity-based incentive awards and other severance payments and benefits pursuant to the terms of our equity compensation plans and their employment agreements, and upon a qualifying termination of employment or a change in control. These benefits are described in detail under “—Potential Payments Upon Termination or Change in Control” below. The Compensation Committee views post-termination payments primarily as consideration for restrictive covenants applicable to our executives following these terminations, which we believe are essential to the protection of our business given the specialized markets in which we compete. In addition, the Compensation Committee believes that both the change in control and post-termination payments and benefits are necessary components of a competitive compensation program.

The Compensation Process

Role of the Compensation Committee

Our Compensation Committee establishes and oversees our executive compensation philosophy and has primary responsibility for overseeing executive compensation policies and programs. The Compensation Committee is responsible for determining all aspects of our Chief Executive Officer’s compensation and for approving compensation for all other key executives, including the named executive officers, after reviewing the Chief Executive Officer’s recommendations with respect to those executives. The Compensation Committee’s responsibilities with respect to compensation, as set forth in its charter, are described in more detail above under, “Corporate Governance—Committees of the Board—Compensation and Corporate Governance Committee.”

The Compensation Committee meets at least quarterly and meetings may include other members of the Board (including our Non-Executive Chair of the Board), members of management and third-party advisors. A portion of each meeting is spent in executive session in which no members of management are present. Neither the Non-Executive Chair of the Board nor any other non-members may vote on Compensation Committee matters.

Role of the Independent Compensation Consultant

Pursuant to its charter, our Compensation Committee has the authority to retain a compensation consultant to assist with its evaluation of executive compensation. The Compensation Committee has retained Mercer to provide market intelligence on compensation trends, views and recommendations with respect to our compensation programs, and analyses and recommendations with respect to the amount or form of senior executive and director compensation.

During 2018, the Compensation Committee renewed its engagement of Mercer. No member of management or the Compensation Committee has any contractual or pecuniary arrangement with Mercer. Mercer is a wholly owned subsidiary of Marsh & McLennan Companies, Inc., other subsidiaries of which acted as a broker or agent with respect to 24.6% of our gross premiums written and 22% of ceded written premiums in 2018. During 2018, Mercer performed compensation advisory and other services on behalf of the Compensation Committee and the Company. We incurred fees in 2018 in respect of these engagements totaling $555,237 for compensation advisory and related services. No individual consultant or personnel who provided compensation or advisory services received any additional compensation as a result of Mercer providing these other services. The Compensation Committee approved fees for all compensation or related advisory services.

The Compensation Committee has assessed the independence of Mercer pursuant to the SEC rules and NYSE listing standards and has concluded that the engagement did not raise any conflicts of interest. In reaching this conclusion, the Compensation Committee considered the factors relevant to Mercer’s independence from management, including the factors set forth in the NYSE listing standards.

Compensation Governance

Clawback of Incentive Compensation

If our Board were to determine that an executive officer engaged in fraudulent or intentional misconduct, it would impose appropriate discipline, including possibly terminating the executive officer’s employment, initiating an action for breach of fiduciary duty, and/or, if the misconduct resulted in a significant restatement of our financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that was greater than the amount that would have been paid or awarded if calculated based upon the restated financial results. These remedies would be in addition to any actions that might be imposed by law enforcement agencies, regulators or other authorities. We also have a right to set off against certain amounts owing to the executive officers should they engage in certain activities that are detrimental to the Company.

In addition, Mr. O’Donnell’s employment agreement provides that incentive compensation (including both cash bonuses and equity awards) that is determined to have been earned based upon financial statements that were subsequently restated may be clawed back, or forfeited if unpaid, to the extent that such compensation would not

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have been earned based upon the restated financials. If the restatement is determined to have been due to Mr. O’Donnell’s misconduct, the clawback would apply to compensation paid within 60 months following our first filing with the SEC containing the financial statement that was restated. For restatements not determined to have been due to Mr. O’Donnell’s misconduct, our clawback rights apply only to compensation paid within 24 months following the first SEC filing containing the financial statement that was restated. In addition, our clawback rights apply to gains realized on sales of our securities in the 12 months following the first SEC filing containing a financial statement that is ultimately restated due to Mr. O’Donnell’s misconduct.

Compensation and Risk Management

The Compensation Committee evaluates the relationship between our executive and firm-wide compensation programs and policies and risk management on an annual basis. As discussed in this Compensation Discussion and Analysis, we design our compensation programs to incorporate a range of components that we believe help to mitigate potential risks while rewarding employees for pursuing our strategic and financial objectives through appropriate risk taking, risk management and prudent tactical and strategic decision making. The Compensation Committee reviews the programs and policies on a regular basis in an effort to eliminate or mitigate potential risks arising from such programs and policies. In light of the market cycles and earnings volatility that characterize our industry, our efforts to align the interests of our executives and employees with the long-term interests of our shareholders and to ensure that our compensation structure, elements and incentives are not reasonably likely to have a material adverse effect on the Company are ongoing. Senior executives representing our risk, legal and compliance, human resources, finance and audit functions, as well as the Compensation Committee’s independent compensation consultant, are involved in this review process, which is conducted under the oversight of the Compensation Committee. Based on this review, we do not believe that there are any risks arising from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on us.

For additional information regarding our risk management practices, see “Corporate Governance—Board Role in Risk Oversight” above.

Equity Ownership Requirements

Our named executive officers are subject to equity ownership guidelines. In keeping with our overall compensation philosophy, we believe that the equity ownership levels that they are required to maintain are high enough to assure our shareholders of our executives’ commitment to long-term value creation. Under our guidelines, our named executive officers are required to maintain a level of our equity with a value equal to a multiple of salary as follows:

•	7.5 times actual salary for our Chief Executive Officer; and

•	4.5 times target salary by grade for our other named executive officers.

Equity ownership value is calculated by adding the value of common shares owned outright, time-vested restricted shares, performance shares calculated at target achievement, and the spread value of vested “in-the-money” options. A named executive officer is not required to purchase shares in the open market in order to satisfy his ownership requirements and is prohibited from selling any of the equity granted to him, other than automatic dispositions for tax withholding, until ownership requirements are satisfied.

As of December 31, 2018, all of our named executive officers had satisfied their ownership requirements other than Mr. Qutub, who did not join the Company until August 8, 2016. Mr. Qutub was in compliance with our guidelines because he is not required to purchase shares in the open market in order to satisfy his ownership requirements. The table below shows the equity ownership for our named executive officers as of December 31, 2018, calculated in accordance with the methodology described above.

	Equity Ownership as of Fiscal Year-End
Name	Required Multiple of Salary	Actual Multiple of Salary	Dollar Value (1)	Years of Service at Fiscal Year-End
Kevin J. O’Donnell	7.5	21.1	$23,179,034	22.1
Robert Qutub	4.5	4.4	$2,800,347	2.4
Ross A. Curtis	4.5	19.1	$12,864,480	19.9
Ian D. Branagan	4.5	10.7	$6,438,457	20.0
Stephen H. Weinstein	4.5	21.5	$11,264,894	16.9
(1)	Based on the closing price of our common shares of $133.70 on December 31, 2018.

The Compensation Committee retains the discretion to approve transactions outside of the guidelines in light of an individual’s facts and circumstances; however, to date, it has not done so for a named executive officer.

No-Hedging, No-Pledging and Other Insider Trading Policies

Our employees, including our named executive officers, are subject to our insider trading policies and practices, which prohibit:

•	transactions in our securities outside of Company designated “window” periods, except pursuant to previously adopted and approved Rule 10b5-1 plans;

•	employees and their designees from hedging the market value of RenaissanceRe securities; and

•	employees and designees from engaging in short sales of, or margin loans on, or pledging of RenaissanceRe securities.

It is the Board’s view that such activities are generally against the interest of our shareholders and could cause significant repercussions to us and our shareholders if allowed.

We believe that each of our named executive officers is in compliance with our anti-pledging, anti-hedging and other trading policies.

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Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information or report be incorporated by reference into any future filing by us under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

We have reviewed and discussed with management the disclosure set forth under the heading “—Compensation Discussion and Analysis” in this proxy statement. Based on these reviews and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. This report is provided by the following independent directors, who constitute the Compensation Committee:

Henry Klehm III, Chair

Jean D. Hamilton

Duncan P. Hennes

Edward J. Zore

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Summary Compensation Table

The following table sets forth compensation for our named executive officers in fiscal years 2018, 2017 and 2016:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
Kevin J. O’Donnell President and Chief Executive Officer	2018 2017 2016	1,070,000 1,060,000 1,038,750	— — —	4,643,024 4,097,516 3,305,017	4,331,250 1,346,730 2,536,050	775,089 1,305,806 670,391	10,819,363 7,810,052 7,550,208
Robert Qutub (4) Executive Vice President and Chief Financial Officer	2018 2017 2016	610,000 575,000 229,167	— — —	1,491,254 1,290,914 —	1,389,063 487,025 515,424	472,633 338,630 159,373	3,962,950 2,691,569 903,964
Ross A. Curtis Senior Vice President and Group Chief Underwriting Officer	2018 2017 2016	654,167 625,000 606,250	— — —	1,599,335 1,660,492 1,398,805	1,476,563 529,375 996,875	162,728 173,571 112,492	3,892,793 2,988,438 3,114,422
Ian D. Branagan (5) Senior Vice President and Group Chief Risk Officer	2018 2017 2016	572,923 496,839 451,733	— — —	1,417,394 1,377,311 1,127,110	1,256,063 458,091 865,019	129,693 350,985 124,576	3,376,073 2,683,226 2,568,438
Stephen H. Weinstein Senior Vice President, Group General Counsel, Corporate Secretary and Chief Compliance Officer	2018 2017 2016	515,000 501,000 491,625	— — —	1,331,158 1,382,131 1,374,686	1,148,438 424,347 799,095	389,813 745,997 411,913	3,384,409 3,053,475 3,077,319

(1)

The amounts shown in this column represent the aggregate grant date fair value of time-vested restricted shares and performance shares granted to our named executive officers in the applicable fiscal year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions made in the valuation of stock awards are discussed in Note 16 (Stock Incentive Compensation and Employee Benefit Plans) of our 2018 Form 10-K. These values do not represent the actual value the recipient will or has received from the award. The terms of our time-vested restricted shares and performance shares are discussed above under “—Compensation Discussion and Analysis—Principal Components of Our Executive Compensation Program—Long-Term Equity-Based Incentives” and the maximum value as of the grant date of performance share awards made in 2018 is included in the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below.

(2)

The amounts shown in this column represent the actual amounts of the performance-based annual incentive bonuses paid to or deferred for each named executive officer for the applicable fiscal year. Payment of a portion of the performance-based annual incentive bonus for 2018 has been deferred subject to successful achievement of certain performance metrics tied to the TMR acquisition. The details of the payment of the performance-based annual incentive bonuses are discussed above under “—Compensation Discussion and Analysis—Principal Components of Our Executive Compensation Program—Performance-Based Annual Incentive Bonus.”

(3)	See the All Other Compensation Table below for information on the amounts included in the All Other Compensation column for 2018.

(4)	Mr. Qutub has served as our Executive Vice President and Chief Financial Officer since August 8, 2016.

(5)

Salary and All Other Compensation payments made to Mr. Branagan in pounds sterling have been converted into U.S. dollars at the average daily exchange rate of 1.33, 1.29 and 1.36 for the years ended December 31, 2018, 2017 and 2016, respectively. Non-Equity Incentive Plan Compensation for Mr. Branagan has been converted into U.S. dollars at the exchange rate of 1.28, 1.35 and 1.36 on December 31, 2018, 2017 and 2016, respectively.

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EXECUTIVE COMPENSATION—CONTINUED

All Other Compensation Table

The following table sets forth information regarding the amounts included in the “All Other Compensation” column of the Summary Compensation Table for 2018:

Name	Company 401(k)/Pension Matching Contribution (1) ($)	Value of Life Insurance Premiums (2) ($)	Personal Travel (3) ($)	Housing Benefits (4) ($)	Other Benefits (5) ($)	Total Other Compensation ($)
Kevin J. O’Donnell	16,500	5,904	232,546	474,504	45,635	775,089
Robert Qutub	16,500	2,096	209,433	213,504	31,100	472,633
Ross A. Curtis	16,500	5,904	132,824	—	7,500	162,728
Ian D. Branagan	40,995	8,325	74,151	—	6,222	129,693
Stephen H. Weinstein	16,500	4,841	134,373	213,504	20,595	389,813
(1)

This column reports Company matching contributions to our named executive officers under our 401(k) plan for Messrs. O’Donnell, Qutub and Weinstein, the National Pension Scheme and International Savings Plan for Mr. Curtis and the Renaissance Syndicate Management Plan for Mr. Branagan.

(2)

This column reports the value of premiums paid on behalf of our named executive officers with respect to life insurance coverage. The death benefit under the life insurance coverage is equal to four times the named executive officer’s annual salary up to a maximum of $2.0 million for Bermuda-based employees and ten times the named executive officer’s annual salary for U.K.-based employees.

(3)

Personal travel includes costs for personal commercial travel for Mr. O’Donnell and Mr. Weinstein and their immediate family members during 2018 as well as personal use of the corporate aircraft by the named executive officers. The named executive officers may also invite family members or other guests from time to time to fly on already scheduled corporate aircraft trips. There is no incremental cost to us and, therefore, there is no value included in this column for such use of the corporate aircraft by family or other guests. For more information on travel benefits provided to our named executive officers, please see “—Compensation Discussion and Analysis—Principal Components of Our Executive Compensation Program—Other Benefits and Perquisites” above.

(4)	This column reports the value of housing benefits for Messrs. O’Donnell, Qutub and Weinstein.

(5)

Other benefits include tax planning expenses for Messrs. O’Donnell, Qutub, Curtis, Branagan and Weinstein, Company automobile expenses for Messrs. Qutub and Weinstein; club dues for Messrs. O’Donnell, Qutub and Branagan, and Company matching on charitable donations for Messrs. O’Donnell, Qutub, Branagan, Curtis and Weinstein.

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EXECUTIVE COMPENSATION—CONTINUED

Grants of Plan-Based Awards Table

The following table sets forth information concerning grants of plan-based awards to the named executive officers during the calendar year ended December 31, 2018.

Name	Grant Date (1)	Approval Date (1)	Award Type	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)(4)			All Other Stock Awards: Number of Shares of Stock or Units (4)(5) (#)	Grant Date Fair Value of Stock and Option Awards (6) ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin J. O’Donnell	3/1/2018	2/7/2018	Performance Shares				3,122	12,491	31,227		1,553,215
	5/14/2018	5/14/2018	Performance Shares				2,061	5,890	11,780		749,915
	3/1/2018	2/7/2018	Time-Vested Restricted Shares							12,491	1,589,979
	5/14/2018	5/14/2018	Time-Vested Restricted Shares							5,890	749,915
	2/7/2018	2/7/2018	Annual Cash Bonus	969,375	2,475,000	4,950,000
Robert Qutub	3/1/2018	2/7/2018	Performance Shares				1,033	4,134	10,335		514,049
	3/1/2018	2/7/2018	Time-Vested Restricted Shares							7,677	977,205
	2/7/2018	2/7/2018	Annual Cash Bonus	310,885	793,750	1,587,500
Ross A. Curtis	3/1/2018	2/7/2018	Performance Shares				1,108	4,433	11,084		551,229
	3/1/2018	2/7/2018	Time-Vested Restricted Shares							8,234	1,048,106
	2/7/2018	2/7/2018	Annual Cash Bonus	330,469	843,750	1,687,500
Ian D. Branagan	3/1/2018	2/7/2018	Performance Shares				982	3,929	9,823		488,558
	3/1/2018	2/7/2018	Time-Vested Restricted Shares							7,297	928,835
	2/7/2018	2/7/2018	Annual Cash Bonus (7)	281,119	717,750	1,435,500
Stephen H. Weinstein	3/1/2018	2/7/2018	Performance Shares				922	3,690	9,226		458,839
	3/1/2018	2/7/2018	Time-Vested Restricted Shares							6,853	872,318
	2/7/2018	2/7/2018	Annual Cash Bonus	257,031	656,250	1,312,500
(1)

On February 7, 2018, the Compensation Committee approved annual long-term equity-based incentive awards for our named executive officers pursuant to the 2016 LTI Plan. In accordance with our practice, these equity-based awards were granted on March 1, 2018. On May 14, 2018, the Compensation Committee approved the remainder of Mr. O’Donnell’s annual long-term equity-based incentive award pursuant to the 2016 LTI Plan. On February 7, 2018 and May 14, 2018, the Compensation Committee set the terms of the performance-based annual incentive bonuses in respect of 2018 for each of our named executive officers.

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EXECUTIVE COMPENSATION—CONTINUED

(2)

The amounts reported in these columns represent estimated possible payouts of performance-based annual incentive bonuses in respect of 2018, assuming threshold achievement, target achievement and maximum achievement of the applicable performance metrics. These performance-based annual incentive bonuses were paid in March 2019 and the actual amounts paid to or deferred for our named executive officers are included in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column. See “—Compensation Discussion and Analysis—Principal Components of Our Executive Compensation Program—Performance-Based Annual Incentive Bonus” above for a detailed description of our performance-based annual incentive bonus program.

(3)

The amounts reported in these columns represent awards of performance shares made pursuant to the 2016 LTI Plan that are scheduled to vest following the expiration of the service period on December 31, 2020 and the Compensation Committee’s determination of (i) total shareholder return for a performance period for awards granted on March 1, 2018 or (ii) growth in tangible book value per common share plus the change in accumulated dividends for awards granted on May 14, 2018. These columns represent the number of performance shares that vest at threshold achievement, target achievement and maximum achievement of the performance metrics applicable to such awards. At or below the threshold performance level, no shares will be paid out. For awards which vest based on total shareholder return, there will be no payout greater than target if our absolute total shareholder return is negative. See “—Compensation Discussion and Analysis—Principal Components of Our Executive Compensation Program—Long-Term Equity-Based Incentives” above for a detailed description of the performance share program.

(4)

The number of time-vested restricted shares and target number of performance shares awarded were computed by dividing the approved grant value by the closing market price of our common shares on the date of grant, which was $127.29 per common share on March 1, 2018 and $127.32 per common share on May 14, 2018. See “—Compensation Discussion and Analysis—Principal Components of Our Executive Compensation Program—Long-Term Equity-Based Incentives” above for a detailed description of our equity grant practices.

(5)

The amounts reported in these columns represent awards of time-vested restricted shares made pursuant to the 2016 LTI Plan that are scheduled to vest in four equal annual installments beginning on March 1, 2019. Dividends are paid currently on time-vested restricted shares.

(6)

The amounts shown in this column represent the grant date fair value of time-vested restricted shares and performance shares granted to our named executive officers in the applicable fiscal year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions made in the valuation of stock awards are discussed in Note 16 (Stock Incentive Compensation and Employee Benefit Plans) of our 2018 Form 10-K. These values do not represent the actual value the recipient will or has received from the award. The terms of our time-vested restricted shares and performance shares are discussed above under “—Compensation Discussion and Analysis—Principal Components of Our Executive Compensation Program—Long-Term Equity-Based Incentives” and the maximum value as of the grant date of performance share awards made in 2018 is included in the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below.

(7)	Based on Mr. Branagan’s salary of £450,000, converted into U.S. dollars at the exchange rate of 1.28 as at December 31, 2018.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Restricted Shares and Performance Shares

In accordance with SEC rules, the grant date fair value of performance share awards disclosed in the Stock Awards column of the Summary Compensation Table and Grants of Plan-Based Awards Table above are determined in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. The grant date fair value of performance share awards granted prior to May 2018 is measured on the grant date using a Monte Carlo simulation model that calculates a fair value per vesting tranche, which is applied to the target number of performance shares per tranche on the grant date. For performance share awards granted in May 2018, the performance metric is growth in tangible book value per common share plus the change in accumulated dividends, which is classified as a performance condition under FASB ASC Topic 718. As a result, the fair value of the performance share awards is determined based on the fair market value of our common shares on the grant date. As a comparison, the following table shows the target and maximum potential values, as of the grant date, of the performance share awards granted to the named executive officers during 2018, calculated by multiplying the target and maximum potential number of shares awarded by the closing price of our common shares on the grant date.

Name	Target Award ($)	Maximum Potential Award ($)
Kevin J. O’Donnell	2,340,000	5,475,000
Robert Qutub	526,225	1,315,563
Ross A. Curtis	564,375	1,410,938
Ian D. Branagan	500,161	1,250,403
Stephen H. Weinstein	469,763	1,174,408

As described above under “—Compensation Discussion and Analysis—Principal Components of Our Executive Compensation Program—Long-Term Equity-Based Incentives,” the performance shares granted in 2018 will be earned in three equal annual installments based upon (i) our total shareholder return relative to our performance share peer group during each calendar year performance period for awards granted on March 1, 2018 or (ii) growth in tangible book value per common share plus the change in accumulated dividends for awards granted on May 14, 2018, and will vest at the end of the three-year service period on December 31, 2020 and following the Compensation Committee’s determination of total shareholder return or growth in tangible book value per common share plus the change in accumulated dividends for each performance period, subject to continued service with the Company.

Time-vested restricted shares granted to our named executive officers in 2018, which are subject only to service-based vesting, vest in four equal annual installments beginning on March 1, 2019, subject to continued service with the Company.

As described under “—Potential Payments Upon Termination or Change in Control” below, in the case of a named executive officer’s qualifying departure from the Company, the named executive officer’s restricted shares will accelerate in full, while his performance shares will not accelerate but will remain outstanding through the original vesting dates and will vest, if at all, based on actual performance.

Employment Agreements

We have entered into employment agreements with each of our named executive officers that entitle the officers to salary, annual

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EXECUTIVE COMPENSATION—CONTINUED

bonus opportunity, participation in our perquisites and benefits programs, and severance payments and benefits upon certain qualifying terminations of employment (as discussed in further detail under “—Potential Payments Upon Termination or Change in Control” below). Each executive’s employment agreement, other than our Chief Executive Officer’s, runs for a one-year term that extends automatically absent 30 days’ notice by either party of such party’s intent not to renew the term. Our Chief Executive Officer’s employment agreement provides that his term of employment currently runs for a one-year term from July 1 each year and extends automatically for an additional year on an annual basis absent 180 days’ notice by either party of such party’s intent not to renew the term.

Option Exercises and Stock Vested Table

The following table sets forth information concerning option exercises by and the vesting of restricted shares and performance shares held by our named executive officers during 2018.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Kevin J. O’Donnell	—	—	37,769	4,836,273
Robert Qutub	—	—	1,354	172,351
Ross A. Curtis	—	—	21,492	2,730,977
Ian D. Branagan	—	—	13,189	1,683,435
Stephen H. Weinstein	31,165	2,257,281	13,698	1,751,040
(1)

The value realized on exercise is calculated by multiplying the number of common shares acquired on exercise by the difference between the closing price of our common shares on the date of exercise and the exercise price of the option.

(2)	The value realized on vesting is calculated by multiplying the number of common shares acquired on vesting by the closing price of our common shares on the vesting date.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth the outstanding equity awards held by our named executive officers as of December 31, 2018:

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested (1) ($)
Kevin J. O’Donnell	02/27/2015 (2)	6,687	894,052
	01/12/2016 (3)	6,532	873,328
	05/16/2016 (4)	560	74,872
	03/01/2017 (5)	9,802	1,310,527
	03/01/2018 (6)	12,491	1,670,047
	05/14/2018 (6)	5,890	787,493
	01/12/2016 (7)	5,542	740,965
	05/16/2016 (7)	475	63,508
	03/01/2017 (8)	4,356	582,397	10,891	1,456,127
	03/01/2018 (9)	3,383	452,307	8,328	1,113,454
	05/14/2018 (10)	1,645	219,937	3,928	525,174
Robert Qutub	03/01/2017 (5)	4,065	543,491
	03/01/2018 (6)	7,677	1,026,415
	03/01/2017 (8)	973	130,090	2,431	325,025
	03/01/2018 (9)	1,120	149,744	2,756	368,477

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EXECUTIVE COMPENSATION—CONTINUED

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested (1) ($)
Ross D. Curtis	02/27/2015 (2)	2,741	366,472
	01/12/2016 (3)	3,480	465,276
	05/16/2016 (4)	467	62,438
	03/01/2017 (5)	5,229	699,117
	03/01/2018 (6)	8,234	1,100,886
	01/12/2016 (7)	1,590	212,583
	05/16/2016 (7)	213	28,478
	03/01/2017 (8)	1,251	167,259	3,128	418,214
	03/01/2018 (9)	1,201	160,574	2,956	395,217
Ian D. Branagan	02/27/2015 (2)	2,367	316,468
	01/12/2016 (3)	2,854	381,580
	05/16/2016 (4)	326	43,586
	03/01/2017 (5)	4,337	579,857
	03/01/2018 (6)	7,297	975,609
	01/12/2016 (7)	1,304	174,345
	05/16/2016 (7)	149	19,921
	03/01/2017 (8)	1,038	138,781	2,594	346,818
	03/01/2018 (9)	1,064	142,257	2,620	350,294
Stephen H. Weinstein	02/27/2015 (2)	2,310	308,847
	01/12/2016 (3)	2,933	392,142
	05/16/2016 (4)	948	126,748
	03/01/2017 (5)	4,352	581,862
	03/01/2018 (6)	6,853	916,246
	01/12/2016 (7)	1,340	179,158
	05/16/2016 (7)	433	57,892
	03/01/2017 (8)	1,042	139,315	2,603	348,021
	03/01/2018 (9)	1,000	133,700	2,460	328,902

(1)	These amounts were determined based on the closing price of our common shares of $133.70 on December 31, 2018.

(2)	Unvested portion remaining from an award of time-vested restricted shares granted under the 2001 Plan that vests in four substantially equal installments on March 1, 2016, 2017, 2018 and 2019.

(3)	Unvested portion remaining from an award of time-vested restricted shares granted under the 2001 Plan that vests in four substantially equal installments on March 1, 2017, 2018, 2019 and 2020.

(4)	Unvested portion remaining from an award of time-vested restricted shares granted under the 2016 LTI Plan that vests in four substantially equal installments on March 1, 2017, 2018, 2019 and 2020.

(5)	Unvested portion remaining from an award of time-vested restricted shares granted under the 2016 LTI Plan that vests in four substantially equal installments on March 1, 2018, 2019, 2020 and 2021.

(6)	Unvested portion remaining from an award of time-vested restricted shares granted under the 2016 LTI Plan that vests in four substantially equal installments on March 1, 2019, 2020, 2021 and 2022.

(7)

Performance shares granted under the 2001 Plan or 2016 LTI Plan and earned in three substantially equal annual installments based upon total shareholder return relative to our performance share peer group during each calendar year performance period (2016, 2017 and 2018). The performance shares vested following the completion of the service period on December 31, 2018 and the Compensation Committee’s determination of total shareholder return for the applicable performance period (resulting in vesting dates of December 31, 2018 with respect to the 2016

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EXECUTIVE COMPENSATION—CONTINUED

and 2017 performance periods and February 6, 2019 with respect to the 2018 performance period). Because all performance periods are complete, the number of shares earned are reported in the “Number of Shares or Units of Stock That Have Not Vested” column based on the actual total shareholder return for purposes of performance share awards during the performance periods as follows: for 2016, total shareholder return of 19.8% resulted in the executive earning 160.6% of the target performance shares for 2016; for 2017, total shareholder return of negative 3.7% resulted in the executive earning 0.0% of the target performance shares for 2017; and for 2018, total shareholder return of 5.9% resulted in the executive earning 127.1% of the target performance shares for 2018.

(8)

Performance shares granted under the 2016 LTI Plan which vest at the end of the service period on December 31, 2019 and following the Compensation Committee’s determination of total shareholder return for each calendar year performance period. Performance shares are earned in three substantially equal annual installments based upon total shareholder return relative to our performance share peer group during each calendar year performance period (2017, 2018 and 2019). Because the 2017 and 2018 performance periods are complete, the number of shares earned are reported in the “Number of Shares or Units of Stock That Have Not Vested” column based on the actual total shareholder return for purposes of performance share awards during the performance period as follows: for 2017, total shareholder return of negative 3.7% resulted in the executive earning 0.0% of the target performance shares with respect to 2017; and for 2018, total shareholder return of 5.9% resulted in the executive earning 100% of the target performance shares for 2018. As a result of our target performance for the 2018 performance period, in accordance with SEC rules, the number of unearned performance shares related to the 2019 and 2020 performance periods are reported in the “Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested” column based on achieving the maximum number of performance shares (250% of target) that may be earned for the performance period.

(9)

Performance shares granted under the 2016 LTI Plan which vest at the end of the service period on December 31, 2020 and following the Compensation Committee’s determination of total shareholder return for each calendar year performance period. Performance shares are earned in three substantially equal annual installments based upon total shareholder return relative to our performance share peer group during each calendar year performance period (2018, 2019 and 2020). Because the 2018 performance period is complete, the number of shares earned is reported in the “Number of Shares or Units of Stock That Have Not Vested” column based on the actual total shareholder return for purposes of performance share awards during the performance period as follows: for 2018, total shareholder return of 5.9% resulted in the executive earning 81.3% of the target performance shares with respect to 2018. As a result of our below-target performance for the 2018 performance period, in accordance with SEC rules, the number of unearned performance shares related to the 2019 and 2020 performance periods are reported in the “Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested” column based on achieving the target number of performance shares (100% of target) that may be earned for the performance period.

(10)

Performance shares granted under the 2016 LTI Plan which vest at the end of the service period on December 31, 2020 and following the Compensation Committee’s determination of growth in tangible book value per common share plus the change in accumulated dividends for each calendar year performance period. Performance shares are earned in three substantially equal annual installments based upon growth in tangible book value per common share plus the change in accumulated dividends during each calendar year performance period (2018, 2019 and 2020). Because the 2018 performance period is complete, the number of shares earned is reported in the “Number of Shares or Units of Stock That Have Not Vested” column based on the actual growth in tangible book value per common share plus the change in accumulated dividends for purposes of performance share awards during the performance period as follows: for 2018, growth in tangible book value per common share plus the change in accumulated dividends of 6.4% resulted in the executive earning 83.8% of the target performance shares with respect to 2018. As a result of our below-target performance for the 2018 performance period, in accordance with SEC rules, the number of unearned performance shares related to the 2019 and 2020 performance periods are reported in the “Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested” column based on achieving the target number of performance shares (100% of target) that may be earned for the performance period.

Pay Ratio Disclosure

To identify our median employee, we determined the sum of 2017 base salary, target performance-based annual incentive bonus or spot bonus and target long-term cash or equity-based incentive award value for each individual, excluding Mr. O’Donnell, who was employed by us on December 31, 2017. As of December 31, 2017, we employed 381 people worldwide. For our employees who were paid in currency other than U.S. dollars, these amounts were converted into U.S. dollars at the applicable exchange rate on December 31, 2017. We included all employees, whether full-time or part-time. We annualized the compensation for full-time and part-time employees that were not employed by us for all of 2017. We did not make cost-of-living adjustments or any other assumptions, adjustments or estimates. We believe that this measure of compensation is a consistently applied compensation measure that reasonably reflects the annual compensation of our employees as base salary, performance-based annual incentive bonus or spot bonus and long-term cash or equity-based incentive awards generally comprise nearly all of the annual compensation of our employees.

Furthermore, a majority of our employees receive annual long-term cash or equity-based incentive awards and participate in our bonus program, and the actual amount of the bonus paid is generally determined using a formula applied consistently to each employee’s target bonus amount.

The following table sets forth the ratio of Mr. O’Donnell’s annual total compensation as reported in the Summary Compensation Table to the annual total compensation of our median employee, calculated in accordance with the Summary Compensation Table rules, for fiscal year 2018:

Annual Total Compensation
Kevin J. O’Donnell President and Chief Executive Officer	10,819,363
Median Employee	198,365
Ratio	54.5:1

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EXECUTIVE COMPENSATION—CONTINUED

Equity Compensation Plan Information

The information set forth in the table below is as of December 31, 2018:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (1) (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders (2)	—	—	1,553,000
Equity compensation plans not approved by shareholders	—	—	—

Total	—	—	1,553,000
(1)

As of December 31, 2018, there were no outstanding options to purchase common shares. A total of 578,713 unvested restricted shares (including both time-vested restricted shares and performance shares) were excluded from column (a) as those shares are considered issued at the time of grant. Unvested restricted shares were also excluded from column (c) as they are no longer available for future issuance.

(2)	Plans previously approved by the shareholders include the 2001 Plan and the 2016 LTI Plan. The 2001 Plan expired in February 2016 and no further awards will be made under the 2001 Plan.

Potential Payments Upon Termination or Change in Control

Severance Payments and Benefits

Pursuant to their employment agreements in effect on December 31, 2018, our named executive officers would have been entitled to certain payments and benefits upon certain qualifying terminations of their employment relationships with us occurring on December 31, 2018. A named executive officer’s employment relationship may be terminated for any of the following reasons: (i) the executive’s death or disability, (ii) by us with or without cause (as defined in the applicable executive’s agreement), (iii) by the executive with or without good reason (as defined in the applicable executive’s agreement) and (iv) after expiration of the term of employment following notice of non-extension by us or by the executive. No benefits are payable upon a termination by us for cause.

Upon a named executive officer’s termination of employment with us occurring on December 31, 2018 (other than a termination by us for cause), and subject to the execution of a mutual general release of claims (if requested by us), the executive would have become entitled to a combination of the following benefits, as illustrated in the Components of Severance Benefits table below:

1.	an amount equal to a percent (the “Percent”) of salary, to be paid in installments over the 12-month period following the termination of employment;

2.

an amount equal to the Percent times the greater of (x) the target bonus and (y) the actual bonus for the year of termination, to be paid in substantially equal installments during the 12-month period following the termination of employment;

3.

subject to the executive’s compliance with non-competition and other post-termination obligations, a lump-sum payment equal to a percent (the “Lump Sum Percent”) of salary to be paid at the end of the 12-month period following the termination of employment;

4.

subject to the executive’s compliance with non-competition and other post-termination obligations, a lump-sum payment equal to the Lump Sum Percent times the greater of (x) the target bonus and (y) the actual bonus for the year of termination, to be paid at the end of the 12-month period following the termination of employment;

5.	a pro rata amount of the target bonus based on the number of days elapsed from the commencement of the year of termination through and including the date of termination;

6.	continuation of benefits during the 12-month period following the termination of employment; and

7.	vesting of certain equity awards granted under our stock incentive plans.

The Percent and Lump Sum Percent for Mr. O’Donnell are 150% and 50%, respectively, while the Percent and Lump Sum Percent for Messrs. Qutub, Curtis, Branagan and Weinstein are 75% and 25%, respectively. In the event that a qualifying termination (i.e., a termination by us without cause or a termination by the executive for good reason) occurs within 12 months following a change in control, the Percent and Lump Sum Percent are 150% and 50%, respectively, for each of the named executive officers.

For Messrs. O’Donnell, Branagan and Weinstein, a portion of the contractually provided severance benefits described above in clauses (1) (Percent of salary) and (3) (Lump Sum Percent of salary), which we view as consideration for the restrictive covenants contained in the employment agreements (referred to as “non-compete consideration”), was paid to each executive in the form of yearly pre-payments and a lump sum payment made on December 31, 2017, pursuant to the terms of their employment agreements.

Messrs. O’Donnell’s, Branagan’s and Weinstein’s employment agreements provide that all pre-payments received and the lump sum

48	Proxy Statement

EXECUTIVE COMPENSATION—CONTINUED

payment made on December 31, 2017 are subject to clawback and forfeiture in the event the executive ceases to comply with the terms and conditions of his employment agreement, including the non-competition and non-interference covenants described below, and also provide us with a right to set off against other amounts owing to them should they engage in certain activities that are detrimental to us after the payment of any pre-payments or the lump sum payment made on December 31, 2017.

Components of Severance Benefits

	By Us Without Cause	By Executive for Good Reason	Death (1)	Disability	By Executive Without Good Reason (2)	Our Non- Extension of Agreement	Executive’s Non- Extension of Agreement (2)
(i) Percent of Salary	x	x		x	x	x	x
(ii) Percent of Bonus	x	x				x
(iii) Lump Sum Percent of Salary	x	x		x	x	x	x
(iv) Lump Sum Percent of Bonus	x	x				x
(v) Pro rata Bonus	x	x	x	x		x
(vi) Continuation of Benefits	x	x		x	x	x	x
(vii) Vesting of Awards	x (3)	x (3)	x	x		x (3)
(1)

In addition to the benefits above and as noted in the Summary Compensation Table above, we pay premiums on behalf of our named executive officers with respect to life insurance coverage under our health and benefits plans. The death benefit equals four times the named executive officer’s annual salary up to a maximum of $2.0 million for Bermuda-based employees and ten times the named executive officer’s annual salary for U.K.-based employees.

(2)	With respect to Messrs. Qutub and Curtis, these benefits will be provided only to the extent we elect to extend the non-competition covenant for up to 12 months beyond the termination date.

(3)

Accelerated vesting applies to all time-vested awards. See “—Treatment of Equity Awards Upon a Termination of Employment or Change in Control” below for a discussion relating to the accelerated vesting of performance-based awards.

The estimated payments and benefits provided to each of our named executive officers upon each type of termination or upon a change in control are summarized in the “Estimated Payments and Benefits Upon Termination or Change in Control” table below as if the termination or change in control, as applicable, had occurred on December 31, 2018 using the closing price of our common shares of $133.70 on December 31, 2018. In addition, because the estimated payments are calculated by assuming a termination on December 31, 2018, the pro rata bonus amounts in the table reflect an accrual for a full calendar year. Actual amounts payable following a termination or change in control could differ significantly from the amounts shown and depending on the particular facts and circumstances.

Treatment of Equity Awards Upon a Termination of Employment or Change in Control

Pursuant to the named executive officers’ employment agreements, all time-vested equity awards would vest in full upon the executive’s death, a termination due to the executive’s disability, a voluntary termination by the executive for good reason, an involuntary termination of the executive without cause or a non-renewal of the agreement by us. As a result of the Company’s move from “single-trigger” to “double-trigger” vesting in our 2016 LTI Plan, awards granted under the 2016 LTI Plan that are assumed or substituted in connection with a change in control will only accelerate if a participant experiences a qualifying termination within two years following the change in control. In addition, performance shares granted under the 2016 LTI Plan pursuant to the new form of performance share award approved by the Compensation Committee on May 14, 2018 that are not assumed or substituted in connection with a change in control will accelerate as set forth in the table below. All options and restricted share awards granted pursuant to our 2001 Plan vest upon a change in control pursuant to the terms of such plan.

Proxy Statement 49

EXECUTIVE COMPENSATION—CONTINUED

The following table sets forth the treatment of our outstanding performance shares upon certain termination events and a change in control. Other than as set forth in the table, performance shares that remain unvested as of any termination of employment will be forfeited.

	Death; Disability; By Us Without Cause; By Executive for Good Reason; Retirement (1)	Change in Control
Shares as to which the Performance Period Has Ended
Performance Shares under 2001 Plan	Full vesting and waiver of remaining service condition	Full vesting and waiver of remaining service condition
Performance Shares under 2016 LTI Plan	Full vesting and waiver of remaining service condition	Remain outstanding until the completion of the remaining service period, subject to acceleration upon a qualifying termination within two years following the change in control
Shares Remaining Subject to Performance Vesting
Performance Shares under 2001 Plan	Remain outstanding until the completion of the performance period and vest based on the actual level of the attainment of the applicable performance goals

Immediate full vesting assuming target performance or, if greater, based on pro forma performance over the entire performance period extrapolated from the performance run rate through the end of the fiscal year preceding the change in control

Performance Shares under 2016 LTI Plan granted prior to May 14, 2018	Remain outstanding until the completion of the performance period, and vest based on the actual level of the attainment of the applicable performance goals

Remain outstanding until the completion of the performance and service periods, subject to acceleration upon a qualifying termination within two years following the change in control, and vest based on the actual level of the attainment of the applicable performance goals

Performance Shares under 2016 LTI Plan granted on May 14, 2018	Remain outstanding until the completion of the performance period, and vest based on the actual level of the attainment of the applicable performance goals

Performance shares that are assumed or substituted in connection with the change in control remain outstanding until the completion of the performance and service periods, subject to acceleration upon a qualifying termination within two years following the change in control, and vest based on the actual level of the attainment of the applicable performance goals. For performance shares that are not assumed or substituted in connection with the change in control: (i) shares for which the performance period has not yet commenced are subject to acceleration assuming achievement of the target level of the applicable performance goals, and (ii) shares with a performance period that includes the date of the change in control are subject to acceleration based on the total shareholder return achieved as of the date of the change in control.

(1)

A termination by the executive without “good reason” will qualify as a “retirement” if the executive’s employment is terminated by the executive following the later of the date on which (i) the sum of the executive’s age and years of service with the Company equals 65 and (ii) the executive has first completed five years of service with the Company.

Restrictive Covenants

Under the named executive officers’ employment agreements, during the term of employment and for the 12-month period following any termination of employment, each executive is subject to non-competition and non-interference covenants; provided that, for Messrs. Qutub and Curtis only, the non-competition covenant will extend beyond a termination without good reason or due to an employee non-renewal only to the extent that we elect to pay Messrs. Qutub and Curtis the Percent and Lump Sum Percent of salary (or prorated portion thereof for an extension for a period of less than 12 months). Generally, the non-competition covenant prevents the executive from engaging in activities competitive with our business or the business of our affiliates, and the non-interference covenant prevents the executive from soliciting or hiring our employees or those of our affiliates or service providers and from inducing any of our customers, suppliers, licensees or other business relations or those of our affiliates, to cease doing business with, or reduce the amount of business conducted with, us or our affiliates, or in any other manner interfering with our relationship with such parties. The named executive officers’ employment agreements also contain standard confidentiality and invention assignment provisions as well as indemnification protection generally to the fullest extent permitted by Bermuda law, except in certain limited circumstances.

50	Proxy Statement

EXECUTIVE COMPENSATION—CONTINUED

Estimated Payments and Benefits Upon Termination or Change in Control

The estimated payments and benefits that would be provided to our named executive officers in the circumstances described above in the event that such circumstances occurred on December 31, 2018 are set forth in the table below. Because the information in the table is as of December 31, 2018, it includes the accelerated vesting of certain awards that vested following year-end and prior to the date of this proxy statement.

Name	Benefit	Before Change in Control Termination without Cause or for Good Reason or Non-Extension by the Company ($)	After Change in Control Termination without Cause or for Good Reason or Non- Extension by the Company ($)	Non- Extension by Executive ($)	Executive Resignation without Good Reason ($)	Death ($)	Disability ($)	Change in Control without Termination (1) ($)
Kevin J. O’Donnell
	Salary (2)	1,200,000	1,200,000	—	—	—	1,200,000	—
	Bonus	11,137,500	11,137,500	2,475,000	—	2,475,000	2,475,000	—
	Accelerated Vesting of Awards (3)	9,890,367	9,890,367	—	—	9,890,367	9,890,367	2,508,346
	Life Insurance	—	—	—	—	2,000,000	—	—
	Continuation of Health Benefits	38,444	38,444	25,629	25,629	—	25,629	—

	Total:	22,266,311	22,266,311	2,500,629	25,629	14,365,367	13,590,996	2,508,346

Robert Qutub
	Salary (2)	635,000	1,270,000	635,000	635,000	—	635,000	—
	Bonus	2,182,813	3,571,875	793,750	—	793,750	793,750	—
	Accelerated Vesting of Awards (3)	2,348,215	2,348,215	—	—	2,348,215	2,348,215	—
	Life Insurance	—	—	—	—	710,000	—	—
	Continuation of Health Benefits	25,629	25,629	25,629	25,629	—	25,629	—

	Total:	5,191,657	7,215,719	1,454,379	660,629	3,851,965	3,802,594	—

Ross A. Curtis
	Salary (2)	675,000	1,350,000	675,000	675,000	—	675,000	—
	Bonus	2,320,313	3,796,875	843,750	—	843,750	843,750	—
	Accelerated Vesting of Awards (3)	3,825,373	3,825,373	—	—	3,825,373	3,825,373	1,044,331
	Life Insurance	—	—	—	—	2,000,000	—	—
	Continuation of Health Benefits	25,629	25,629	25,629	25,629	—	25,629	—

	Total:	6,846,315	8,997,877	1,544,379	700,629	6,669,123	5,369,752	1,044,331

Ian D. Branagan
	Salary (2)	63,800	638,000	63,800	63,800	—	63,800	—
	Bonus	1,973,813	3,229,875	717,750	—	717,750	717,750	—
	Accelerated Vesting of Awards (3)	3,261,348	3,261,348	—	—	3,261,348	3,261,348	872,393
	Life Insurance	—	—	—	—	5,742,000	—	—
	Continuation of Health Benefits	6,906	6,906	6,906	6,906	—	6,906	—

	Total:	5,305,867	7,136,129	788,456	70,706	9,721,098	4,049,805	872,393

Stephen H. Weinstein
	Salary (2)	24,000	549,000	24,000	24,000	—	24,000	—
	Bonus	1,804,688	2,953,125	656,250	—	656,250	656,250	—
	Accelerated Vesting of Awards (3)	3,303,968	3,303,968	—	—	3,303,968	3,303,968	880,147
	Life Insurance	—	—	—	—	1,640,000	—	—
	Continuation of Health Benefits	25,629	25,629	25,629	25,629	—	25,629	—

	Total:	5,158,285	6,831,722	705,879	49,629	5,600,218	4,009,847	880,147

(1)

Represents the value attributable to accelerated vesting of equity awards upon a change in control under the terms of our equity incentive plans and employment agreements, which would be realized by the executives regardless of whether they suffered a termination of employment in connection with such change in control. Other than the vesting of certain legacy equity awards granted under our 2001 Plan as quantified in the “Change in Control without Termination” column, none of our named executive officers are entitled to any additional compensation solely as a result of the occurrence of a change in control.

Proxy Statement 51

EXECUTIVE COMPENSATION—CONTINUED

(2)

Consistent with the termination provisions of the named executive officers’ employment agreements, amounts shown under “Salary” are based on multiples (as set forth in each of the named executive officers’ respective employment agreement) of the salaries in effect as of December 31, 2018, less the value of the non-compete consideration that was paid to Messrs. O’Donnell, Branagan and Weinstein on December 31, 2017 and certain yearly pre-payments that were paid to Messrs. O’Donnell, Branagan and Weinstein previously. Please see the narrative discussion above for details on the payments and benefits to which the named executive officer would be entitled upon a termination of employment. In addition, Mr. Branagan’s December 31, 2018 salary has been converted from pounds sterling into U.S. dollars at the prevalent exchange rate of 1.28 on that date.

(3)

Please see the narrative discussion above under “—Treatment of Equity Awards Upon a Termination of Employment or Change in Control” for more detail. The amount shown for Accelerated Vesting of Awards represents the sum of:

•	the value of restricted share awards that had not yet vested at December 31, 2018, based on the closing market price of $133.70 per common share value on December 31, 2018; and

•

the value of performance shares that had not yet vested at December 31, 2018, based on the target number of performance shares for performance periods beginning on or after January 1, 2019 and on the actual number of performance shares earned for performance periods ending on or before December 31, 2018 and the closing market price of $133.70 per common share on December 31, 2018.

52	Proxy Statement

PROPOSAL 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are submitting to our shareholders an advisory vote, commonly known as a “say on pay” proposal, to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K. This advisory vote gives shareholders a mechanism to convey their views about our compensation programs and policies. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The following resolution will be submitted for a shareholder vote at our Annual Meeting:

“RESOLVED, that the shareholders of the Company approve the compensation of the Company’s named executive officers, as disclosed in the proxy statement for the Company’s 2019 Annual General Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Recommendation and Vote

The Board urges you to review carefully the information under the heading “Executive Compensation” in this proxy statement and to vote, on an advisory basis, to approve the compensation of our named executive officers. Although your vote on executive compensation is not binding on the Board or the Company, the Board values the views of the Company’s shareholders. The Board and the Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

Approval of this proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting and entitled to vote thereon.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

Proxy Statement 53

SECURITY OWNERSHIP

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners

The following table sets forth information with respect to the beneficial ownership of our common shares as of March 13, 2019 for each person known by us to own beneficially 5% or more of our outstanding common shares.

Name and Address of Beneficial Owner	Number of Common Shares	Percentage of Class (1)
BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	4,898,599	11.6%

The Vanguard Group, LLC (3) 100 Vanguard Blvd. Malvern, PA 19355	4,228,123	10.0%

State Street Corporation (4) State Street Financial Center One Lincoln Street Boston, MA 02111	2,081,581	4.9%

FMR LLC (5) 245 Summer Street Boston, MA 02110	2,055,557	4.9%
(1)	The percentage of class shown is based on the common shares reported as beneficially owned on Schedule 13G or Schedule 13G/A and 42,247,927 common shares outstanding as of March 13, 2019.

(2)

According to a Statement on Schedule 13G/A filed on January 31, 2019 by BlackRock, BlackRock was the beneficial owner of 4,898,599 common shares as of December 31, 2018. BlackRock has the sole power to vote or to direct the voting of 4,597,951 common shares and sole power to dispose of or to direct the disposition of 4,898,599 common shares. On November 15, 2016, we granted BlackRock a limited waiver from the restrictions on the acquisition of share ownership set forth in our Bye-laws, up to a maximum amount of shares representing 15% of our shares outstanding. BlackRock has agreed that, in accordance with our Bye-laws, the voting rights attributable to shares owned or controlled by BlackRock will not exceed 9.9% of the voting rights attached to all of our issued and outstanding capital shares.

(3)

According to a Statement on Schedule 13G/A filed on February 11, 2019 by The Vanguard Group, LLC (“Vanguard”), Vanguard was the beneficial owner of 4,228,123 common shares as of December 31, 2018. Vanguard has the sole power to vote or to direct the voting of 28,074 common shares, shared power to vote or direct the vote of 19,494 common shares, sole power to dispose of or to direct the disposition of 4,181,920 common shares and shared power to dispose or direct the disposition of 46,203 common shares. On May 11, 2018, we granted Vanguard a limited waiver from the restrictions on the acquisition of share ownership set forth in our Bye-laws, up to a maximum amount of shares representing 15% of our shares outstanding. Vanguard has agreed that, in accordance with our Bye-laws, the voting rights attributable to shares owned or controlled by Vanguard will not exceed 9.9% of the voting rights attached to all of our issued and outstanding capital shares.

(4)

According to a Statement on Schedule 13G filed on February 13, 2019 by State Street Corporation (“State Street”), State Street was the beneficial owner of 2,081,581 common shares as of December 31, 2018. State Street has the sole power to vote or to direct the voting of 0 common shares, shared power to vote or direct the vote of 1,919,157 common shares, sole power to dispose of or to direct the disposition of 0 common shares and shared power to dispose or direct the disposition of 2,081,581 common shares.

(5)

According to a Statement on Schedule 13G/A filed on February 13, 2019 by FMR LLC, FMR LLC was the beneficial owner of 2,055,557 common shares as at December 31, 2018. Abigail P. Johnson (Director, Vice Chairman, Chief Executive Officer and President of FMR LLC) and FMR LLC each has the sole power to dispose of the 2,055,557 common shares owned by various Fidelity funds. FMR LLC reported sole voting power over 282,005 common shares. According to this Schedule 13G/A, members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither Abigail P. Johnson nor FMR LLC has the sole power to vote or direct the voting of the shares owned directly by the various Fidelity funds advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.

54	Proxy Statement

SECURITY OWNERSHIP—CONTINUED

Security Ownership of Management

The following table sets forth information with respect to the beneficial ownership of our common shares as of March 13, 2019 for each of our named executive officers, directors and director nominees and all of our executive officers and directors as a group. Unless otherwise noted below, each of these individuals had sole voting and dispositive power with respect to the common shares beneficially owned by him or her.

Name of Beneficial Owner	Number of Common Shares	Percentage of Class (1)
Kevin J. O’Donnell (2)	223,364	*

Robert Qutub (3)	35,997	*

Ross A. Curtis (4)	113,003	*

Ian D. Branagan (5)	58,617	*

Stephen H. Weinstein (6)	93,960	*

David C. Bushnell (7)	17,587	*

James L. Gibbons (7)	21,443	*

Brian G. J. Gray (8)	13,194	*

Jean D. Hamilton (7)	23,763	*

Duncan P. Hennes (7)	3,000	*

Henry Klehm III (7)	18,330	*

Valerie Rahmani (7)	3,000	*

Carol P. Sanders (7)	4,217	*

Anthony M. Santomero (7)	17,587	*

Cynthia Trudell (7)	—	*

Edward J. Zore (7)	8,640	*

All of our executive officers and directors (17 persons)	665,956	1.6%

*	Less than 1%

(1)	The percentage of class shown is based on 42,247,927 common shares outstanding as of March 13, 2019.

(2)

Includes (i) 41,339 time-vested restricted shares that have not yet vested, (ii) 15,401 performance shares for which the performance period has been completed but the shares remain unvested until the completion of the relevant service period and (iii) 71,561 performance shares, for which the performance period has not yet been completed, that are eligible to be earned if maximum performance is attained. Also includes 1,079 shares held by a limited partnership for the benefit of Mr. O’Donnell’s family.

(3)

Includes (i) 14,824 time-vested restricted shares that have not yet vested and (ii) 2,093 performance shares for which the performance period has been completed but the shares remain unvested until the completion of the relevant service period and (iii) 16,166 performance shares, for which the performance period has not yet been completed, that are eligible to be earned if maximum performance is attained.

(4)

Includes (i) 18,392 time-vested restricted shares that have not yet vested, (ii) 4,255 performance shares for which the performance period has been completed but the shares remain unvested until the completion of the relevant service period and (iii) 17,793 performance shares, for which the performance period has not yet been completed, that are eligible to be earned if maximum performance is attained.

(5)

Includes (i) 15,778 time-vested restricted shares that have not yet vested, (ii) 3,555 performance shares for which the performance period has been completed but the shares remain unvested until the completion of the relevant service period and (iii) 15,414 performance shares, for which the performance period has not yet been completed, that are eligible to be earned if maximum performance is attained. Also includes 4,000 common shares held by trusts for the benefit of Mr. Branagan’s minor children.

(6)

Includes (i) 15,236 time-vested restricted shares that have not yet vested, (ii) 3,815 performance shares for which the performance period has been completed but the shares remain unvested until the completion of the relevant service period and (iii) 14,412 performance shares, for which the performance period has not yet been completed, that are eligible to be earned if maximum performance is attained. Also includes 3,388 common shares held by trusts for the benefit of Mr. Weinstein’s minor children.

(7)

Includes the following number of restricted shares granted in payment of directors’ fees that have not yet vested: 2,002 restricted shares for Messrs. Bushnell, Gray, Klehm, Santomero and Zore and Messes. Hamilton and Sanders; 4,146 restricted shares for Mr. Gibbons; and 2,005 restricted shares for Mr. Hennes and Dr. Rahmani.

Proxy Statement 55

SECURITY OWNERSHIP—CONTINUED

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, our directors and executive officers and any persons holding more than 10% of our outstanding common shares are required to report their initial ownership of common shares and any subsequent changes in that ownership to the Commission. Specific filing dates for these reports have been established by the Commission, and we are required to disclose in this proxy statement any failure by such persons to file these reports in a timely manner during 2018. Based upon our review of copies of Forms 3, 4 and 5 furnished to us and the written representations we received from each of our directors and executive officers that no Forms 5 were required, we believe that all Section 16(a) reports were filed timely in 2018.

56	Proxy Statement

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information or report be incorporated by reference into any future filing by us under the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing our financial statements and for the public reporting process. Ernst & Young Ltd., our independent auditor for 2018, is responsible for expressing opinions on the conformity of our audited financial statements with generally accepted accounting principles in the United States and on the effectiveness of our internal control over financial reporting.

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young Ltd., our independent auditor, for the purpose of preparing or issuing an audit report. In fulfilling its oversight responsibilities, the Audit Committee reviewed (i) management’s assessment of the effectiveness of our internal control over financial reporting and Ernst & Young Ltd.’s evaluation of our internal control over financial reporting and (ii) the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with Ernst & Young Ltd. the matters that are required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, including its judgments as to the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments, all critical accounting policies and practices to be used, material alternative accounting treatments within generally accepted accounting principles discussed with management and other material written communications between Ernst & Young Ltd. and management. The Audit Committee has discussed with Ernst & Young Ltd. its independence from both management and the Company and has received the written disclosures and the letter from the independent auditor required by Public Company Accounting Oversight Board’s Rule 3526.

The Audit Committee discussed with Ernst & Young Ltd. the overall scope and plans for its audit. The Audit Committee met with the independent auditor, with and without management present, to discuss the results of their examination, their evaluations of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Commission. The Audit Committee, pursuant to its pre-approval policies and procedures, and the Board have also recommended, subject to shareholder approval, the selection of Ernst & Young Ltd. as RenaissanceRe’s independent auditor for the 2019 fiscal year.

David C. Bushnell, Chair

Valerie Rahmani

Carol P. Sanders

Proxy Statement 57

PROPOSAL 3: APPROVAL OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REFERRAL OF THE DETERMINATION OF THE AUDITOR’S REMUNERATION TO THE BOARD OF DIRECTORS

PROPOSAL 3: APPROVAL OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REFERRAL OF THE DETERMINATION OF THE AUDITOR’S REMUNERATION TO THE BOARD OF DIRECTORS

The Audit Committee evaluates the performance of our independent registered public accounting firm each year and determines whether to reengage them or consider other firms. In doing so, the Audit Committee considers the auditor’s service quality and efficiency, capability, technical expertise and knowledge of our operations and industry. In addition, the Audit Committee is involved in the selection of our independent registered public accounting firm’s lead engagement partner and ensures that the mandated rotation of the lead partner occurs routinely. Upon recommendation of the Audit Committee, the Board has appointed Ernst & Young Ltd. to serve as our independent registered public accounting firm for the 2019 fiscal year. We have engaged Ernst & Young Ltd. in this capacity continuously since 1993.

In accordance with Bermuda law, our shareholders have the authority to approve the appointment of our independent registered public accounting firm and a proposal will be submitted to the shareholders at the Annual Meeting for approval of the nomination of Ernst & Young Ltd. Shareholders at the Annual Meeting will also be asked to vote to refer the determination of the auditor’s remuneration to the Board. Ernst & Young Ltd. served as our independent auditor for the 2018 fiscal year.

A representative of Ernst & Young Ltd. is expected to attend the Annual Meeting. The representative will have an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions from shareholders.

Independent Registered Public Accounting Firm Fees

The following table summarizes the aggregate fees billed by Ernst & Young Ltd. during our 2018 and 2017 fiscal years.

Type of Fees	Fiscal 2018	Fiscal 2017
Audit Fees	$4,275,783	$4,219,516
Audit-Related Fees	$96,007	$98,721
Tax Fees	—	—
All Other Fees	—	—
Total	$4,371,790	$4,318,237

Audit Fees. Audit fees for 2018 and 2017 consist of fees for (a) the audit of our annual financial statements, (b) review of our quarterly financial statements, (c) statutory audits and (d) assistance with and review of documents filed with the SEC (including comfort letters and consents).

Audit-Related Fees. Audit-related fees for both 2018 and 2017 principally related to audits of our employee benefits plans.

Tax Fees. Ernst & Young Ltd. did not perform any tax-related services for us during our 2018 and 2017 fiscal years.

All Other Fees. Ernst & Young Ltd. did not perform any other services for us during our 2018 and 2017 fiscal years.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for managing our relationship with our independent auditor. The Audit Committee has the sole authority to appoint and engage our auditor, subject to approval and ratification by the shareholders. The Audit Committee regularly reviews the auditor’s work plan, bills, and work product.

The Audit Committee must pre-approve all audit services and permitted non-audit services performed for us by our auditor, subject to the de minimis exceptions for non-audit services described in

Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate the authority to grant pre-approvals of audit and permitted non-audit services to a subcommittee of its members, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting. All engagements of Ernst & Young Ltd. to provide audit and audit-related services to us during 2017 and 2018 were pre-approved by the Audit Committee.

Recommendation and Vote

Approval of our Independent Auditor Proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting and entitled to vote thereon.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LTD. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2019 FISCAL YEAR AND THE REFERRAL OF THE DETERMINATION OF THE AUDITOR’S REMUNERATION TO THE BOARD OF DIRECTORS.

58	Proxy Statement

ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

Other Action at the Annual Meeting

Our Annual Report to Shareholders for the year ended December 31, 2018, including financial statements for the year ended December 31, 2018, and the auditor’s report thereon, has been made available to all shareholders. The financial statements and auditor’s report will be formally presented at the Annual Meeting, but no shareholder action is required thereon.

As of the date of this proxy statement, we have no knowledge of any business, other than that which we have described herein, that will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that the persons named in the accompanying proxy will have authority to vote such proxy in accordance with their judgment on such business.

Shareholder Proposals for 2020 Annual General Meeting of Shareholders

In accordance with SEC Rule 14a-8, shareholder proposals intended for inclusion in our 2020 proxy statement and to be presented at the 2020 Annual General Meeting of Shareholders must be received in writing by us no later than December 4, 2019 and must comply with the requirements of the Commission and our Bye-laws. Such proposals should be directed to the attention of the Corporate Secretary, RenaissanceRe Holdings Ltd., P.O. Box HM 2527, Hamilton, HM GX, Bermuda. Shareholders who intend to nominate persons for election as directors at our annual general meetings of shareholders must comply with the advance notice procedures and other provisions set forth in our Bye-laws in order for such nominations to be properly brought before that annual general meeting of shareholders. These provisions require, among other things, that written notice from no fewer than 20 shareholders holding in the aggregate not less than 10% of the outstanding paid-up share capital of RenaissanceRe be received by the Corporate Secretary of RenaissanceRe not less than 60 days prior to the annual general meeting of shareholders.

If a shareholder intends to present a proposal at the 2020 Annual General Meeting of Shareholders without any discussion of the proposal in our proxy statement, and the shareholder does not notify us of such proposal on or before February 17, 2020 as required by SEC Rule 14a-4(c)(1), then proxies received by us for the 2020 Annual General Meeting of Shareholders will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of any such proposal is to be sent to the above address.

Householding of Annual Meeting Materials

The SEC has enacted a rule that allows multiple investors residing at the same address the convenience of receiving a single copy of annual reports, proxy statements, prospectuses and other disclosure documents if they consent to do so. This is known as “householding.” We will allow householding only upon certain conditions. Some of those conditions are:

•	You agree to, or do not object to, the householding of your materials; and

•	You have the same last name and exact address as another investor(s).

If these conditions are met, and SEC regulations allow, your household will receive a single copy of annual reports, proxy statements, prospectuses and other disclosure documents.

You may revoke a prior householding consent at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll-free at 1-866-540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will remove you from the householding program within 30 days of receipt of your response, following which you will receive an individual copy of our disclosure document. Shareholders sharing an address and wishing to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting Broadridge at the address set forth above if they are record holders.

Websites

We maintain a website at www.renre.com and the Foundation maintains a website at www.mitigationleadership.com. The information on these websites is not incorporated by reference in this proxy statement.

Proxy Statement 59

APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

We have included certain non-GAAP financial measures within the meaning of Regulation G in this proxy statement. We have provided these financial measurements in previous investor communications and our management believes that these measurements are important to investors and other interested persons and that investors and such other persons benefit from having a consistent basis for comparison between periods and for the comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP measures in assessing our overall financial performance.

We use “operating income (loss) available (attributable) to RenaissanceRe common shareholders” as a measure to evaluate the underlying fundamentals of our operations and believe it to be a useful measure of our corporate performance. “Operating income (loss) available (attributable) to RenaissanceRe common shareholders” as used herein differs from “net income (loss) available (attributable) to RenaissanceRe common shareholders,” which we believe is the most directly comparable GAAP measure, by the exclusion of net realized and unrealized gains and losses on investments, and the associated income tax expense or benefit, and the exclusion of the write-down of a portion of the Company’s deferred tax asset as a result of the reduction in the U.S. corporate tax rate from 35% to 21% effective January 1, 2018 pursuant to the Tax Cuts and Jobs Act of 2017 (the “Tax Bill”), which was enacted on December 21, 2017. Our management believes that “operating income (loss) available (attributable) to RenaissanceRe common shareholders” is useful to investors because it more accurately measures and predicts the Company’s results of operations by removing the variability arising from fluctuations in the Company’s fixed maturity investment portfolio, equity investments trading and investments-related derivatives, the associated income tax expense or benefit of those fluctuations, and the non-recurring impact of the write-down of a portion of the Company’s deferred tax assets as a result of the Tax Bill. We also use “operating income (loss) available (attributable) to RenaissanceRe common shareholders” to calculate “operating income (loss) available (attributable) to RenaissanceRe common shareholders per common share—diluted” and “operating return on average common equity.”

The following is a reconciliation of: (1) net income (loss) available (attributable) to RenaissanceRe common shareholders to operating income (loss) available (attributable) to RenaissanceRe common shareholders; (2) net income (loss) available (attributable) to RenaissanceRe common shareholders per common share—diluted to operating income (loss) available (attributable) to RenaissanceRe common shareholders per common share—diluted; and (3) return on average common equity to operating return on average common equity:

	Year Ended December 31,
(in thousands of U.S. dollars, except per share amounts and percentages)	2018	2017
Net income (loss) available (attributable) to RenaissanceRe common shareholders	$197,276	$(244,770)
Adjustment for net realized and unrealized losses (gains) on investments	175,069	(135,822)
Adjustment for deferred tax asset write-down (1)	—	36,705
Adjustment for income tax (benefit) expense (2)	(5,750)	11,587

Operating income (loss) available (attributable) to RenaissanceRe common shareholders	$366,595	$(332,300)

Net income (loss) available (attributable) to RenaissanceRe common shareholders per common share—diluted	$4.91	$(6.15)
Adjustment for net realized and unrealized (losses) gains on investments	4.40	(3.41)
Adjustment for deferred tax asset write-down (1)	—	0.92
Adjustment for income tax (benefit) expense (2)	(0.14)	0.29

Operating income (loss) available (attributable) to RenaissanceRe common shareholders per common share—diluted	$9.17	$(8.35)

Return on average common equity	4.7%	(5.7)%
Adjustment for net realized and unrealized gains on investments	4.2%	(3.2)%
Adjustment for deferred tax asset write-down (1)	—%	0.9%
Adjustment for income tax (benefit) expense (2)	(0.1)%	0.3%

Operating return on average common equity	8.8%	(7.7)%

(1)

Adjustment for deferred tax asset write-down represents the write-down of a portion of the Company’s deferred tax asset as a result of the reduction in the U.S. corporate tax rate from 35% to 21% effective January 1, 2018 pursuant to the Tax Bill, which was enacted on December 22, 2017.

(2)

Adjustment for income tax (benefit) expense represents the income tax (benefit) expense associated with the adjustment for net realized and unrealized losses (gains) on investments. The income tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors.

Proxy Statement A-1

APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES—CONTINUED

We have also included “tangible book value per common share” and “tangible book value per common share plus accumulated dividends” in this proxy statement. “Tangible book value per common share” is defined as book value per common share excluding goodwill and intangible assets per common share. “Tangible book value per common share plus accumulated dividends” is defined as book value per common share excluding goodwill and intangible assets per common share, plus accumulated dividends. We believe book value per common share to be the most directly comparable GAAP measure to “tangible book value per common share” and “tangible book value per common share plus accumulated dividends,” respectively.

Our management believes “tangible book value per common share” and “tangible book value per common share plus accumulated dividends” are useful to investors because they provide a more accurate measure of the realizable value of shareholder returns, excluding the impact of goodwill and intangible assets. The following is a reconciliation of book value per common share to tangible book value per common share and tangible book value per common share plus accumulated dividends:

	Year Ended December 31,
	2018	2017
Book value per common share	$104.13	$99.72
Adjustment for goodwill and other intangibles (1)	(6.28)	(6.49)

Tangible book value per common share	97.85	93.23
Adjustment for accumulated dividends	19.32	18.00

Tangible book value per common share plus accumulated dividends	$117.17	$111.23

Annual change in book value per common share	4.4%	(8.0)%
Annual change in tangible book value per common share plus change in accumulated dividends	6.4%	(7.2)%

(1)

At December 31, 2018 and 2017, goodwill and other intangibles included $27.7 million and $16.7 million, respectively, of goodwill and other intangibles included in investments in other ventures, under equity method.

A-2	Proxy Statement

RENAISSANCERE HOLDINGS LTD. 12 CROW LANE PEMBROKE HM19, BERMUDA

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Tuesday, May 14, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Tuesday, May 14, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E68011-P20415            KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

RENAISSANCERE HOLDINGS LTD.
The Board of Directors recommends you vote FOR each of the following nominees:
1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a.	Henry Klehm III	☐	☐	☐
	1b.	Valerie Rahmani	☐	☐	☐
	1c.	Carol P. Sanders	☐	☐	☐
	1d.	Cynthia Trudell	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2.	To approve, by a non-binding advisory vote, the compensation of the named executive officers of RenaissanceRe Holdings Ltd. as disclosed in the proxy statement.					☐	☐	☐
3.

To approve the appointment of Ernst & Young Ltd. as the independent registered public accounting firm of RenaissanceRe Holdings Ltd. for the 2019 fiscal year and to refer the determination of the auditor’s remuneration to the Board of Directors.

						☐	☐	☐
NOTE: PLEASE VOTE, DATE AND SIGN THIS PROXY BELOW AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign your name or names exactly as it appears on the share certificate(s). When signing as attorney, executor, administrator, trustee, guardian or corporate executor, please give your full title as such. For joint accounts, all co-owners should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

E68012-P20415

RENAISSANCERE HOLDINGS LTD.

This Proxy is solicited on behalf of

RenaissanceRe Holdings Ltd. in connection with its

Annual General Meeting of Shareholders to be held on May 15, 2019

The undersigned shareholder of RenaissanceRe Holdings Ltd. (the “Company”) hereby appoints Robert Qutub, James C. Fraser, Stephen H. Weinstein and Molly E. Gardner, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes them to represent and vote as designated in this Proxy, all of the common shares, $1.00 par value per share (the “Common Shares”), of the Company held of record by the undersigned shareholder on March 13, 2019 at the Annual General Meeting of Shareholders of the Company to be held on May 15, 2019, and at any adjournment or postponement thereof (the “Annual Meeting”), with all powers which the undersigned would possess if personally present, with respect to the matters listed on this Proxy. In their discretion, the proxies, and each of them, are authorized to vote such Common Shares upon such other business as may properly come before the Annual Meeting.

THE SUBMISSION OF THIS PROXY, IF PROPERLY EXECUTED, REVOKES ALL PRIOR PROXIES.

IF THIS PROXY IS EXECUTED AND RETURNED BUT NO INDICATION IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A VOTE IN FAVOR OF EACH OF THE PROPOSALS SET FORTH ON THIS PROXY.

Continued and to be marked, dated and signed on the other side